Exhibit 10.1

CREDIT AGREEMENT

among

STONEMOR OPERATING LLC, as Borrower,

VARIOUS ADDITIONAL BORROWERS,

STONEMOR GP LLC, as Guarantor,

STONEMOR PARTNERS L.P., as Guarantor,

VARIOUS LENDING INSTITUTIONS,

and

FLEET NATIONAL BANK

as Administrative Agent, Swingline Lender and Letter of Credit Issuer

Dated September 20, 2004

BANC OF AMERICA SECURITIES LLC,

as Sole Lead Arranger and Sole Book Manager

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6.15. PAYMENT OF EXISTING INDEBTEDNESS AGREEMENTS	62
6.16. PAYMENT OF FEES	62

SECTION 7. CONDITIONS PRECEDENT TO ALL CREDIT EVENTS	62

7.1. NO DEFAULT; REPRESENTATIONS AND WARRANTIES	62
7.2. NOTICE OF BORROWING; LETTER OF CREDIT REQUEST	63

SECTION 8. REPRESENTATIONS AND WARRANTIES	63

8.1. COMPANY STATUS	63
8.2. COMPANY POWER AND AUTHORITY	63
8.3. NO VIOLATION	64
8.4. LITIGATION	64
8.5. USE OF PROCEEDS; MARGIN REGULATIONS	65
8.6. GOVERNMENTAL APPROVALS	65
8.7. INVESTMENT COMPANY ACT	65
8.8. PUBLIC UTILITY HOLDING COMPANY ACT	65
8.9. TRUE AND COMPLETE DISCLOSURE	65
8.10. FINANCIAL CONDITION; FINANCIAL STATEMENTS	66
8.11. SECURITY INTERESTS	67
8.12. COMPLIANCE WITH ERISA	67
8.13. CAPITALIZATION	69
8.14. SUBSIDIARIES	69
8.15. INTELLECTUAL PROPERTY, ETC.	69
8.16. COMPLIANCE WITH STATUTES; AGREEMENTS, ETC.	70
8.17. ENVIRONMENTAL MATTERS	70
8.18. PROPERTIES	71
8.19. LABOR RELATIONS	71
8.20. TAX RETURNS AND PAYMENTS	71
8.21. EXISTING INDEBTEDNESS	72
8.22. INSURANCE	72
8.23. TRANSACTION	72
8.24. TAX SHELTER REGULATIONS	72
8.25. COMMON ENTERPRISE	72
8.26. COMPLIANCE WITH CEMETERY LAWS	73
8.27. FOREIGN ASSETS CONTROL REGULATIONS, ETC.	73

SECTION 9. AFFIRMATIVE COVENANTS	74

9.1. INFORMATION COVENANTS	74
9.2. BOOKS, RECORDS AND INSPECTIONS	77
9.3. INSURANCE	77
9.4. PAYMENT OF TAXES	78
9.5. CORPORATE FRANCHISES	78
9.6. COMPLIANCE WITH STATUTES; ETC.	79
9.7. COMPLIANCE WITH ENVIRONMENTAL LAWS	79
9.8. ERISA	80
9.9. GOOD REPAIR	81
9.10. END OF FISCAL YEARS; FISCAL QUARTERS	81
9.11. ADDITIONAL SECURITY; FURTHER ASSURANCES	81
9.12. USE OF PROCEEDS	83
9.13. OWNERSHIP OF SUBSIDIARIES	83
9.14. PERMITTED ACQUISITIONS	83
9.15. MAINTENANCE OF COMPANY SEPARATENESS	84
9.16. CLEAN DOWN	85
9.17. PERFORMANCE OF OBLIGATIONS	85
9.18. MARGIN REGULATIONS	85
9.19. MAINTENANCE OF TRUST FUNDS AND TRUST ACCOUNTS	85

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9.20. AMENDMENT TO NOTE PURCHASE DOCUMENT COVENANTS	85

SECTION 10. NEGATIVE COVENANTS	86

10.1. CHANGES IN BUSINESS; ETC.	86
10.2. CONSOLIDATION; MERGER; SALE OR PURCHASE OF ASSETS; ETC.	86
10.3. LIENS	88
10.4. INDEBTEDNESS	90
10.5. ADVANCES; INVESTMENTS; LOANS	91
10.6. LIMITATION ON DIVIDENDS AND REDEMPTIONS	92
10.7. TRANSACTIONS WITH AFFILIATES	93
10.8. CONSOLIDATED INTEREST COVERAGE RATIO	93
10.9. LEVERAGE RATIO	94
10.10. MINIMUM EBITDA	94
10.11. TRUST FUNDS	94
10.12. LIMITATION ON VOLUNTARY PAYMENTS AND MODIFICATIONS OF INDEBTEDNESS; MODIFICATIONS OF ORGANIZATION DOCUMENTS	94
10.13. LIMITATION ON ISSUANCE OF EQUITY INTERESTS	95
10.14. LIMITATION ON CERTAIN RESTRICTIONS ON SUBSIDIARIES	95
10.15. LIMITATION ON THE CREATION OF SUBSIDIARIES AND JOINT VENTURES	95
10.16. LIMITATION ON FEES FOR INTELLECTUAL PROPERTY, ETC.	96

SECTION 11. EVENTS OF DEFAULT	96

11.1. PAYMENTS	96
11.2. REPRESENTATIONS, ETC.	96
11.3. COVENANTS	96
11.4. DEFAULT UNDER OTHER AGREEMENTS	96
11.5. BANKRUPTCY, ETC.	97
11.6. ERISA	97
11.7. SECURITY DOCUMENTS	98
11.8. GUARANTY	98
11.9. JUDGMENTS	98
11.10. OWNERSHIP	99
11.11. INTERCREDITOR AGREEMENT	99

SECTION 12. THE AGENTS	99

12.1. DELEGATION OF DUTIES	100
12.2. LIABILITY OF AGENTS	100
12.3. RELIANCE BY ADMINISTRATIVE AGENT	100
12.4. NOTICE OF DEFAULT	101
12.5. CREDIT DECISION; DISCLOSURE OF INFORMATION BY THE AGENTS	101
12.6. INDEMNIFICATION	102
12.7. AGENTS IN THEIR INDIVIDUAL CAPACITIES	102
12.8. SUCCESSOR AGENTS	103
12.9. ADMINISTRATIVE AGENT MAY FILE PROOFS OF CLAIM	103
12.10. COLLATERAL AND GUARANTY MATTERS	104
12.11. OTHER AGENTS; ARRANGERS AND MANAGERS	105

SECTION 13. MISCELLANEOUS	105

13.1. AMENDMENT OR WAIVER	105
13.2. NOTICES AND OTHER COMMUNICATIONS; FACSIMILE COPIES	106
13.3. NO WAIVER; CUMULATIVE REMEDIES	107
13.4. ATTORNEY COSTS, EXPENSES AND TAXES	107
13.5. INDEMNIFICATION BY THE BORROWERS	108
13.6. PAYMENTS SET ASIDE	109
13.7. SUCCESSORS AND ASSIGNS	109
13.8. CONFIDENTIALITY	113

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13.9. SET-OFF	114
13.10. INTEREST RATE LIMITATION	114
13.11. COUNTERPARTS	115
13.12. INTEGRATION	115
13.13. SURVIVAL	115
13.14. SEVERABILITY	115
13.15. GOVERNING LAW	115
13.16. WAIVER OF RIGHT TO TRIAL BY JURY	116
13.17. USA PATRIOT ACT NOTICE	116
13.18. LIMITATION ON ADDITIONAL AMOUNTS; CASH COLLATERAL, ETC.	116
13.19. PAYMENTS PRO RATA; SHARING OF PAYMENTS	117
13.20. CALCULATIONS; COMPUTATIONS	118
13.21. EFFECTIVENESS	118
13.22. HEADINGS DESCRIPTIVE	118
13.23. DOMICILE OF LOANS AND COMMITMENTS	118

SECTION 14. THE CREDIT PARTY GUARANTY	118

14.1. THE CREDIT PARTY GUARANTY	118
14.2. BANKRUPTCY	119
14.3. NATURE OF LIABILITY	119
14.4. INDEPENDENT OBLIGATION	120
14.5. AUTHORIZATION	120
14.6. RELIANCE	121
14.7. SUBORDINATION	121
14.8. WAIVER	121
14.9. ACKNOWLEDGEMENT OF JOINT AND SEVERAL LIABILITY	123

SCHEDULE I	List of Lenders and Commitments
SCHEDULE II	Administrative Agent Addresses
SCHEDULE III	Real Properties
SCHEDULE IV	Existing Indebtedness
SCHEDULE V	Pension Plans
SCHEDULE VI	Existing Investments
SCHEDULE VII	Subsidiaries
SCHEDULE VIII	Insurance
SCHEDULE IX	Existing Liens
SCHEDULE X	Capitalization
SCHEDULE XI	Litigation
SCHEDULE XII	Appraised Properties

EXHIBIT A	-	Form of Notice of Borrowing
EXHIBIT B-1	-	Form of Acquisition Note
EXHIBIT B-2	-	Form of Revolving Note
EXHIBIT B-3	-	Form of Swingline Note
EXHIBIT C	-	Form of Letter of Credit Request
EXHIBIT D	-	Form of Section 5.4(b)(ii) Certificate
EXHIBIT E	-	Form of Borrowing Base Certificate
EXHIBIT F	-	Form of Compliance Certificate
EXHIBIT G	-	Form of Pledge Agreement
EXHIBIT H	-	Form of Security Agreement

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EXHIBIT I	-	Form of Solvency Certificate
EXHIBIT J	-	Form of Assignment and Assumption Agreement
EXHIBIT K	-	Form of Intercreditor Agreement
EXHIBIT L	-	Seller Subordination Provisions

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CREDIT AGREEMENT, dated September 20, 2004, among StoneMor GP LLC, a Delaware limited liability company (the “General Partner”), StoneMor Partners L.P., a Delaware limited partnership (the “Partnership”), StoneMor Operating LLC, a Delaware limited liability company (the “Operating Company”), the Subsidiaries of the Operating Company set forth on Schedule VII hereto (together with the Operating Company, each individually a “Borrower” and collectively, the “Borrowers”), the Lenders from time to time party hereto, and Fleet National Bank, a Bank of America company, a national banking association, as Administrative Agent for the benefit of the Lenders (in such capacity, the “Administrative Agent”). Unless otherwise defined herein, all capitalized terms used herein and defined in Section 1 are used herein as so defined.

BACKGROUND

A. Subject to and upon the terms and conditions herein set forth, the Lenders are willing to make available to the Borrowers the credit facilities provided for herein;

NOW, THEREFORE, IT IS AGREED:

SECTION 1. Definitions.

As used herein, the following terms have the meanings herein specified unless the context otherwise requires. Defined terms in this Agreement shall include in the singular number the plural and in the plural number the singular.

“Accommodation Payment” has the meaning provided in Section 14.9(c).

“Account Receivable” means an “account”, “tangible chattel paper” or “note”, as defined in the UCC, in favor of a Borrower.

“Act” has the meaning provided in Section 13.17.

“Acquired Person” has the meaning provided in the definition of Permitted Acquisition.

“Acquisition Lender” means, at any time, each Lender with an Acquisition Loan Commitment or with outstanding Acquisition Loans.

“Acquisition Loan Commitment” means, with respect to each Lender, the amount set forth opposite such Lender’s name in Schedule I directly below the column entitled “Acquisition Loan Commitment” as the same may be partially reduced or terminated pursuant to Sections 4.2, 4.3 and/or 11.

“Acquisition Loan Maturity Date” means September 20, 2008.

“Acquisition Loans” has the meaning provided in Section 2.1(a).

“Acquisition Note” has the meaning provided in Section 2.5(a).

“Additional Security Documents” has the meaning provided in Section 9.11.

“Administrative Agent” has the meaning provided in the first paragraph of this Agreement and shall include any successor to the Administrative Agent appointed pursuant to Section 12.9.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling (including but not limited to all directors and officers of such Person), controlled by, or under direct or indirect common control with such Person; provided, however, that for purposes of Section 10.7, an Affiliate of any Credit Party shall include any Person that directly or indirectly owns more than 10% of the partnership interests or membership interests in the Partnership or General Partner, any Senior Manager, or any director or manager of any Credit Party.

“Agent-Related Persons” means the Administrative Agent and the Collateral Agent, together with their respective Affiliates (including, in the case of Fleet, Banc of America Securities LLC, in its capacity as sole lead arranger and sole book manager), and the officers, directors, employees, agents and attorneys-in-fact of such Persons and Affiliates.

“Aggregate Consideration” means, with respect to any Permitted Acquisition, the sum (without duplication) of (i) the fair market value of the Partnership Common Units (based on the average closing trading price of the Partnership Common Units for the 20 trading days immediately prior to the date of such Permitted Acquisition on the stock exchange on which the Partnership Common Units are listed or, if the Partnership Common Units are not so listed, the good faith determination of the senior management of the General Partner) issued (or to be issued) as consideration in connection with such Permitted Acquisition, (ii) the aggregate amount of all cash paid (or to be paid) by the Partnership or any of its Subsidiaries as consideration in connection with such Permitted Acquisition (including, without limitation, payment, as consideration, of fees and costs and expenses in connection therewith) and the contingent cash purchase price or other earnout obligations of the Partnership and its Subsidiaries incurred in connection therewith (as determined in good faith by the senior management of the General Partner), (iii) the aggregate principal amount of all Indebtedness assumed, incurred and/or issued in connection with such Permitted Acquisition to the extent permitted by Section 10.4, (iv) the fair market value (as determined in good faith by the senior management of the General Partner) of any Preferred Equity issued in connection with such Permitted Acquisition and (v) the fair market value (determined in good faith by senior management of the General Partner) of all other consideration payable in connection with such Permitted Acquisition.

“Agreement” means this Credit Agreement, as the same may be from time to time modified, amended, restated and/or supplemented.

“Applicable Margin” means, subject to adjustment pursuant to the following provisions of this definition, a percentage per annum equal to the related Level III margin, provided that, commencing with the certificate delivered in accordance with the Section 9.1(e) for the fiscal quarter of the Partnership ended March 31, 2005, from and after each day of delivery (each, a “Start Date”) of the most recent certificate delivered in accordance with the Section 9.1(e) (each an “Officer’s Certificate”), to and including the applicable End Date described below, the Applicable Margin for any Tranche (and Type) of Loans shall be as set forth below opposite the Leverage Ratio indicated in such Officer’s Certificate (subject to Permitted Acquisition adjustments described below):

	Leverage Ratio	Revolving and Acquisition Loan Eurodollar Margin and Letter of Credit Fee	Revolving and Acquisition Loan (and Swingline Loan) Base Rate Margin	Unused Commitment Fee
Level I	Less than or equal to 1.50 to 1.0	2.50%	0.00%	0.375%
Level II	Greater than 1.50 to 1.0 but less than or equal to 2.50 to 1.0	3.00%	0.50%	0.50%
Level III	Greater than 2.50 to 1.0	3.50%	1.00%	0.50%

The Leverage Ratio shall be determined based on the most recent Officer’s Certificate delivered pursuant to Section 9.1(e); provided that, at the time of the consummation of any Permitted Acquisition, an Authorized Officer of the General Partner shall deliver to the Administrative Agent a certificate setting forth the calculation of the Leverage Ratio on a Pro Forma Basis (solely to give effect to all Permitted Acquisitions, if any, consummated on or prior to the date of the delivery of such certificate and any Indebtedness incurred or assumed in connection therewith) as of the last day of the last Calculation Period ended prior to the date on which such Permitted Acquisition is consummated for which financial statements have been made available (or were required to be made available) pursuant to Section 9.1(a) or (b), as the case may be, and the date of such consummation shall be deemed to be a Start Date and the Applicable Margins for the relevant Tranche and Type of Loan which shall be thereafter applicable (until same are changed or cease to apply in accordance with the following sentences) shall be based upon the Leverage Ratio as so calculated. The Applicable Margins so determined for such Tranche and Type of Loan shall apply from the relevant Start Date to the earliest of (x) the date on which the next certificate is delivered to the Administrative Agent, (y) the date on which the next Permitted Acquisition is consummated or (z) the date which is 45 days following the last day of the Test Period in which the previous Start Date occurred (such earliest date, the “End Date”), at which time, if no certificate has been delivered to the Administrative Agent indicating an entitlement to new (or a continuing entitlement to previously effective) Applicable Margins for such Tranche and Type of Loan (and thus commencing a new Start Date), the Applicable Margins for such Tranche and Type of Loan shall be those set forth at Level III.

“Approved Fund” has the meaning provided in Section 13.7(g).

“Approved Installment Agreement” means a pre-need installment agreement, in a form currently approved for use by all applicable governmental authorities (as such form may be modified from time to time in a manner reasonably acceptable to the Administrative Agent), and complying with all applicable laws, between a Borrower and an individual pursuant to which such Borrower has agreed to provide for and sell to such individual cemetery services and/or Cemetery Property.

“Asset Sale” means any sale, transfer or other disposition by any Credit Party to any Person other than another Credit Party of any asset (including, without limitation, any capital stock or other Equity Interests of another Person, but excluding the sale by such Person of its own Equity Interests) of such Credit Party other than sales, transfers or other dispositions of (a) inventory, worn or obsolete equipment, and Cemetery Property made in the ordinary course of business, (b) real property made in the ordinary course of business, while no Default or Event of Default exists, to the extent the aggregate value of such real property disposed of in any fiscal year is not in excess of $3,000,000, and (c) Equity Interests in the Partnership made by the General Partner as required by the terms of the Partnership Agreement.

“Assignment and Assumption Agreement” means an Assignment and Assumption Agreement substantially in the form of Exhibit J (appropriately completed).

“Attributable Indebtedness” in respect of any Synthetic Lease Obligation, means, on any date, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a Capital Lease.

“Authorized Officer” means, with respect to (i) delivering financial information and officer’s certificates pursuant to this Agreement, the chief financial officer, the chief executive officer, the chief operating officer, the corporate controller, any treasurer or other financial officer of the General Partner and (ii) any other matter in connection with this Agreement or any other Credit Document, any officer (or a person or persons so designated by such officer) of the General Partner or the Operating Company, as the case may be, in each case to the extent reasonably acceptable to the Administrative Agent.

“Bankruptcy Code” has the meaning provided in Section 11.5.

“Base Rate” means for any day a fluctuating rate per annum equal to the higher of (a) the Federal Funds Rate plus 1/2 of 1% and (b) the rate of interest in effect for such day as publicly announced from time to time by Fleet as its “prime rate.” The “prime rate” is a rate set by Fleet based upon various factors including Fleet’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some credits, which may be priced at, above, or below such announced rate. Any change in such rate announced by Fleet shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Loan” means each Loan bearing interest at the rates provided in Section 2.8(a) (subject to any increases pursuant to Section 2.8(c)).

“Borrower” and “Borrowers” has the meaning provided in the first paragraph of this Agreement.

“Borrowing” means and include (i) the borrowing of Swingline Loans from Fleet on a given date and (ii) the borrowing of one Type of Loan pursuant to a single Tranche by the Borrowers from all of the Lenders having Commitments (and/or outstanding Loans) with respect to such Tranche on a pro rata basis on a given date (or resulting from conversions on a given date), having in the case of Eurodollar Loans the same Interest Period; provided that Base Rate Loans incurred pursuant to Section 2.10(b) shall be considered part of any related Borrowing of Eurodollar Loans.

“Borrowing Base” means, at any time, an amount equal to the sum of eighty percent (80%) of aggregate Eligible Accounts Receivables; provided however that, the Administrative Agent may, in its reasonable discretion, adjust the advance rate set forth above, set up reserves or change the definition of Eligible Accounts Receivable from time to time as the Administrative Agent determines is necessary based on the audits conducted by the Administrative Agent or other information made available to the Administrative Agent.

“Borrowing Base Certificate” means a full and complete certificate in the form attached hereto as Exhibit E, certified as true, correct and complete by an Authorized Officer.

“Business Day” means (i) for all purposes other than as covered by clause (ii) below, any day excluding Saturday, Sunday and any day which shall be in Philadelphia, Pennsylvania, a legal holiday or a day on which banking institutions are authorized by law or other governmental actions to close and (ii) with respect to all notices and determinations in connection with, and payments of principal and interest on, Eurodollar Loans, any day which is a Business Day described in clause (i) and which is also a day for trading by and between banks in U.S. dollar deposits in the interbank Eurodollar market.

“Calculation Period” has the meaning provided in Section 9.14.

“Capital Expenditures” means, with respect to any Person, for any period, all expenditures by such Person which should be capitalized in accordance with GAAP during such period and are, or are required to be, included in property, plant or equipment reflected on the consolidated balance sheet of such Person (including, without limitation, expenditures for maintenance and repairs which should be so capitalized in accordance with GAAP) and, without duplication, the amount of all Capitalized Lease Obligations incurred by such Person during such period.

“Capital Lease,” as applied to any Person, means any lease of any property (whether real, personal or mixed) by that Person as lessee which, in conformity with GAAP, is accounted for as a capital lease on the balance sheet of that Person.

“Capitalized Lease Obligations” means all obligations under Capital Leases of the Partnership or any of its Subsidiaries, in each case taken at the amount thereof accounted for as liabilities in accordance with GAAP.

“Cash Equivalents” means: (i) marketable securities issued or directly and unconditionally guaranteed by the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition thereof; (ii) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state of any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having the highest rating obtainable from S&P or Moody’s; (iii) commercial paper maturing no more than one year from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody’s; (iv) certificates of deposit or bankers’ acceptances maturing within one year from the date of acquisition thereof and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody’s, issued by any Lender or any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia having unimpaired capital and surplus of not less than $250,000,000 (each Lender and each such commercial bank being herein called a “Cash Equivalent Bank”); and (v) Eurodollar time deposits having a maturity of less than one year purchased directly from any Cash Equivalent Bank (provided such deposit is with such Cash Equivalent Bank or any other Cash Equivalent Bank).

“Cemetery Management Agreement” an agreement pursuant to which any Borrower agrees to manage the operations of any Person in the business of providing cemetery services and/or Cemetery Property.

“Cemetery Property” means, at any time as to any Borrower, such Borrower’s interest in its real or personal property of the type sold or transferred pursuant to Approved Installment Agreements which property (a) has not, at such time, been sold or transferred to, and (b) is not under contract to be sold or transferred to, any other Person.

“Certificate of Indebtedness” means an agreement delivered to a Borrower from a non-profit cemetery which evidences an enforceable obligation to pay money together with a right to vote in connection with all shareholder decisions.

“Change of Control” means, with respect to any Person, an event or series of events by which:

(a) any two of the individuals acting as chairman, chief executive officer or chief financial officer of the Partnership on the date hereof shall cease to hold such positions (unless replaced by individuals reasonably satisfactory to the Required Lenders within 90 days after any such individual ceases to hold such position);

(b) any Person or group of Person, which do not, on the Effective Date, hold Equity Interests in the Partnership or the General Partner, thereafter obtain beneficial ownership or voting control of twenty percent (20%) or more of the Equity Interests in the Partnership or the General Partner;

(c) the General Partner ceases to act as the sole general partner of the Partnership;

(d) the Partnership ceases to own 100% of the Equity Interests in the Operating Company; or

(e) except as otherwise expressly permitted by this Agreement, the Operating Company ceases to own, directly or indirectly, 100% of the Equity Interest in each of the other Borrowers.

“Change in Law” has the meaning provided in Section 11.6.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder. Section references to the Code are to the Code, as in effect at the date of this Agreement and any subsequent provisions of the Code, amendatory thereof, supplemental thereto or substituted therefor.

“Collateral” means all of the Collateral as defined in each of the Security Documents.

“Collateral Agent” means Fleet, acting as collateral agent for the Secured Creditors.

“Collective Bargaining Agreements” has the meaning provided in Section 6.12.

“Commitment” means any of the commitments of any Lender, i.e., whether the Acquisition Loan Commitment or the Revolving Loan Commitment.

“Company” means any corporation, limited liability company, partnership or other business entity (or the adjectival form thereof, where appropriate).

“Consolidated EBITDA” means, for any period, the Consolidated Net Income of the Partnership and its Subsidiaries, plus, in each case to the extent actually deducted in determining Consolidated Net Income for such period, without duplication, (i) consolidated interest expense of the Partnership and its Subsidiaries, (ii) provision for income taxes, (iii) depreciation and amortization expense, (iv) non-cash cost for Cemetery Property and real property sold, (v) any extraordinary losses, (vi) losses from sales of assets other than inventory and Cemetery Property and real property sold in the ordinary course of business, (vii) other non-cash items (including, without limitation, one-time charges associated with “cheap stock” compensation expense), and (viii) reasonable fees, costs and expenses incurred in connection with the Transaction and the restructuring of the Existing Credit Agreement, minus, in each case to the extent actually included in determining Consolidated Net Income for such period, without duplication, (i) any extraordinary gains, (ii) gains from sales of assets other than inventory and Cemetery Property and real property sold in the ordinary course of business, (iii) any write-downs of non-current assets relating to impairments or the sale of non-current assets, incurred in connection with stock options, stock appreciation rights or similar equity rights, (iv) the amount of non-cash gains during such period (other than as a result of deferral of purchase price with respect to notes or installment sales contracts received in connection with sales of Cemetery Property); and (v) other non-cash items. Consolidated EBITDA shall be adjusted for any changes in net Deferred Revenue (excluding Deferred Margin), net Accounts Receivable, Merchandise Liability (including Merchandise Liabilities converted to Accounts Payable in the normal course of business and to be paid within 15 days of the date of determination) and Merchandise Trust (excluding any change in Trust Income Receivable), as each such term is defined in the consolidated balance sheet of the Partnership, but excluding any increases pursuant to purchase accounting pursuant to future acquisitions.

“Consolidated Funded Debt” means, as of any date of determination, for the Partnership and its Subsidiaries on a consolidated basis, without duplication, the sum of (a) the outstanding principal amount of all obligations, whether current or long-term, for borrowed money (including, without limitation, (i) all Obligations hereunder; provided that, if as of any date of determination the Borrowers during the twelve (12) month period immediately preceding such date have reduced the amount of Interim Borrowings to not more than $5,000,000 for any 30 consecutive day period during such period as contemplated by Section 9.16 hereof, the amount of outstanding Revolving Loans to be included for these purposes shall be the lesser of (x) $5,000,000 and (y) the maximum outstanding amount of Revolving Loans that was outstanding during the most recent 30 consecutive day period, (ii) all Seller Subordinated Debt and (iii) all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments), (b) all purchase money Indebtedness, (c) all direct obligations arising under letters of credit, bankers’ acceptances, bank guaranties, surety bonds and similar instruments, (d) all obligations in respect of the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business), (e) Attributable Indebtedness in respect of capital leases and Synthetic Lease Obligations, (f) all Contingent Obligations with respect to outstanding Indebtedness of the types specified in clauses (a) through (e) above of Persons other than the Partnership or any of its Subsidiaries, and (g) all Indebtedness of the types referred to in clauses (a) through (f) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which the Partnership or any of its Subsidiaries is a general partner or joint venturer, unless such Indebtedness is expressly made non-recourse to the Partnership or such Subsidiary.

“Consolidated Interest Coverage Ratio” for any period means the ratio of Consolidated EBITDA to Consolidated Net Interest Expense for such period.

“Consolidated Net Income” means, for any period, the net after tax income (or loss) of the Partnership and its Subsidiaries determined on a consolidated basis in accordance with GAAP, provided that in determining Consolidated Net Income of the Partnership and its Subsidiaries (i) the net income of any of Person which is not a Subsidiary of the Partnership or is accounted for by the Partnership by the equity method of accounting shall be included only to the extent of the payment of dividends or disbursements by such Person to the Partnership or a Subsidiary of the Partnership during such period, and (ii) except for determinations expressly required to be made on a Pro Forma Basis, the net income (or loss) of any Person accrued prior to the date it becomes a Subsidiary or all or substantially all of the property or assets of such Person are acquired by a Subsidiary shall be excluded from such determination.

“Consolidated Net Interest Expense” means, for any period, (i) the total consolidated interest expense of the Partnership and its Subsidiaries for such period (calculated without regard to any limitations on payment thereof) payable in respect of any Indebtedness plus (ii) without duplication, that portion of Capitalized Lease Obligations of the Partnership and its Subsidiaries on a consolidated basis representing the interest factor for such period.

“Contingent Obligations” means as to any Person any obligation of such Person guaranteeing or intended to guarantee any Indebtedness, leases, dividends or other obligations (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent, (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (b) to advance or supply funds (x) for the purchase or payment of any such primary obligation or (y) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (d) otherwise to assure or hold harmless the owner of such primary obligation against loss in respect thereof; provided, however, that the term Contingent Obligation shall not include endorsements of instruments for deposit or collection or standard contractual indemnities entered into, in each case in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the maximum reasonably anticipated liability in respect thereof, as determined by such Person in good faith.

“Controlled Non-Profit” means a Borrower which (a) is organized as a non-profit entity, whether pursuant to Section 501 of the Code or otherwise, or (b) which has contracted with any Borrower for the provisions of services under a Cemetery Management Agreement; provided that, such term shall not, in any case, be deemed to include Willowbrook Cemetery.

“Conversion” means the transactions pursuant to which Cornerstone Family Services LLC, a Delaware limited liability company, Cornerstone Family Services, Inc., a Delaware corporation, and various of their Affiliates reorganize by forming the General Partner, the Partnership, certain of the Borrowers and certain other Affiliates, for the purpose of the Partnership qualifying as a publicly traded limited partnership under Section 7704 of the Code, all in accordance with the terms and provisions of Form S-1.

“Credit Documents” means this Agreement, the Notes, the Intercreditor Agreement, each Security Document and any other guarantees or security documents executed and delivered for the benefit of the Secured Creditors in accordance with the requirements of this Agreement.

“Credit Event” means the making of a Loan (other than a Revolving Loan made pursuant to a Mandatory Borrowing) or the issuance of a Letter of Credit.

“Credit Party” means each of the General Partner, the Partnership and the Borrowers.

“Credit Party Guaranty” means the guaranty of the General Partner, the Partnership and the Borrowers pursuant to Section 14.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event, act or condition which with notice or lapse of time, or both, would constitute an Event of Default.

“Defaulting Lender” means any Lender with respect to which a Lender Default is in effect.

“Documents” means and include (i) the Credit Documents, and (ii) the Note Purchase Documents.

“Effective Date” means the date on which all the conditions set forth in Section 6 hereto have been met to the satisfaction of the Administrative Agent.

“Eligible Account Receivable” means an Account Receivable of a Borrower (other than a Controlled Non-Profit) that meets all of the following requirements on its date of invoice or other origination date and continuing thereafter until collected:

(a) such Account Receivable represents a bona fide transaction evidenced by an Approved Installment Agreement;

(b) an installment, or portion thereof, under such Account Receivable has been paid within the immediately preceding sixty (60) days and such Account Receivable has not been repudiated by the related account debtor;

(c) such Account Receivable, to the extent evidenced by chattel paper or an instrument of any kind, is evidenced by only one original which is kept at the chief executive office (or, if required by law, the applicable local office) of the applicable Borrower, provided that, if required by law, such Borrower may deliver the original to a trustee for a Trust Account and/or may deliver an additional original to the account debtor thereon;

(d) the related Approved Installment Agreement, (i) to the extent created or entered into after the date hereof, shall be stamped or stickered on its face to indicate that has been assigned to Fleet, in its capacity as collateral agent for various secured creditors pursuant to the Intercreditor Agreement, and (ii) otherwise shall be stored in a filing cabinet prominently marked to appropriately indicate that the contents thereof have been assigned to the Collateral Agent as noted above;

(e) the account debtor with respect to such Account Receivable is not insolvent or the subject of any bankruptcy or insolvency proceedings of any kind;

(f) such Account Receivable is a valid, legally enforceable obligation of the account debtor with respect thereto and is not subject to any present, or contingent, and the Borrower has no knowledge or reason to believe there are any facts which are the basis for any future, offset or counterclaim or other defense on the part of such account debtor, including, without limitation, any account payable owing by such Person to such account debtor;

(g) such Account Receivable shall be subject to a valid and perfected first priority Lien in favor of the Collateral Agent (for the benefit of the Secured Parties), subject to no Lien, except for Liens in favor of the Collateral Agent (for the benefit of the Secured Parties) and other Permitted Liens;

(h) all statutory rescission periods with respect to each such Account Receivable have ended; and

(i) such Account Receivable is not deemed ineligible by the Administrative Agent;

provided that, for the purpose of calculating the Borrowing Base, the amount of any Eligible Account Receivable which will be included in such calculation will be equal to the gross amount of such Eligible Account Receivable, less, with respect to such Eligible Account Receivable, (a) all collection reserves, (b) without duplication, all imputed interest earnings, (c) the portion of such Eligible Account Receivable required to be paid into any Trust Account, and (d) any unpaid sales commission.

“Eligible Assignee” has the meaning provided in Section 13.7(g).

“Employee Benefit Plans” has the meaning set forth in Section 6.12.

“Employment Agreements” has the meaning set forth in Section 6.12.

“End Date” has the meaning provided in the definition of Applicable Margin.

“Environmental Claims” means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of non-compliance or violation, investigations or proceedings relating in any way to any liability, potential for liability, violation, or alleged violation by or of any Credit Party under any Environmental Law (hereafter “Claims”) or any permit issued to any Credit Party under any such law, including, without limitation, (a) any and all Claims by governmental or regulatory authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law, and (b) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the environment.

“Environmental Law” means any federal, state or local law, statute, rule, regulation, ordinance, code, policy having the force and effect of law, or rule of common law now or hereafter in effect, in each case as amended, and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent, decree or judgment relating to the environment, or Hazardous Materials or the protection of human health and safety.

“Equity Interests” of any Person means any and all capital stock, limited or general partnership interests, limited liability company membership interests, beneficial interests in a trust (other than a Trust Account), shares, interests, rights to purchase or acquire, warrants, options, participations, Certificates of Indebtedness, or other equivalents of or interest in (however designated) equity of such Person.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder. Section references to ERISA are to ERISA, as in effect at the date of this Agreement and any subsequent provisions of ERISA, amendatory thereof, supplemental thereto or substituted therefor.

“ERISA Affiliate” means each person (as defined in Section 3(9) of ERISA) which together with any Credit Party would be deemed to be a “single employer” within the meaning of Section 414(b), (c), (m) or (o) of the Code and any general partnership of which any Credit Party is or has been a general partner.

“Eurodollar Loans” means each Loan bearing interest at the rates provided in Section 2.8(b) (subject to any increases pursuant to Section 2.8(c)).

“Eurodollar Rate” means, for any Interest Period with respect to a Eurodollar Rate Loan, the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period. If such rate is not available at such time for any reason, then the “Eurodollar Rate” for such Interest Period shall be the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Rate Loan being made, continued or converted by Bank of America and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period.

“Event of Default” has the meaning provided in Section 11.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Existing Credit Agreement” means that certain Amended and Restated Credit Agreement dated as of October 27, 1999, among Cornerstone Family Services, Inc., as borrower, certain financial institutions party thereto, as lenders, and Wachovia Bank, National Association, as a lender, administrative agent and as collateral agent, as such agreement has been amended, modified and supplemented from time to time through the Effective Date.

“Existing Indebtedness” has the meaning provided in Section 8.21.

“Existing Indebtedness Agreements” has the meaning provided in Section 6.12.

“Facing Fee” has the meaning provided in Section 4.1(c).

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the

Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Fleet on such day on such transactions as determined by the Administrative Agent.

“Fees” means all amounts payable pursuant to, or referred to in, Section 4.1.

“Fleet” means Fleet National Bank, in its individual capacity, and any successor corporation thereto by merger, consolidation or otherwise.

“Form S-1” means the Partnership’s Form S-1 Registration Statement first filed with the SEC on April 9, 2004, as amended prior to the Effective Date, and declared effective with the SEC.

“Fund” has the meaning provided in Section 13.7(g).

“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time; it being understood and agreed that determinations in accordance with GAAP for purposes of Applicable Margins and Sections 5.2, 9.14 and 10, including defined terms as used therein, and for all purposes of determining the Leverage Ratio, are subject (to the extent provided therein) to Section 13.20(a).

“General Partner” has the meaning provided in the first paragraph of this Agreement.

“GP Agreement” means that certain Amended and Restated Limited Liability Agreement of StoneMor GP LLC, a Delaware limited liability company, dated as of September 20, 2004, as may be amended, restated or otherwise modified in accordance with the terms of this Agreement.

“Guaranteed Obligations” means (i) as to any Borrower, all obligations (including obligations which, but for the automatic stay under Section 362(a) of the Bankruptcy Code, would become due) and liabilities of any other Borrower owing under each Swap Contract entered into by such other Borrower with any Swap Creditor, whether now in existence or hereafter arising, and the due performance and compliance by each such other Borrower with all terms, conditions and agreements contained therein and (ii) as to the General Partner and the Partnership, (x) the principal and interest on each Note issued to each Lender, and all Loans made under this Agreement, all reimbursement obligations and Unpaid Drawings with respect to Letters of Credit, together with all the other obligations (including obligations which, but for the automatic stay under Section 362(a) of the Bankruptcy Code, would become due) and liabilities (including, without limitation, indemnities, fees and interest thereon) of any other Credit Party to any Secured Creditor now existing or hereafter incurred under, arising out of or in connection with this Agreement and each other Credit Document and the due performance and compliance by the Credit Parties with all the terms, conditions and agreements contained in this Agreement and each other Credit Document to which it is a party and (y) all obligations (including obligations which, but for the automatic stay under Section 362(a) of the Bankruptcy Code, would become due) and liabilities of the Borrowers owing under each Swap Contract entered into by any Borrower with any Swap Creditor, whether now in existence or hereafter arising, and the due performance and compliance by each Credit Party with all terms, conditions and agreements contained therein.

“Guarantor” means each Credit Party in its capacity as a guarantor of its Guaranteed Obligations pursuant to Section 14.

“Hazardous Materials” means (a) any petrochemical or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, transformers or other equipment that contain dielectric fluid containing levels of polychlorinated biphenyls, and radon gas; and (b) any chemicals, materials or substances either (i) defined by or pursuant to any Environmental Law as “hazardous substances,” “hazardous wastes,” “hazardous materials,” “restricted hazardous materials,” “extremely hazardous wastes,” “restrictive hazardous wastes,” “toxic substances,” “toxic pollutants”, “hazardous air pollutants,” “air pollutant,” or “pollutant,” or (ii) otherwise regulated by an Environmental Law.

“Indebtedness” of any Person means, without duplication, (i) all Obligations and other indebtedness of such Person for borrowed money, (ii) the deferred purchase price of assets or services payable to the sellers thereof or any of such seller’s assignees which in accordance with GAAP would be shown on the liability side of the balance sheet of such Person but excluding deferred rent and trade payables not overdue by more than 90 days, both as determined in accordance with GAAP, (iii) the amount under all letters of credit issued for the account of such Person and, without duplication, all drafts drawn thereunder, including all Letter of Credit Outstandings, (iv) all Indebtedness of a second Person secured by any Lien on any property owned by such first Person, whether or not such Indebtedness has been assumed; such amount, for purposes of this clause (iv) being limited to the value of such property, (v) all Capitalized Lease Obligations of such Person, (vi) all obligations of such Person to pay a specified purchase price for goods or services whether or not delivered or accepted, i.e., take-or-pay and similar obligations, (vii) all obligations under any Swap Contract, (viii) all Contingent Obligations of such Person, and (ix) all Synthetic Lease Obligations, provided that Indebtedness shall not include trade payables and accrued expenses, in each case arising in the ordinary course of business. The amount of any obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date. The amount of any Synthetic Lease Obligation as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date.

“Indebtedness To Be Refinanced” means all of the obligations under the Existing Credit Agreement.

“Indemnified Liabilities” has the meaning provided in Section 13.5.

“Indemnitees” has the meaning provided in Section 13.5.

“Intercompany Loan” means a loan permitted pursuant to Section 10.5(v).

“Intercompany Note” means any promissory note evidencing an Intercompany Loan.

“Intercreditor Agreement” has the meaning provided in Section 6.10.

“Interest Determination Date” means, with respect to any Eurodollar Loan, the second Business Day prior to the commencement of any Interest Period relating to such Eurodollar Loan.

“Interest Period” with respect to any Eurodollar Loan, means the interest period applicable thereto, as determined pursuant to Section 2.9.

“Interim Borrowing” means any Revolving Loan designated by the Borrowers in a Notice of Borrowing as being for the purpose of funding a regularly scheduled quarterly distribution by the Partnership in accordance with the Partnership Agreement.

“Investment” has the meaning provided in the preamble to Section 10.5.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance).

“L/C Participant” has the meaning provided in Section 3.3(a).

“L/C Supportable Indebtedness” means (i) obligations of the Borrowers or its Subsidiaries incurred in the ordinary course of business with respect to insurance obligations and workers’ compensation, surety bonds and other similar statutory obligations, (ii) performance obligations under supply, service or construction contracts, including, without limitation, bid and/or performance and/or payment bonds or guarantees related to the foregoing and (iii) such other obligations of the Borrowers as are reasonably acceptable to the Administrative Agent and the Letter of Credit Issuer and otherwise permitted to exist pursuant to the terms of this Agreement.

“Leasehold” of any Person means all of the right, title and interest of such Person as lessee or licensee in, to and under leases or licenses of land, improvements and/or fixtures.

“Lender” means each financial institution listed on Schedule I, as well as any Person that becomes a “Lender” hereunder pursuant to Section 2.13 or 13.7(b).

“Lender Default” means (i) the wrongful refusal (which has not been retracted) of a Lender to make available its portion of any Borrowing (including any Mandatory Borrowing) or to fund its portion of any unreimbursed payment under Section 3.3 or (ii) a Lender having notified the Administrative Agent and/or the Borrowers that it does not intend to comply with its obligations under Section 2.1(a), 2.1(b), 2.1(d) or 3.3 in circumstances where such non-compliance would constitute a breach of such Lender’s obligations under the respective Section.

“Letter of Credit” has the meaning provided in Section 3.1(a).

“Letter of Credit Fee” has the meaning provided in Section 4.1(b).

“Letter of Credit Issuer” means Fleet, any affiliate of Fleet which, at the request of a Borrower, agrees in such Lender’s (or affiliate’s) sole discretion to become a Letter of Credit Issuer for purposes of issuing Letters of Credit pursuant to Section 3.

“Letter of Credit Outstandings” means, at any time, the sum of, without duplication, (i) the aggregate Stated Amount of all outstanding Letters of Credit at such time and (ii) the aggregate amount of all Unpaid Drawings in respect of all Letters of Credit at such time.

“Letter of Credit Request” has the meaning provided in Section 3.2(a).

“Leverage Ratio” means on any date of determination the ratio of (i) Consolidated Funded Debt on such date to (ii) Consolidated EBITDA for the Test Period most recently ended on or prior to such date; provided that Consolidated EBITDA shall be determined on a Pro Forma Basis to give effect to all Permitted Acquisitions (if any) actually made during such most recently ended Test Period.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, any financing or similar statement or notice filed under the UCC or any similar recording or notice statute, and any lease having substantially the same effect as the foregoing).

“Loan” means each Acquisition Loan, each Revolving Loan and each Swingline Loan.

“Management Agreements” has the meaning provided in Section 6.12.

“Mandatory Borrowing” has the meaning provided in Section 2.1(d).

“Margin Regulations” means Regulations T, U and X, collectively.

“Margin Stock” has the meaning provided in Regulation U.

“Material” means material in relation to the business, properties, assets, operations, liabilities, prospects or financial condition of the Credit Parties taken as a whole.

“Material Adverse Effect” means (i) a material adverse effect on the business, properties, assets, operations, liabilities, prospects or financial condition of the Credit Parties taken as a whole or (ii) a material adverse effect (x) on the rights or remedies of the Lenders or the Administrative Agent hereunder or under any other Credit Document or (y) on the ability of the Credit Parties taken as a whole to perform their obligations to the Lenders or the Administrative Agent hereunder or under any other Credit Document.

“Maturity Date” with respect to any Tranche of Loans, means the Acquisition Loan Maturity Date, the Revolving Loan Maturity Date or the Swingline Expiry Date, as the case may be.

“Maximum Rate” has the meaning provided in Section 13.10.

“Maximum Swingline Amount” means $5,000,000.

“Merchandise Trust” means a trust fund, pre-need trust, pre-construction trust or other reserve, trust, escrow or any similar arrangement established and administered by a Borrower as required in accordance with applicable law to receive and administer the aggregate of all amounts derived from the sale of services and personal property, such as foundations, markers, memorials, memorial bases, monuments, urns, vases, vaults and caskets, used in connection with the final disposition, memorialization, interment, entombment, or inurnment of human remains.

“Minimum Borrowing Amount” means (i) for Revolving Loans, $500,000, (ii) for Acquisition Loans, $1,000,000, and (iii) for Swingline Loans, $100,000.

“Moody’s” mean Moody’s Investors Service, Inc. and any successor thereto.

“Mortgage” means each mortgage, deed to secure debt or deed of trust pursuant to which any Credit Party has granted to the Collateral Agent a mortgage lien on such Credit Party’s Mortgaged Property.

“Mortgage Policies” has the meaning provided in Section 6.11.

“Mortgaged Property” means (i) each Real Property owned by any Credit Party and designated as a Mortgaged Property on Schedule III and (ii) each Real Property owned or leased by any Credit Party and designated as a Mortgaged Property pursuant to Section 9.11.

“Multiemployer Plan” means (i) any plan, as defined in Section 4001(a)(3) of ERISA, which is maintained or contributed to (or to which there is an obligation to contribute to) by any Credit Party or an ERISA Affiliate and that is subject to Title IV of ERISA, and (ii) each such plan for the five year period immediately following the latest date on which any Credit Party or an ERISA Affiliate maintained, contributed to or had an obligation to contribute to such plan if, for purposes of this clause (ii), such Credit Party or ERISA Affiliate could currently incur any liability under such plan.

“Net Cash Proceeds” means, for any event requiring a repayment of Loans pursuant to Section 5.2, the gross cash proceeds (including any cash received by way of deferred payment pursuant to a promissory note, receivable or otherwise, but only as and when received) received from such event, net, without duplication, of the related Credit Party’s (i) reasonable transaction costs (including, as applicable, any underwriting, brokerage or other customary discounts and selling commissions and reasonable legal, advisory and other fees and expenses associated therewith) relating to such event at the time of, or within 30 days after, the date of such event and (ii) the estimated marginal increase in income taxes which will be payable by the Partnership’s consolidated group with respect to the fiscal year in which the event occurs as a result of such event.

“Net Sale Proceeds” means for any Asset Sale, the gross cash proceeds (including any cash received by way of deferred payment pursuant to a promissory note, receivable or otherwise, but only as and when received) received from any sale of assets, net, without duplication, of the related Credit Party’s (i) reasonable transaction costs (including, without limitation, any underwriting, brokerage or other customary discounts and selling commissions and reasonable legal, advisory and other fees and expenses, including title and recording expenses and sale and transfer taxes, associated therewith) and payments of unassumed liabilities relating to the assets sold at the time of, or within 30 days after, the date of such sale, (ii) the amount of such gross cash proceeds required to be used to repay any Indebtedness (other than Indebtedness of the Lenders pursuant to this Agreement) which is secured by the respective assets which were sold, and (iii) the estimated marginal increase in income taxes which will be payable by the Partnership’s consolidated group with respect to the fiscal year in which the sale occurs as a result of such sale. Net Sale Proceeds shall not include any trade-in-credits or purchase price reductions received by the Partnership or any of its Subsidiaries in connection with an exchange of equipment for replacement equipment that is the functional equivalent of such exchanged equipment.

“Non-Defaulting Lender” means each Lender other than a Defaulting Lender.

“Non-Interim Borrowing” means a Borrowing of a Revolving Loan which is not an Interim Borrowing.

“Note” means each Acquisition Note, each Revolving Note and the Swingline Note.

“Note Purchase Agreement” means that certain Note Purchase Agreement 7.66% Senior Secured Notes due 2009, dated as of September 20, 2004, from the Credit Parties to the Purchasers, as the same may be amended, modified and/or supplemented from time to time in accordance with the terms hereof and thereof.

“Note Purchase Documents” means the Note Purchase Agreement, the Intercreditor Agreement, and the related guarantees, pledge agreements, security agreements, mortgages, notes and other agreements and instruments entered into in connection with the Note Purchase Agreement, in each case as the same may be amended, modified and/or supplemented from time to time in accordance with the terms hereof and thereof.

“Notice of Borrowing” has the meaning provided in Section 2.3(a).

“Notice of Conversion” has the meaning provided in Section 2.6.

“Notice Office” means, with respect to notices for payments, requests for credit extensions or other notices, the relevant office of the Administrative Agent as set forth on Schedule II hereto or such other office as the Administrative Agent may designate to the Operating Company and the Lenders from time to time.

“Obligations” means all amounts, direct or indirect, contingent or absolute, of every type or description, and at any time existing, owing to the Administrative Agent, the Collateral Agent, any Letter of Credit Issuer or any Lender pursuant to the terms of this Agreement or any other Credit Document.

“Officer’s Certificate” has the meaning provided in the definition of Applicable Margin.

“Operating Company” has the meaning provided in the first paragraph of this Agreement.

“Participant” has the meaning provided in Section 13.7(d).

“Partnership” has the meaning provided in the first paragraph of this Agreement.

“Partnership Agreement” means that certain First Amended and Restated Agreement of Limited Partnership of StoneMor Partners L.P. dated as of September 20, 2004, as may be amended, restated or otherwise modified in accordance with the terms of this Agreement.

“Partnership Common Units” has the meaning provided in Section 8.13.

“Partnership Subordinated Units” has the meaning provided in Section 8.13.

“Payment Office” means the Administrative Agent’s address and, as appropriate, account, as set forth on Schedule II, or such other address or account as the Administrative Agent may from time to time notify the Operating Company and the Lenders of.

“PBGC” means the Pension Benefit Guaranty Corporation established pursuant to Section 4002 of ERISA, or any successor thereto.

“Pension Plan” has the meaning provided in Section 8.12.

“Permitted Acquisition” means the non-hostile (approved by the board of directors or similar governing body of Acquired Person) acquisition by a Borrower of assets constituting a business, division or product line of any Person organized in, and doing business solely within, the United States, not already a Subsidiary of the Partnership, or of 100% of the capital stock or other Equity Interests of any such Person, which Person shall, as a result of such acquisition, become a Subsidiary of such Borrower, provided that: (A) the consideration paid by such Borrower consists solely of (i) Partnership Common Units, (ii) cash (including proceeds of Acquisition Loans), and (iii) any Seller Subordinated Debt in accordance with the requirements of Section 10.4; (B) in the case of the acquisition of 100% of the capital stock or other Equity Interests of any Person, such Person (the “Acquired Person”) shall own no capital stock or other Equity Interests of any other Person unless the Acquired Person owns 100% of the capital stock or other Equity Interests of such other Person; (C) the acquired business or assets constitute a Permitted Business; (D) the acquisition has been approved by the Operating Company’s Board of Managers; (E) the receipt by the Administrative Agent and Lenders, not less than (x) thirty (30) days prior to the acquisition, of (i) the approval package to be presented to the Operating Company’s Board of Managers and (ii) all appraisals completed in connection therewith, for any acquisition the consideration for which is greater than $5,000,000 and (y) ten (10) Business Days prior to the acquisition, the approval package to be presented to the Operating Company’s Board of Managers, for any acquisition the consideration for which is less than or equal to $5,000,000; and (F) Required Lender approval (not to be unreasonably withheld, conditioned or delayed) for any acquisition with an Aggregate Consideration in excess of $2,500,000 and any series of acquisitions aggregating over $20,000,000 in Aggregate Consideration in any consecutive twelve month period shall be required. Notwithstanding anything to the contrary contained in the immediately preceding sentence, an acquisition which does not otherwise meet the requirements set forth above in the definition of “Permitted Acquisition” shall constitute a Permitted Acquisition if, and to the extent, the Required Lenders agree in writing that such acquisition shall constitute a Permitted Acquisition for purposes of this Agreement.

“Permitted Business” means any business engaged in or related to the cemetery and funeral home business in the United States and the provision of product and services in connection therewith.

“Permitted Encumbrances” means (i) those liens, encumbrances and other matters affecting title to any Real Property and found reasonably acceptable by the Collateral Agent, (ii) as to any particular Real Property at any time, such easements, encroachments, covenants, conditions, restrictions, rights of way, minor defects, irregularities or encumbrances on title which could not reasonably be expected to materially impair such Real Property for the purpose for which it is held by the mortgagor thereof, or the lien held by the Collateral Agent, (iii) zoning and other municipal ordinances which are not violated in any material respect by the existing improvements and the present use made by the mortgagor thereof of the premises, (iv) general real estate taxes and assessments not yet delinquent, and (v) such other similar items as the Collateral Agent may consent to (such consent not to be unreasonably withheld).

“Permitted Liens” has the meaning provided in Section 10.3.

“Perpetual Care Trust” means a trust fund, pre-need trust, pre-construction trust or other reserve, trust, escrow or any similar arrangement established and administered by a Borrower as required in accordance with applicable law for the purpose of receiving the aggregate of all amounts derived from the sale of interests in real property, or fixtures, including, without limitation, mausoleums, niches, columbaria, urns, or crypts, used in connection with the final disposition, memorialization, interment, entombment, or inurnment of human remains and set aside in reserve, trust, escrow or any similar arrangement and administering such amounts for the perpetual care and maintenance of cemetery lots, graves, grounds, landscaping, roads, paths, parking lots, fences, mausoleums, columbaria, vaults, crypts, utilities, and other improvements, structures and embellishments.

“Person” means any individual, partnership, joint venture, firm, corporation, limited liability company, association, trust or other enterprise or any government or political subdivision or any agency, department or instrumentality thereof.

“Plan” means (i) any pension plan as defined in Section 3(2) of ERISA (other than a Multiemployer Plan), which is maintained or contributed to by (or to which there is an obligation to contribute of) any Credit Party or an ERISA Affiliate, and each such plan for the five year period immediately following the latest date on which any Credit Party or an ERISA Affiliate maintained, contributed to or had an obligation to contribute to such plan to the extent that any Credit Party or an ERISA Affiliate could, in the reasonable opinion of the Lenders, reasonably be expected to have any liability under such Plan; and (ii) any other benefit arrangement, obligation or practice whether or not legally enforceable, to provide benefits, other than salary, as compensation for services rendered.

“Pledge Agreement” has the meaning provided in Section 6.11(a).

“Pledge Agreement Collateral” shall mean all “Collateral” as defined in the Pledge Agreement.

“Preferred Equity” as applied to the capital stock or other Equity Interests of any Person, means capital stock or other Equity Interests of such Person (other than common stock or units of such Person) of any class or classes (however designated) that ranks prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such Person, to shares of capital stock or other Equity Interests of any other class of such Person.

“Pro Forma Balance Sheet” has the meaning provided in Section 6.14.

“Pro Forma Basis” means, in connection with any calculation of compliance with any financial covenant or financial term, the calculation thereof after giving effect on a pro forma basis to the Permitted Acquisition then being consummated as well as any other Permitted Acquisition consummated after the first day of the relevant Test Period or Calculation Period (in each case, based on the best available historical financial information provided by the Permitted Acquisition target(s) as of the date of delivery, whether prepared in accordance with GAAP or otherwise, and accepted by the Borrowers in the exercise of their reasonable business judgment), as the case may be, and on or prior to the date of the respective Permitted Acquisition then being effected, adjusted to eliminate expenses reasonably expected to be eliminated by the Borrowers pursuant to synergies and other efficiencies of the acquisition, and adjusted for income, gains and losses from any Permitted Acquisition’s Trust Accounts, using a net asset value of Perpetual Care Trusts multiplied by ten-year Treasury Rate plus 150 basis points and Merchandise Trusts multiplied by five-year Treasury Rate plus 150 basis points; provided that, for purposes of calculations pursuant to Section 9.14 to the extent applicable, such calculations shall also give effect on a pro forma basis to (a) the incurrence of any Indebtedness after the first day of the relevant Calculation Period as if such Indebtedness had been incurred (and the proceeds thereof applied) on the first day of the relevant Calculation Period and (b) the permanent repayment of any Indebtedness after the first day of the relevant Calculation Period as if such Indebtedness had been retired or redeemed on the first day of the relevant Calculation Period (in each case, based on the historical financial information described above).

“Projections” means the detailed projected consolidated financial statements of the Partnership and its Subsidiaries certified by a Senior Manager of the Partnership for the five fiscal years after the Effective Date and made available to the Lenders on or prior to the Effective Date.

“Purchasers” means the initial purchasers of notes pursuant to the Note Purchase Agreement, together with any successors thereto as holders of such notes.

“Qualified IPO” means the Partnership’s bona fide initial underwritten sale to the public of common units representing limited partner interests in the Partnership pursuant to Form S-1.

“Quarterly Payment Date” means the last Business Day of each March, June, September and December.

“Real Property” of any Person means all of the right, title and interest of such Person in and to land, improvements and fixtures, including Leaseholds.

“Receivables” means all accounts receivable (including, without limitation, all rights to payment created by or arising from sales of goods, leases of goods or the rendering of services no matter how evidenced and whether or not earned by performance or constituting an account under the UCC).

“Recovery Event” means the receipt by any Credit Party of any insurance or condemnation proceeds (other than proceeds from business interruption insurance) payable (i) by reason of theft, physical destruction or damage or any other similar event with respect to any properties or assets of such Credit Party, (ii) by reason of any condemnation, taking, seizing or similar event with respect to any properties or assets of such Credit Party or (iii) under any policy of insurance required to be maintained under Section 9.3.

“Register” has the meaning provided in Section 13.7(c).

“Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof establishing reserve requirements.

“Regulation T” means Regulation T of the Board of Governors of the Federal Reserve System as from to time in effect and any successor to all or any portion thereof.

“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.

“Regulation X” means Regulation X of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or any portion thereof.

“Release” means disposing, discharging, injecting, spilling, pumping, leaking, leaching, dumping, emitting, escaping, emptying, seeping, placing, pouring and the like, into or upon any land or water or air, or otherwise entering into the environment.

“Replaced Lender” has the meaning provided in Section 2.13.

“Replacement Lender” has the meaning provided in Section 2.13.

“Reportable Event” means an event described in Section 4043(c) of ERISA with respect to a Plan that is subject to Title IV of ERISA other than those events as to which the 30-day notice period is waived under subsection .22, .23, .25, .27, or .28 of PBGC Regulation Section 4043.

“Required Lenders” means Non-Defaulting Lenders, the sum of whose outstanding Acquisition Loan Commitments and Revolving Loan Commitments (or after the termination thereof, outstanding Acquisition Loans, Revolving Loans and RL Percentage of outstanding Swingline Loans and Letter of Credit Outstandings) represent an amount greater than 50% of the sum of all Acquisition Loan Commitments and Revolving Loan Commitments of Non-Defaulting Lenders (or after the termination thereof, the sum of the then total outstanding Acquisition Loans and Revolving Loans of Non-Defaulting Lenders and the aggregate RL Percentages of all Non-Defaulting Lenders of the total outstanding Swingline Loans and Letter of Credit Outstandings at such time).

“Revolving Loan” has the meaning provided in Section 2.1(b).

“Revolving Loan Commitment” means, with respect to each RL Lender, the amount set forth opposite such Lender’s name in Schedule I directly below the column entitled “Revolving Loan Commitment,” as the same may be (x) reduced from time to time pursuant to Sections 4.2, 4.3 and/or Section 11 or (y) adjusted from to time as a result of assignments to or from such Lender pursuant to Section 2.13 or 13.7(b).

“Revolving Loan Maturity Date” means September 20, 2007.

“Revolving Note” has the meaning provided in Section 2.5(a).

“RL Lender” means at any time each Lender with a Revolving Loan Commitment or with outstanding Revolving Loans or any participation in one or more outstanding Letters of Credit.

“RL Percentage” of any Lender at any time means a fraction (expressed as a percentage) the numerator of which is the Revolving Loan Commitment of such Lender at such time and the denominator of which is the Total Revolving Loan Commitment at such time, provided that if the RL Percentage of any Lender is to be determined after the Total Revolving Loan Commitment has been terminated, then the RL Percentages of the Lenders shall be determined immediately prior (and without giving effect) to such termination.

“S&P” means Standard & Poor’s Ratings Services, a division of McGraw Hill, Inc., and any successor thereto.

“Scheduled Repayment” has the meaning provided in Section 5.2(b).

“SEC” means the Securities and Exchange Commission or any successor thereto.

“Seller Subordinated Debt” has the meaning set forth in Section 10.4(vi).

“Section 5.4(b)(ii) Certificate” has the meaning provided in Section 5.4(b)(ii).

“Secured Creditors” means the Administrative Agent, the Collateral Agent, the Lenders, Letter of Credit Issuers and Swap Creditors.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Security Agreement” has the meaning provided in Section 6.11(b).

“Security Agreement Collateral” means all “Collateral” as defined in the Security Agreement.

“Security Documents” means and include the Security Agreement, the Pledge Agreement, each Mortgage and each Additional Security Document, if any.

“Senior Manager” means any chairman, president, chief executive officer, chief financial officer or similar officer of the General Partner, the Partnership or the Operating Company.

“Shareholders’ Agreements” has the meaning provided in Section 6.12.

“Start Date” has the meaning provided in the definition of Applicable Margin.

“Stated Amount” of each Letter of Credit shall, at any time, mean the maximum amount available to be drawn thereunder (in each case determined (i) without regard to whether any conditions to drawing thereunder could then be met, (ii) after giving effect to any step-up or increase in the maximum amount to be made available under such Letter of Credit after the issuance thereof, but (iii) after giving effect to all previous drawings made thereunder).

“Subsidiary” of any Person means and includes (i) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person directly or indirectly through Subsidiaries and (ii) any partnership, limited liability company, association, joint venture or other entity (other than a corporation) in which such Person directly or indirectly through Subsidiaries, has more than a 50% equity interest at the time; provided that no Trust Account shall be deemed to be a Subsidiary.

“Swap Contract” means (a) any and all interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedging agreement or other similar agreement or arrangement, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Creditor” means any Lender or Affiliate of any Lender with whom any Borrower has entered into a Swap Contract.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, in either case as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Swingline Expiry Date” means the date which is five Business Days prior to the Revolving Loan Maturity Date.

“Swingline Lender” means Fleet acting in its capacity as a lender of Swingline Loans.

“Swingline Loan” has the meaning provided in Section 2.1(c).

“Swingline Note” has the meaning provided in Section 2.5(a).

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Tax Allocation Agreements” has the meaning provided in Section 6.12.

“Tax Benefit” has the meaning provided in Section 5.4(c).

“Taxes” has the meaning provided in Section 5.4(a).

“Test Period” means each period of four consecutive fiscal quarters then last ended, in each case taken as one accounting period.

“Total Acquisition Loan Commitment” means the sum of the Acquisition Loan Commitments of each of the Lenders.

“Total Commitment” means the sum of the Total Acquisition Loan Commitment and the Total Revolving Loan Commitment.

“Total Revolving Loan Commitment” means the sum of the Revolving Loan Commitments of each of the Lenders.

“Total Unutilized Acquisition Loan Commitment” means, at any time, (i) the Total Acquisition Loan Commitment at such time less (ii) the sum of the aggregate principal amount of all Acquisition Loans made.

“Total Unutilized Revolving Loan Commitment” means, at any time, (i) the Total Revolving Loan Commitment at such time less (ii) the sum of the aggregate principal amount of all Revolving Loans and Swingline Loans outstanding at such time plus the Letter of Credit Outstandings at such time.

“Tranche” means the respective facility and commitments utilized in making Loans hereunder, with there being three separate Tranches: (i) Acquisition Loans, (ii) Revolving Loans and (iii) Swingline Loans.

“Transaction” means, collectively, (i) the Conversion, (ii) a Qualified IPO, (iii) the entering into of the Note Purchase Documents and the incurrence of all loans thereunder, (iv) the entering into of the Credit Documents and the incurrence of all Loans and issuance of all Letters of Credit on the Effective Date, and (v) the payment of fees and expenses in connection with the foregoing.

“Trust Accounts” means, collectively, the Perpetual Care Trusts and Merchandise Trusts.

“Trust Funds” means, at the time of any determination thereof, in connection with the Trust Accounts, the aggregate of all amounts required by applicable law to be set aside in reserve, trust, escrow or any similar arrangement.

“Type” means any type of Loan determined with respect to the interest option applicable thereto, i.e., a Base Rate Loan or a Eurodollar Loan.

“UCC” means the Uniform Commercial Code as in effect from time to time in the relevant jurisdiction.

“UFCA” has the meaning provided in 14.9(c).

“UFTA” has the meaning provided in 14.9(c).

“Unfunded Current Liability” of any Plan means the amount, if any, by which the actuarial present value of the accumulated plan benefits under the Plan as of the close of its most recent plan year exceeds the fair market value of the assets allocable thereto, each determined in accordance with Statement of Financial Accounting Standards No. 87, based upon the actuarial assumptions used by the Plan’s actuary in the most recent annual valuation of the Plan.

“Unpaid Drawing” has the meaning provided in Section 3.4(a).

“Unused Commitment Fee” has the meaning provided in Section 4.1(a).

“Unutilized Acquisition Loan Commitment” with respect to any Acquisition Lender at any time means such Acquisition Lender’s Acquisition Loan Commitment at such time less the aggregate principal amount of all Acquisition Loans made by such Acquisition Lender.

“Unutilized Revolving Loan Commitment” with respect to any RL Lender at any time means such RL Lender’s Revolving Loan Commitment at such time less the sum of (i) the aggregate outstanding principal amount of all Revolving Loans made by such RL Lender and (ii) such RL Lender’s RL Percentage of the total Letter of Credit Outstandings at such time.

“Written” (whether lower or upper case) or “in writing” means any form of written communication or a communication by means of telex, facsimile device, electronic mail or cable.

SECTION 2. Amount and Acquisitions of Credit.

2.1. Commitments. (a) Acquisition Loans. Subject to and upon the terms and conditions set forth herein, each Acquisition Lender severally agrees, at any time and from time to time on and after the Effective Date and prior to the Acquisition Loan Maturity Date, to make one or more term loans (each, an “Acquisition Loan” and, collectively, the “Acquisition Loans”) to the Borrowers, which Acquisition Loans:

(i) shall, at the option of the Borrowers, be incurred and maintained as, and/or converted into, Base Rate Loans or Eurodollar Loans, provided that except as otherwise specifically provided in Section 2.10(b), all Acquisition Loans made as part of the same Borrowing shall at all times be of the same Type;

(ii) shall not exceed for any Lender at any time an aggregate original principal amount which then equals the Acquisition Loan Commitment of such Lender at such time;

(iii) shall not exceed for all Lenders at any time an aggregate original principal amount which exceeds the Total Acquisition Loan Commitment then in effect; and

(iv) shall be for Permitted Acquisitions compliant with the definition thereof.

Once repaid, Acquisition Loans incurred hereunder may not be reborrowed.

(b) Revolving Loans. Subject to and upon the terms and conditions set forth herein, each RL Lender severally agrees, at any time and from time to time on and after the Effective Date and prior to the Revolving Loan Maturity Date, to make one or more revolving loans (each, a “Revolving Loan” and, collectively, the “Revolving Loans”) to the Borrowers, which Revolving Loans:

(i) shall, at the option of the Borrowers, be incurred and maintained as, and/or converted into, Base Rate Loans or Eurodollar Loans, provided that except as otherwise specifically provided in Section 2.10(b), all Revolving Loans made as part of the same Borrowing shall at all times be of the same Type;

(ii) may be repaid and reborrowed in accordance with the provisions hereof;

(iii) shall not exceed, for any Lender, at any time an aggregate outstanding principal amount which, when added to such Lender’s RL Percentage of the sum of (x) the Letter of Credit Outstandings at such time (exclusive of Unpaid Drawings which are repaid with the proceeds of, and simultaneously with the incurrence of, the respective incurrence of Revolving Loans) and (y) the aggregate principal amount of all Swingline Loans then outstanding (exclusive of Swingline Loans which are repaid with the proceeds of, and simultaneously with the incurrence of, the respective incurrence of Revolving Loans), equals the Revolving Loan Commitment of such Lender at such time; and

(iv) shall not exceed, for all Lenders, at any time an aggregate outstanding principal amount which, when added to (x) the Letter of Credit Outstandings at such time (exclusive of Unpaid Drawings which are repaid with the proceeds of, and simultaneously with the incurrence of, the respective incurrence of Revolving Loans) and (y) the aggregate principal amount of all Swingline Loans then outstanding (exclusive of Swingline Loans which are repaid with the proceeds of, and simultaneously with the incurrence of, the respective incurrence of Revolving Loans), equals the lesser of (A) the Total Revolving Loan Commitment and (B) the Borrowing Base, as then in effect.

(c) Swingline Loans. Subject to and upon the terms and conditions set forth herein, the Swingline Lender in its capacity as such agrees to make at any time and from time to time on and after the Effective Date and prior to the Swingline Expiry Date, a revolving loan or revolving loans to the Borrowers (each, a “Swingline Loan” and, collectively, the “Swingline Loans”), which Swingline Loans:

(i) shall be made and maintained as Base Rate Loans;

(ii) may be repaid and reborrowed in accordance with the provisions hereof;

(iii) shall not exceed in aggregate principal amount at any time outstanding, when combined with (x) the aggregate principal amount of all Revolving Loans then outstanding and (y) the Letter of Credit Outstandings at such time, the Total Revolving Loan Commitment at such time (after giving effect to any changes thereto on such date); and

(iv) shall not exceed in aggregate principal amount at any time outstanding the Maximum Swingline Amount.

Notwithstanding anything contained in this Section 2.1(c), (i) the Swingline Lender shall not be obligated to make any Swingline Loans at a time when a Lender Default exists unless the Swingline Lender has entered into arrangements satisfactory to it and the Borrowers to eliminate the Swingline Lender’s risk with respect to the Defaulting Lender’s or Defaulting Lenders’ participation in such Swingline Loans, including by cash collateralizing such Defaulting Lender’s or Defaulting Lenders’ RL Percentage(s) of the outstanding Swingline Loans and (ii) the Swingline Lender will not make a Swingline Loan after it has received written notice from the Borrowers or the Administrative Agent (at the direction of the Required Lenders) stating that a Default or an Event of Default exists until such time as the Swingline Lender shall have received a written notice of (i) rescission of such notice from the party or parties originally delivering the same or (ii) a waiver of such Default or Event of Default from the Required Lenders.

(d) On any Business Day, the Swingline Lender may, in its sole discretion, give notice to the RL Lenders that its outstanding Swingline Loans shall be funded with a Borrowing of Revolving Loans (provided that each such notice shall be deemed to have been automatically given upon the occurrence of a Default or an Event of Default under Section 11.5 or upon the exercise of any of the remedies provided in the last paragraph of Section 11), in which case a Borrowing of Revolving Loans constituting Base Rate Loans (each such Borrowing, a “Mandatory Borrowing”) shall be made on the immediately succeeding Business Day by all RL Lenders pro rata based on each RL Lender’s RL Percentage (determined before giving effect to any termination of the Revolving Loan Commitments pursuant to the last paragraph of Section 11), and the proceeds thereof shall be applied directly to repay the Swingline Lender for such outstanding Swingline Loans. Each RL Lender hereby irrevocably agrees to make Revolving Loans upon one Business Day’s notice pursuant to each Mandatory Borrowing in the amount and in the manner specified in the preceding sentence and on the date specified in writing by the Swingline Lender notwithstanding (i) that the amount of the Mandatory Borrowing may not comply with the Minimum Borrowing Amount otherwise required hereunder, (ii) whether any conditions specified in Section 6 or 7 are then satisfied, (iii) whether a Default or an Event of Default has occurred and is continuing, (iv) the date of such Mandatory Borrowing and (v) the amount of the Total Revolving Loan Commitment at such time. In the event that any Mandatory Borrowing cannot for any reason be made on the date otherwise required above (including, without limitation, as a result of the commencement of a proceeding under the Bankruptcy Code with respect to the Borrowers), then each RL Lender (other than the Swingline Lender) hereby agrees that it shall forthwith purchase from the Swingline Lender (without recourse or warranty) such assignment of the outstanding Swingline Loans as shall be necessary to cause the RL Lenders to share in such Swingline Loans ratably based upon their respective RL Percentages (determined before giving effect to any termination of the Revolving Loan Commitments pursuant to the last paragraph of Section 11), provided that (x) all interest payable on the Swingline Loans shall be for the account of the Swingline Lender until the date the respective assignment is purchased and, to the extent attributable to the purchased assignment, shall be payable to the RL Lender purchasing same from and after such date of purchase (or, if earlier, from the date on which the Mandatory Borrowing would otherwise have occurred, so long as the payments required by following clause (y) have in fact been made) and (y) at the time any purchase of assignments pursuant to this sentence is actually made, the purchasing RL Lender shall be required to pay the Swingline Lender interest on the principal amount of the assignment purchased for each day from and including the day upon which the Mandatory Borrowing would otherwise have occurred to but excluding the date of payment for such assignment, at the rate otherwise applicable to Revolving Loans maintained as Base Rate Loans hereunder for each day thereafter.

2.2. Minimum Borrowing Amounts, etc. The aggregate principal amount of each Borrowing of Loans under a respective Tranche shall not be less than the Minimum Borrowing Amount applicable to such Tranche, provided that Mandatory Borrowings shall be made in the amounts required by Section 2.1(d). More than one Borrowing may be incurred on any day, provided that at no time shall there be outstanding more than six (6) Borrowings of Eurodollar Loans.

2.3. Notice of Borrowing. (a) Whenever the Borrowers desire to make a Borrowing of Loans hereunder (excluding Borrowings of Swingline Loans and Mandatory Borrowings), it shall give the Administrative Agent at its Notice Office, prior to 12:00 Noon (Philadelphia time), at least three Business Days’ prior written notice (or telephonic notice promptly confirmed in writing) of each Borrowing of Eurodollar Loans and at least one Business Day’s prior written notice (or telephonic notice promptly confirmed in writing) of each Borrowing of Base Rate Loans to be made hereunder. Each such written notice or written confirmation of telephonic notice (each, a “Notice of Borrowing”) shall, except as otherwise expressly provided in Section 2.10, be irrevocable, and, in the case of each written notice and each confirmation of telephonic notice, shall be given by an Authorized Officer of the Borrowers in the form of Exhibit A, appropriately completed to specify: (i) the aggregate principal amount of the Loans to be made pursuant to such Borrowing, (ii) the date of such Borrowing (which shall be a Business Day), (iii) whether the respective Borrowing shall consist of Acquisition Loans or Revolving Loans (and, if Revolving Loans, whether they represent an Interim Borrowing), (iv) whether the respective Borrowing shall consist of Base Rate Loans or, to the extent permitted hereunder, Eurodollar Loans and, if Eurodollar Loans, the Interest Period to be initially applicable thereto, and (v) in the case of a Borrowing of Acquisition Loans, a reference to the officer’s certificate, if any, delivered in accordance with Section 9.14. The Administrative Agent shall promptly give each Lender which is required to make Loans of the Tranche specified in the respective Notice of Borrowing, written notice (or telephonic notice promptly confirmed in writing) of each proposed Borrowing, of such Lender’s proportionate share thereof and of the other matters required by the immediately preceding sentence to be specified in the Notice of Borrowing.

(b) (i) Whenever the Borrowers desire to incur Swingline Loans hereunder, it shall give the Swingline Lender not later than 2:00 P.M. (Philadelphia time) on the day such Swingline Loan is to be made, written notice (or telephonic notice promptly confirmed in writing) of each Swingline Loan to be made hereunder. Each such notice shall be irrevocable and shall specify in each case (x) the date of such Borrowing (which shall be a Business Day) and (y) the aggregate principal amount of the Swingline Loan to be made pursuant to such Borrowing.

(ii) Mandatory Borrowings shall be made upon the notice (or deemed notice) specified in Section 2.1(d), with the Borrowers irrevocably agreeing, by their incurrence of any Swingline Loan, to the making of Mandatory Borrowings as set forth in such Section 2.1(d).

(c) Without in any way limiting the obligation of the Borrowers to confirm in writing any telephonic notice permitted to be given hereunder, the Administrative Agent or the Swingline Lender (in the case of a Borrowing of Swingline Loans) or the Letter of Credit Issuer

(in the case of the issuance of Letters of Credit), as the case may be, may, prior to receipt of written confirmation, act without liability upon the basis of such telephonic notice, believed by the Administrative Agent, the Swingline Lender or the Letter of Credit Issuer, as the case may be, in good faith to be from an Authorized Officer of the Borrowers. In each such case, the Administrative Agent’s, the Swingline Lender’s or the respective Letter of Credit Issuer’s record of the terms of such telep honic notice shall be conclusive evidence of the contents of such notice, absent manifest error.

2.4. Disbursement of Funds. (a) Not later than 1:00 P.M. (Philadelphia time) on the date specified in each Notice of Borrowing (or (x) in the case of Swingline Loans, not later than 3:00 P.M. (Philadelphia time) on the date specified in Section 2.3(b)(i) or (y) in the case of Mandatory Borrowings, not later than 12:00 Noon (Philadelphia time) on the date specified in Section 2.1(d)), each Lender with a Commitment under the respective Tranche will make available its pro rata share (determined in accordance with Section 2.7), if any, of each Borrowing requested to be made on such date (or in the case of Swingline Loans, the Swingline Lender shall make available the full amount thereof) in the manner provided below. All amounts shall be made available to the Administrative Agent in immediately available funds at the Payment Office and the Administrative Agent promptly will make available to the Borrowers by depositing to its account at the Payment Office the aggregate of the amounts so made available in the type of funds received. Unless the Administrative Agent shall have been notified by any Lender prior to the date of Borrowing that such Lender does not intend to make available to the Administrative Agent its portion of the Borrowing or Borrowings to be made on such date, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such date of Borrowing, and the Administrative Agent, in reliance upon such assumption, may (in its sole discretion and without any obligation to do so) make available to the Borrowers a corresponding amount. If such corresponding amount is not in fact made available to the Administrative Agent by such Lender and the Administrative Agent has made available same to the Borrowers, the Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender. If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent shall promptly notify the Borrowers, and the Borrowers shall immediately pay such corresponding amount to the Administrative Agent. The Administrative Agent shall also be entitled to recover on demand from such Lender or the Borrowers, as the case may be, interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Administrative Agent to the Borrowers to the date such corresponding amount is recovered by the Administrative Agent, at a rate per annum equal to (x) if paid by such Lender, the overnight Federal Funds Rate or (y) if paid by the Borrowers, the then applicable rate of interest, calculated in accordance with Section 2.8.

(b) Nothing in this Agreement shall be deemed to relieve any Lender from its obligation to fulfill its commitments hereunder or to prejudice any rights which the Borrowers may have against any Lender as a result of any default by such Lender hereunder.

2.5. Notes. (a) The Borrowers’ obligation to pay the principal of, and interest on, all the Loans made to it by each Lender shall be set forth on the Register maintained by the Administrative Agent pursuant to Section 13.7(c) and shall be evidenced (i) if Acquisition Loans, by a promissory note substantially in the form of Exhibit B-1 with blanks appropriately completed in conformity herewith (each, a “Acquisition Note” and, collectively, the “Acquisition Notes”), (ii) if Revolving Loans, by a promissory note substantially in the form of Exhibit B-2 with blanks appropriately completed in conformity herewith (each, a “Revolving Note” and, collectively, the “Revolving Notes”) and (iii) if Swingline Loans, by a promissory note substantially in the form of Exhibit B-3 with blanks appropriately completed in conformity herewith (the “Swingline Note”).

(b) The Acquisition Note issued to each Acquisition Lender shall (i) be executed by the Borrowers, (ii) be payable to such Lender or its permitted registered assigns and be dated the Effective Date (or, in the case of any Acquisition Note issued after the Effective Date, the date of issuance thereof), (iii) be in a stated principal amount equal to the Acquisition Loan Commitment of such Lender on the Effective Date (or, in the case of any Acquisition Note issued after the Effective Date, in a stated principal amount equal to the outstanding principal amount of the Acquisition Loan of such Lender on the date of the issuance thereof) and be payable in the principal amount of Acquisition Loans evidenced thereby from time to time, (iv) mature on the Acquisition Loan Maturity Date, (v) bear interest as provided in the appropriate clause of Section 2.8 in respect of the Base Rate Loans and Eurodollar Loans, as the case may be, evidenced thereby, (vi) be subject to voluntary repayment as provided in Section 5.1 and mandatory repayment as provided in Section 5.2 (including amortization of principal amounts as provided in Section 5.2(b)) and (vii) be entitled to the benefits of this Agreement and the other Credit Documents.

(c) The Revolving Note issued to each RL Lender shall (i) be executed by the Borrowers, (ii) be payable to such RL Lender or its permitted registered assigns and be dated the date of issuance thereof, (iii) be in a stated principal amount equal to the Revolving Loan Commitment of such RL Lender and be payable in the principal amount of the outstanding Revolving Loans evidenced thereby, (iv) mature on the Revolving Loan Maturity Date, (v) bear interest as provided in the appropriate clause of Section 2.8 in respect of the Base Rate Loans and Eurodollar Loans, as the case may be, evidenced thereby, (vi) be subject to voluntary prepayment as provided in Section 5.1 and mandatory repayment as provided in Section 5.2, and (vii) be entitled to the benefits of this Agreement and the other Credit Documents.

(d) The Swingline Note issued to the Swingline Lender shall (i) be executed by the Borrowers, (ii) be payable to the Swingline Lender or its permitted registered assigns and be dated the Effective Date, (iii) be in a stated principal amount equal to the Maximum Swingline Amount and be payable in the principal amount of the outstanding Swingline Loans evidenced thereby, (iv) mature on the Swingline Expiry Date, (v) bear interest as provided in Section 2.8 in respect of the Base Rate Loans evidenced thereby, (vi) be subject to voluntary prepayment as provided in Section 5.1 and mandatory repayment as provided in Section 5.2 and (vii) be entitled to the benefits of this Agreement and the other Credit Documents.

2.6. Conversion of Loans. The Borrowers shall have the option to convert on any Business Day occurring on or after the Effective Date, all or a portion at least equal to the applicable Minimum Borrowing Amount of the outstanding principal amount of Loans (other than Swingline Loans, which shall at all times be maintained as Base Rate Loans) made pursuant to one or more Borrowings of one or more Types of Loans under a single Tranche into a Borrowing or Borrowings of another Type of Loan under such Tranche; provided that (i) except as otherwise provided in Section 2.10(b) or unless the Borrowers pay all breakage costs and other amounts owing to each Lender pursuant to Section 2.11 concurrently with any such conversion, Eurodollar Loans may be converted into Base Rate Loans only on the last day of an Interest Period applicable to the Loans being converted, and no partial conversion of a Borrowing of Eurodollar Loans shall reduce the outstanding principal amount of the Eurodollar Loans made pursuant to such Borrowing to less than the Minimum Borrowing Amount applicable thereto, and (ii) unless the Required Lenders otherwise agree, Base Rate Loans may only be converted into Eurodollar Loans if no Default or Event of Default is in existence on the date of the conversion. Each such conversion shall be effected by the Borrowers by giving the Administrative Agent at its Notice Office, prior to 12:00 Noon (Philadelphia time), at least three Business Days’ (or one Business Day’s in the case of a conversion into Base Rate Loans) prior written notice (or telephonic notice promptly confirmed in writing) (each, a “Notice of Conversion”) specifying the Loans to be so converted, the Borrowing(s) pursuant to which the Loans were made and, if to be converted into a Borrowing of Eurodollar Loans, the Interest Period to be initially applicable thereto. The Administrative Agent shall give each Lender prompt notice of any such proposed conversion affecting any of its Loans. Upon any such conversion, the proceeds thereof will be deemed to be applied directly on the day of such conversion to prepay the outstanding principal amount of the Loans being converted.

2.7. Pro Rata Borrowings. All Borrowings of Acquisition Loans and Revolving Loans under this Agreement shall be incurred by the Borrowers from the Lenders pro rata on the basis of such Lenders’ Acquisition Loan Commitments or Revolving Loan Commitments, as the case may be, in each case as in effect on the date of the respective Borrowing; provided that all Borrowings of Revolving Loans made pursuant to a Mandatory Borrowing shall be incurred from the RL Lenders pro rata on the basis of their respective RL Percentages. It is understood that no Lender shall be responsible for any default by any other Lender of its obligation to make Loans hereunder and that each Lender shall be obligated to make the Loans to be made by it hereunder, regardless of the failure of any other Lender to fulfill its commitments hereunder.

2.8. Interest. (a) The unpaid principal amount of each Base Rate Loan shall bear interest from the date of the Borrowing thereof until the earlier of (i) the maturity (whether by acceleration or otherwise) of such Base Rate Loan and (ii) the conversion of such Base Rate Loan to a Eurodollar Loan pursuant to Section 2.6, at a rate per annum which shall at all times be the relevant Applicable Margin plus the Base Rate, each as in effect from time to time.

(b) The unpaid principal amount of each Eurodollar Loan shall bear interest from the date of the Borrowing thereof until the earlier of (i) the maturity (whether by acceleration or otherwise) of such Eurodollar Loan and (ii) the conversion of such Eurodollar Loan to a Base Rate Loan pursuant to Section 2.6, 2.9 or 2.10(b), as applicable, at a rate per annum which shall at all times be the relevant Applicable Margin plus the Eurodollar Rate for such Interest Period, each as in effect from time to time.

(c) Overdue principal and, to the extent permitted by law, overdue interest in respect of each Loan shall bear interest at a rate per annum equal to the greater of (x) the rate which is 2% in excess of the rate borne by such Loans immediately prior to the respective payment default and (y) the rate which is 2% in excess of the rate otherwise applicable to Base

Rate Loans from time to time. Interest which accrues under this Section 2.8(c) shall be payable on demand.

(d) Interest shall accrue from and including the date of any Borrowing to but excluding the date of any repayment thereof and shall be payable (i) in respect of each Base Rate Loan, quarterly in arrears on each Quarterly Payment Date, (ii) in respect of each Eurodollar Loan, on (x) the date of any conversion into a Base Rate Loan pursuant to Section 2.6, 2.9 or 2.10(b), as applicable (on the amount converted) and (y) the last day of each Interest Period applicable thereto and, in the case of an Interest Period in excess of three months, on each date occurring at three month intervals after the first day of such Interest Period and (iii) in respect of each Loan, on (x) the date of any prepayment or repayment thereof (on the amount prepaid or repaid), (y) at maturity (whether by acceleration or otherwise) and (z) after such maturity, on demand.

(e) All computations of interest hereunder shall be made in accordance with Section 13.20(b).

(f) Upon each Interest Determination Date, the Administrative Agent shall determine the Eurodollar Rate for the respective Interest Period or Interest Periods and shall promptly notify the Borrowers and the Lenders thereof. Each such determination shall, absent manifest error, be final and conclusive and binding on all parties hereto.

2.9. Interest Periods. At the time the Borrowers give a Notice of Borrowing or Notice of Conversion in respect of the making of, or conversion into, a Borrowing of Eurodollar Loans (in the case of the initial Interest Period applicable thereto) or prior to 12:00 Noon (Philadelphia time) on the third Business Day prior to the expiration of an Interest Period applicable to a Borrowing of Eurodollar Loans (in the case of any subsequent Interest Period), the Borrowers shall have the right to elect by giving the Administrative Agent written notice (or telephonic notice promptly confirmed in writing) of the Interest Period applicable to such Borrowing, which Interest Period shall, at the option of the Borrowers, be a one, two, three or six month period. Notwithstanding anything to the contrary contained above:

(a) the initial Interest Period for any Borrowing of Eurodollar Loans shall commence on the date of such Borrowing (including the date of any conversion from a Borrowing of Base Rate Loans) and each Interest Period occurring thereafter in respect of such Borrowing shall commence on the day on which the next preceding Interest Period applicable thereto expires;

(b) if any Interest Period for any Borrowing of Eurodollar Loans begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period, such Interest Period shall end on the last Business Day of such calendar month;

(c) if any Interest Period would otherwise expire on a day which is not a Business Day, such Interest Period shall expire on the next succeeding Business Day, provided that if any Interest Period for any Borrowing of Eurodollar Loans would otherwise expire on a day which is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the next preceding Business Day;

(d) no Interest Period for a Borrowing under a Tranche shall be selected which would extend beyond the respective Maturity Date for such Tranche;

(e) unless the Required Lenders otherwise agree, no Interest Period may be elected at any time when a Default or an Event of Default is then in existence; and

(f) no Interest Period in respect of any Borrowing of Acquisition Loans shall be elected which extends beyond any date upon which a Scheduled Repayment will be required to be made under Section 5.2(b) if, after giving effect to the election of such Interest Period, the aggregate principal amount of such Acquisition Loans which have Interest Periods which will expire after such date will be in excess of the aggregate principal amount of such Acquisition Loans then outstanding less the aggregate amount of such required Scheduled Repayment.

If upon the expiration of any Interest Period applicable to a Borrowing of Eurodollar Loans, the Borrowers have failed to elect, or is not permitted to elect, a new Interest Period to be applicable to the respective Borrowing of Eurodollar Loans as provided above, the Borrowers shall be deemed to have elected to convert such Borrowing into a Borrowing of Base Rate Loans effective as of the expiration date of such current Interest Period.

2.10. Increased Costs; Illegality; etc. (a) In the event that (x) in the case of clause (i) below, the Administrative Agent or (y) in the case of clauses (ii) and (iii) below, any Lender, shall have determined in good faith (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto):

(i) on any Interest Determination Date, that, by reason of any changes arising after the Effective Date affecting the interbank Eurodollar market, adequate and fair means do not exist for ascertaining the applicable interest rate on the basis provided for in the definition of Eurodollar Rate; or

(ii) at any time, that such Lender shall incur increased costs or reductions in the amounts received or receivable hereunder with respect to any Eurodollar Loans because of (x) any change since the date of this Agreement in any applicable law, governmental rule, regulation, guideline, order or request (whether or not having the force of law), or in the interpretation or administration thereof and including the introduction of any new law or governmental rule, regulation, guideline, order or request, such as, for example, but not limited to, (A) a change in the basis of taxation of payment to any Lender of the principal of or interest on such Eurodollar Loans or any other amounts payable hereunder (except for changes with respect to any tax imposed on, measured by or determined by reference to, the net income, net profits of such Lender or any franchise tax imposed in lieu thereof pursuant to the laws of the jurisdiction in which such Lender is organized, or in which such Lender’s principal office or applicable lending office is located or any subdivision thereof or therein), provided, however, that the Borrowers’

obligations to pay any additional amounts claimed under this Section 2.10(a)(ii)(x)(A) shall be subject to the provisions contained in Section 5.4(c); provided further that taxes that are otherwise addressed by Section 5.4 are not subject to a claim under this Section 2.10 or (B) a change in official reserve requirements, but, in all events, excluding reserves required under Regulation D to the extent included in the computation of the Eurodollar Rate and/or (y) other circumstances arising since the date of this Agreement affecting such Lender, the interbank Eurodollar market or the position of such Lender in such market (whether or not such Lender was a Lender at the time of such occurrence, but subject to the last sentence of Section 13.7(j)); or

(iii) at any time since the Effective Date, that the making or continuance of any Eurodollar Loan has become unlawful whether by compliance by such Lender with any law, governmental rule, regulation, guideline or order, or otherwise (or would conflict with any governmental rule, regulation, guideline, request or order not having the force of law but with which such Lender customarily complies even though the failure to comply therewith would not be unlawful), or has become impracticable as a result of a change or contingency occurring after the Effective Date which materially and adversely affects the interbank Eurodollar market;

then, and in any such event, such Lender (or the Administrative Agent in the case of clause (i) above) shall promptly give notice (by telephone confirmed in writing) to the Borrowers, which written notice shall set forth such Lender’s (or the Administrative Agent’s, as the case may be) basis for asserting its rights under this Section 2.10(a) and the calculation, in reasonable detail, of any such additional amounts claimed hereunder, and (except in the case of clause (i)) to the Administrative Agent of such determination (which notice the Administrative Agent shall promptly transmit to each of the other Lenders). Thereafter, (x) in the case of clause (i) above, Eurodollar Loans shall no longer be available until such time as the Administrative Agent notifies the Borrowers and the Lenders that the circumstances giving rise to such notice by the Administrative Agent no longer exist, and any Notice of Borrowing or Notice of Conversion given by the Borrowers with respect to Eurodollar Loans which have not yet been incurred (including by way of conversion) shall be deemed rescinded by the Borrowers, (y) in the case of clause (ii) above, the Borrowers agree, subject to the provisions of Section 13.18 (to the extent applicable), to pay to such Lender, upon written demand therefor, such additional amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender in its sole discretion shall determine) as shall be required to compensate such Lender for such increased costs or reductions in amounts received or receivable hereunder but without duplication of any payments due under Section 5.4 (with the written notice as to the additional amounts owed to such Lender, submitted to the Borrowers by such Lender in accordance with the foregoing to be, absent manifest error, final, conclusive and binding upon all parties hereto, although the failure to give any such notice shall not release or diminish any of the Borrowers’ obligations to pay additional amounts pursuant to this Section 2.10(a) upon the subsequent receipt of such notice) and (z) in the case of clause (iii) above, the Borrowers shall take one of the actions specified in Section 2.10(b) as promptly as possible and, in any event, within the time period required by law.

(b) At any time that any Eurodollar Loan is affected by the circumstances described in Section 2.10(a)(ii) or (iii), the Borrowers may at their sole option (and in the case of a Eurodollar Loan affected pursuant to Section 2.10(a)(iii), the Borrowers shall) either (i) if the affected Eurodollar Loan is then being made pursuant to a Borrowing, cancel said Borrowing by giving the Administrative Agent telephonic notice (confirmed promptly in writing) thereof on the same date that the Borrowers were notified by a Lender pursuant to Section 2.10(a)(ii) or (iii)), or (ii) if the affected Eurodollar Loan is then outstanding, upon at least three Business Days’ notice to the Administrative Agent, require the affected Lender to convert each such Eurodollar Loan into a Base Rate Loan (which conversion, in the case of the circumstance described in Section 2.10(a)(iii), shall occur no later than the last day of the Interest Period then applicable to such Eurodollar Loan or such earlier day as shall be required by applicable law); provided that if more than one Lender is affected at any time, then all affected Lenders must be treated the same pursuant to this Section 2.10(b).

(c) If any Lender shall have determined after the Effective Date that the adoption or effectiveness after the Effective Date of any applicable law, rule or regulation regarding capital adequacy, or any change therein, or any change after the Effective Date in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on such Lender’s or such other corporation’s capital or assets as a consequence of such Lender’s Commitment or Commitments hereunder or its obligations hereunder to a level below that which such Lender or such other corporation could have achieved but for such adoption, effectiveness, change or compliance (taking into consideration such Lender’s or such other corporation’s policies with respect to capital adequacy), then from time to time, upon written demand by such Lender (with a copy to the Administrative Agent), accompanied by the notice referred to in the last sentence of this clause (c), the Borrowers agree, subject to the provisions of Section 13.18 (to the extent applicable), to pay to such Lender such additional amount or amounts as will compensate such Lender or such other corporation for such reduction in the rate of return to such Lender or such other corporation. Each Lender, upon determining in good faith that any additional amounts will be payable pursuant to this Section 2.10(c), will give prompt written notice thereof to the Borrowers (a copy of which shall be sent by such Lender to the Administrative Agent), which notice shall set forth such Lender’s basis for asserting its rights under this Section 2.10(c) and the calculation, in reasonable detail, of such additional amounts claimed hereunder, although the failure to give any such notice shall not release or diminish the Borrowers’ obligations to pay additional amounts pursuant to this Section 2.10(c) upon the subsequent receipt of such notice. A Lender’s reasonable good faith determination of compensation owing under this Section 2.10(c) shall, absent manifest error, be final and conclusive and binding on all the parties hereto.

2.11. Compensation. The Borrowers shall, subject to the provisions of Section 13.18 (to the extent applicable), compensate each Lender, promptly upon its written request (which request shall set forth in reasonable detail the basis for requesting such compensation), for all losses, expenses and liabilities (including, without limitation, any loss, expense or liability incurred by reason of the liquidation or reemployment of deposits or other funds required by such Lender to fund its Eurodollar Loans) which such Lender may sustain: (i) if for any reason a Borrowing of, or conversion from or into, Eurodollar Loans does not occur on a date specified therefor in a Notice of Borrowing or Notice of Conversion given by the Borrowers

(whether or not withdrawn by the Borrowers or deemed withdrawn pursuant to Section 2.10(a)); (ii) if any repayment (including any repayment made pursuant to Section 5.1 or 5.2 or as a result of an acceleration of the Loans pursuant to Section 11 or as a result of the replacement of a Lender (other than a Defaulting Lender) pursuant to Section 2.13 or 13.1(b)) or conversion of any Eurodollar Loans of the Borrowers occurs on a date which is not the last day of an Interest Period applicable thereto; (iii) if any prepayment of any Eurodollar Loans is not made on any date specified in a notice of prepayment given by the Borrowers; or (iv) as a consequence of (x) any other default by the Borrowers to repay its Eurodollar Loans when required by the terms of this Agreement or (y) an election made by the Borrowers pursuant to Section 2.10(b). Each Lender’s calculation of the amount of compensation owing pursuant to this Section 2.11 shall be made in good faith. A Lender’s basis for requesting compensation pursuant to this Section 2.11 and a Lender’s calculation of the amount thereof, shall, absent manifest error, be final and conclusive and binding on all parties hereto.

2.12. Change of Lending Office. Each Lender agrees that upon the occurrence of any event giving rise to the operation of Section 2.10(a)(ii) or (iii), Section 2.10(c), Section 3.5 or Section 5.4 with respect to such Lender, it will, if requested by the applicable Borrowers, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans or Letters of Credit affected by such event, provided that such designation is made on such terms that such Lender and its lending office suffer no economic, legal or regulatory disadvantage, with the object of avoiding the consequence of the event giving rise to the operation of such Section. Nothing in this Section 2.12 shall affect or postpone any of the obligations of the Borrowers or the rights of any Lender provided in Sections 2.10, 3.5 and 5.4.

2.13. Replacement of Lenders. (x) If any Lender becomes a Defaulting Lender, (y) upon the occurrence of any event giving rise to the operation of Section 2.10(a)(ii) or (iii), Section 2.10(c), Section 3.5 or Section 5.4 with respect to any Lender which results in such Lender charging to the Borrowers increased costs materially in excess of the average costs being charged by the other Lenders in respect of such contingency or (z) in the case of a refusal by a Lender to consent to a proposed change, waiver, discharge or termination with respect to this Agreement which has been approved by the Required Lenders as provided in Section 13.1(b), the Borrowers shall have the right, in accordance with Section 13.7(b), if no Default or Event of Default then exists or would exist after giving effect to such replacement, to replace such Lender (the “Replaced Lender”) with one or more other Eligible Assignee or Assignees, none of whom shall constitute a Defaulting Lender at the time of such replacement (collectively, the “Replacement Lender”) and each of whom shall be reasonably acceptable to the Administrative Agent or, at the option of the Borrowers, to replace only (a) any Commitment (and outstandings pursuant thereto) of the Replaced Lender with an identical Commitment provided by the Replacement Lender or (b) in the case of a replacement as provided in Section 13.1(b) where the consent of the respective Lender is required with respect to less than all Tranches of its Loans or Commitments, the Commitments and/or outstanding Loans of such Lender in respect of each Tranche where the consent of such Lender would otherwise be individually required, with identical Commitments and/or Loans of the respective Tranche provided by the Replacement Lender; provided that:

(i) at the time of any replacement pursuant to this Section 2.13, the Replacement Lender shall enter into one or more Assignment and Assumption Agreements pursuant to Section 13.7(b) (and with all fees payable pursuant to said Section 13.7(b) to be paid by the Replacement Lender) pursuant to which the Replacement Lender shall acquire all of the Commitments and outstanding Loans (or, in the case of the replacement of only (a) the Revolving Loan Commitment, the Revolving Loan Commitment and outstanding Revolving Loans and participations in Letter of Credit Outstandings and/or (b) the outstanding Acquisition Loans, the outstanding Acquisition Loans) of, and in each case (except for the replacement of only the outstanding Acquisition Loans of the respective Lender) participations in Letters of Credit by, the Replaced Lender and, in connection therewith, shall pay to (x) the Replaced Lender in respect thereof an amount equal to the sum of (A) an amount equal to the principal of, and all accrued interest on, all outstanding Loans (or of the Loans of the respective Tranche being replaced) of the Replaced Lender, (B) an amount equal to all Unpaid Drawings (unless there are no Unpaid Drawings with respect to the Tranche being replaced) that have been funded by (and not reimbursed to) such Replaced Lender, together with all then unpaid interest with respect thereto at such time and (C) an amount equal to all accrued, but theretofore unpaid, Fees owing to the Replaced Lender (but only with respect to the relevant Tranche, in the case of the replacement of less than all Tranches of Loans then held by the respective Replaced Lender) pursuant to Section 4.1, (y) except in the case of the replacement of only the outstanding Acquisition Loans of a Replaced Lender, each Letter of Credit Issuer an amount equal to such Replaced Lender’s RL Percentage of any Unpaid Drawing relating to Letters of Credit issued by such Letter of Credit Issuer (which at such time remains an Unpaid Drawing) to the extent such amount was not theretofore funded by such Replaced Lender and (z) in the case of any replacement of Revolving Loan Commitments, the Swingline Lender an amount equal to such Replaced Lender’s RL Percentage of any Mandatory Borrowing to the extent such amount was not theretofore funded by such Replaced Lender; and

(ii) all obligations of the Credit Parties, if any, then owing to the Replaced Lender (other than those (a) specifically described in clause (i) above in respect of which the assignment purchase price has been, or is concurrently being, paid, but including all amounts, if any, owing under Section 2.11 or (b) relating to any Tranche of Loans and/or Commitments of the respective Replaced Lender which will remain outstanding after giving effect to the respective replacement) shall be paid in full to such Replaced Lender concurrently with such replacement.

Upon the execution of the respective Assignment and Assumption Agreements by the respective Replacement Lender, the payment of amounts referred to in clauses (i) and (ii) above, recordation of the assignment on the Register by the Administrative Agent pursuant to Section 13.7(c) and, if so requested by the Replacement Lender, delivery to the Replacement Lender of the appropriate Note or Notes executed by the Borrowers, (x) the Replacement Lender shall become a Lender hereunder and, unless the respective Replaced Lender continues to have outstanding Acquisition Loans and/or a Revolving Loan Commitment hereunder, the Replaced Lender shall cease to constitute a Lender hereunder, except with respect to indemnification provisions under this Agreement (including, without limitation, Sections 2.10, 2.11, 3.5, 5.4, 13.4, 13.5 and 13.19), which shall survive as to such Replaced Lender and (y) except in the case of the replacement of only outstanding Acquisition Loans, the RL Percentages of the Lenders shall be automatically adjusted at such time to give effect to such replacement. In connection with any replacement of Lenders pursuant to, and as contemplated by, this Section 2.13, the Borrowers hereby irrevocably authorize the Administrative Agent to take all necessary action, in the name of the Borrowers, as described above in this Section 2.13 in order to effect the replacement of the respective Lender or Lenders in accordance with the preceding provisions of this Section 2.13.

2.14. Borrower Funds Administrator.

(a) Borrowers maintain an integrated cash management system reflecting their interdependence on one another and the mutual benefits shared among them as a result of their respective operations. In order to efficiently fund and operate their respective businesses and minimize the number of borrowings which they will make under this Agreement and thereby reduce the administrative costs and record keeping required in connection therewith, including the necessity to enter into and maintain separately identified and monitored borrowing facilities, Borrowers have requested, and Administrative Agent and Lenders have agreed that, subject to Section 14.9, all Loans will be advanced to and for the account of Borrowers (other than the Controlled Non-Profits) on a joint and several basis in accordance with the other provisions hereof. Each Borrower hereby acknowledges that it will be receiving a direct benefit from each Loan made pursuant to this Agreement.

(b) Each Borrower hereby designates, appoints, authorizes and empowers the Operating Company as its agent to act as specified in this Agreement and each of the other Credit Documents and the Operating Company hereby acknowledges such designation, authorization and empowerment, and accepts such appointment. Each Borrower hereby irrevocably authorizes and directs the Operating Company to take such action on its behalf under the provisions of this Agreement and the other Credit Documents, and any other instruments, documents and agreements referred to herein or therein, and to exercise such powers and to perform such duties hereunder and thereunder as are specifically delegated to or required of the Operating Company by the respective terms and provisions hereof and thereof, and such other powers as are reasonably incidental thereto, including, without limitation, to take the following actions for and on such Borrower’s behalf:

(i) to submit on behalf of each Borrower, Notices of Borrowing and Letter of Credit Requests to the Administrative Agent and the Letter of Credit Issuer in accordance with the provisions of this Agreement;

(ii) to receive on behalf of each Borrower the proceeds of Loans in accordance with the provisions of this Agreement, such proceeds to be disbursed to or for the account of the applicable Borrower as soon as practicable after its receipt thereof; and

(iii) to submit and receive on behalf of each Borrower, Compliance Certificates and all other certificates, notices and other communications given or required to be given hereunder.

The Operating Company is further authorized and directed by each Borrower to take all such actions on behalf of such Borrower necessary to exercise the specific power granted in clauses (i) through (iii) above and to perform such other duties hereunder and under the other Credit Documents, and deliver such documents as delegated to or required of the Operating Company by the terms hereof or thereof. The agency relationship established pursuant to this Section 2.14(b) is for administrative convenience only and such agency relationship shall not extend to any matter outside the scope of the Credit Documents.

(c) The administration by Administrative Agent and Lenders of the credit facilities under this Agreement as a co-borrowing facility with a funds administrator in the manner set forth herein is solely as an accommodation to Borrowers and at their request and neither the Administrative Agent nor any Lender shall incur any liability to any Credit Party as a result thereof.

SECTION 3. Letters of Credit.

3.1. Letters of Credit. (a) Subject to and upon the terms and conditions herein set forth, any Borrower may request a Letter of Credit Issuer at any time and from time to time on or after the Effective Date and prior to the 90th day preceding the Revolving Loan Maturity Date to issue, for the account of such Borrower and for the benefit of any holder (or any trustee, agent or other similar representative for any such holders) of L/C Supportable Indebtedness, irrevocable sight standby letters of credit in a form customarily used by such Letter of Credit Issuer or in such other form as has been approved by such Letter of Credit Issuer (each such Letter of Credit, a “Letter of Credit” and, collectively, the “Letters of Credit”).

(b) Subject to and upon the terms and conditions set forth herein, each Letter of Credit Issuer hereby agrees that it will, at any time and from time to time on and after the Effective Date and prior to the 90th day preceding the Revolving Loan Maturity Date, following its receipt of the respective Letter of Credit Request, issue for the account of any Borrower one or more Letters of Credit, in support of such L/C Supportable Indebtedness as is permitted to remain outstanding hereunder. Notwithstanding the foregoing, no Letter of Credit Issuer shall be under any obligation to issue any Letter of Credit if at the time of such issuance:

(i) any order, judgment or decree of any governmental authority or arbitrator shall purport by its terms to enjoin or restrain such Letter of Credit Issuer from issuing such Letter of Credit or any requirement of law applicable to such Letter of Credit Issuer or any request or directive (whether or not having the force of law) from any governmental authority with jurisdiction over such Letter of Credit Issuer shall prohibit, or request that such Letter of Credit Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such Letter of Credit Issuer with respect to such Letter of Credit any restriction or reserve or capital requirement (for which such Letter of Credit Issuer is not otherwise compensated) not in effect on the date hereof, or any unreimbursed loss, cost or expense which was not applicable, in effect or known to such Letter of Credit Issuer as of the date hereof and which such Letter of Credit Issuer in good faith deems material to it; or

(ii) such Letter of Credit Issuer shall have received written notice from any Borrower or the Administrative Agent (at the request of the Required Lenders) prior to the issuance of such Letter of Credit of the type described in clause (vi) of Section 3.1(c) or the second sentence of Section 3.2(b); or

(iii) the issuance of such Letter of Credit would violate any laws or one or more policies of such Letter of Credit Issuer generally applicable to account parties.

(c) Notwithstanding the foregoing, (i) no Letter of Credit shall be issued the Stated Amount of which, when added to the Letter of Credit Outstandings (exclusive of Unpaid Drawings which are repaid on the date of, and prior to the issuance of, the respective Letter of Credit) at such time, would exceed either (x) $5,000,000 or (y) when added to the aggregate principal amount of all Revolving Loans then outstanding and all Swingline Loans then outstanding, the Total Revolving Loan Commitment at such time; (ii) each Letter of Credit shall have an expiry date occurring not later than one year after such Letter of Credit’s date of issuance, provided that any such Letter of Credit may be extendable for successive periods each of up to one year, but not beyond the 30th day preceding the Revolving Loan Maturity Date, on terms acceptable to the respective Letter of Credit Issuer; (iii) no Letter of Credit shall have an expiry date occurring later than the 30th day prior to the Revolving Loan Maturity Date; (iv) the Stated Amount of each Letter of Credit shall not be less than $100,000 or in each case such lesser amount as is reasonably acceptable to the respective Letter of Credit Issuer; and (vi) no Letter of Credit Issuer will issue any Letter of Credit after it has received written notice from the Borrowers or the Administrative Agent (at the request of the Required Lenders) stating that a Default or an Event of Default exists until such time as such Letter of Credit Issuer shall have received a written notice of (x) rescission of such notice from the party or parties originally delivering the same or (y) a waiver of such Default or Event of Default by the Required Lenders.

(d) Notwithstanding the foregoing, in the event a Lender Default exists, no Letter of Credit Issuer shall be required to issue any Letter of Credit unless the respective Letter of Credit Issuer has entered into arrangements satisfactory to it and the Borrowers to eliminate such Letter of Credit Issuer’s risk with respect to the participation in Letters of Credit of the Defaulting Lender or Defaulting Lenders, including by cash collateralizing such Defaulting Lender’s or Defaulting Lenders’ RL Percentage(s) of the Letter of Credit Outstandings, as the case may be.

3.2. Letter of Credit Requests. (a) Whenever any Borrower desires that a Letter of Credit be issued, such Borrower shall give the Administrative Agent and the respective Letter of Credit Issuer written notice thereof at least four (4) Business Days (or such shorter period as may be acceptable to the respective Letter of Credit Issuer) prior to the proposed date of issuance (which shall be a Business Day) which written notice shall be in the form of Exhibit C (each, a “Letter of Credit Request”) and specify the currency in which the requested Letter of Credit is to be denominated. Each Letter of Credit Request shall include any other documents as such Letter of Credit Issuer customarily requires in connection therewith.

(b) The making of each Letter of Credit Request, and the acceptance of the benefits of each Letter of Credit issued hereunder, shall be deemed to be a representation and warranty by the Borrowers that such Letter of Credit may be issued in accordance with, and it will not violate the requirements of, the second sentence of Section 3.1(b) or Section 3.1(c). Unless the respective Letter of Credit Issuer has received notice from the Administrative Agent (at the direction of the Required Lenders) before it issues a Letter of Credit that one or more of the applicable conditions specified in Section 6 or 7, as the case may be, are not then satisfied, or that the issuance of such Letter of Credit would violate the second sentence of Section 3.1(b) or Section 3.1(c), then such Letter of Credit Issuer may issue the requested Letter of Credit for the account of the Borrowers in accordance with such Letter of Credit Issuer’s usual and customary practice. In no event shall any Letter of Credit Issuer have any obligation or liability to the L/C Participants as a result the failure of any Letter of Credit to conform to the purpose or beneficiary requirements set forth in Section 3.1(a).

3.3. Letter of Credit Participations. (a) Immediately upon the issuance by a Letter of Credit Issuer of any Letter of Credit, such Letter of Credit Issuer shall be deemed to have sold and transferred to each other RL Lender, and each such RL Lender (each, an “L/C Participant”) shall be deemed irrevocably and unconditionally to have purchased and received from such Letter of Credit Issuer, without recourse or warranty, an undivided interest and participation, to the extent of such L/C Participant’s RL Percentage, in such Letter of Credit, each substitute Letter of Credit, each drawing made thereunder and the obligations of the Borrowers under this Agreement with respect thereto (although Letter of Credit Fees shall be payable directly to the Administrative Agent for the account of the RL Lenders as provided in Section 4.1(b) and the L/C Participants shall have no right to receive any portion of any Facing Fees with respect to such Letters of Credit) and any security therefor or guaranty pertaining thereto. Upon any change in the Revolving Loan Commitments or the RL Percentages of the RL Lenders pursuant to Section 2.13 or 13.7(b), it is hereby agreed that, with respect to all outstanding Letters of Credit and Unpaid Drawings with respect thereto, there shall be an automatic adjustment to the participations pursuant to this Section 3.3 to reflect the new RL Percentages of the assigning and assignee Lender or of all RL Lenders, as the case may be.

(b) In determining whether to pay under any Letter of Credit, no Letter of Credit Issuer shall have any obligation relative to the L/C Participants other than to determine that any documents required to be delivered under such Letter of Credit have been delivered and that they appear to substantially comply on their face with the requirements of such Letter of Credit. Any action taken or omitted to be taken by any Letter of Credit Issuer under or in connection with any Letter of Credit issued by it if taken or omitted in the absence of gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision), shall not create for such Letter of Credit Issuer any resulting liability to any Borrower or any Lender.

(c) In the event that any Letter of Credit Issuer makes any payment under any Letter of Credit issued by it and the Borrowers shall not have reimbursed such amount in full to the Letter of Credit Issuer pursuant to Section 3.4(a), such Letter of Credit Issuer shall promptly notify the Administrative Agent, and the Administrative Agent shall promptly notify each L/C Participant of such failure, and each such L/C Participant shall promptly and unconditionally pay to the Administrative Agent for the account of such Letter of Credit Issuer in U.S. Dollars and in same day funds, the amount of such L/C Participant’s RL Percentage of such payment (in the case of a payment under a Letter of Credit denominated in a currency other than U.S. Dollars, taking the Dollar Equivalent of the amount of the respective payment on the date such payment is made). If the Administrative Agent so notifies any L/C Participant required to fund a payment under a Letter of Credit prior to 11:00 A.M. (Philadelphia time) on any Business Day, such L/C Participant shall make available to the Administrative Agent at the Payment Office for the account of the respective Letter of Credit Issuer such L/C Participant’s RL Percentage of the amount of such payment on such Business Day in same day funds (and, to the extent such notice is given after 11:00 A.M. (Philadelphia time) on any Business Day, such L/C Participant shall make such payment on the immediately following Business Day). If and to the extent such L/C Participant shall not have so made its RL Percentage of the amount of such payment available to the Administrative Agent for the account of the respective Letter of Credit Issuer, such L/C Participant agrees to pay to the Administrative Agent for the account of such Letter of Credit Issuer, forthwith on demand such amount, together with interest thereon, for each day from such date until the date such amount is paid to the Administrative Agent for the account of the Letter of Credit Issuer at the overnight Federal Funds Rate. The failure of any L/C Participant to make available to the Administrative Agent for the account of the respective Letter of Credit Issuer its RL Percentage of any payment under any Letter of Credit issued by it shall not relieve any other L/C Participant of its obligation hereunder to make available to the Administrative Agent for the account of such Letter of Credit Issuer its applicable RL Percentage of any payment under any such Letter of Credit on the date required, as specified above, but no L/C Participant shall be responsible for the failure of any other L/C Participant to make available to the Administrative Agent for the account of such Letter of Credit Issuer such other L/C Participant’s RL Percentage of any such payment.

(d) Whenever any Letter of Credit Issuer receives a payment of a reimbursement obligation as to which the Administrative Agent has received for the account of such Letter of Credit Issuer any payments from the L/C Participants pursuant to clause (c) above, such Letter of Credit Issuer shall pay to the Administrative Agent and the Administrative Agent shall promptly pay to each L/C Participant which has paid its RL Percentage thereof, in U.S. Dollars and in same day funds, an amount equal to such L/C Participant’s RL Percentage of the principal amount thereof and interest thereon accruing after the purchase of the respective participations.

(e) Each Letter of Credit Issuer shall, promptly after each issuance of, or amendment or modification to, a Letter of Credit issued by it, give the Administrative Agent, each L/C Participant and the Borrowers written notice of the issuance of, or amendment or modification to, such Letter of Credit.

(f) The obligations of the L/C Participants to make payments to the Administrative Agent for the account of the respective Letter of Credit Issuer with respect to Letters of Credit issued by it shall be irrevocable and not subject to counterclaim, set-off or other defense or any other qualification or exception whatsoever and shall be made in accordance with the terms and conditions of this Agreement under all circumstances, including, without limitation, any of the following circumstances:

(i) any lack of validity or enforceability of this Agreement or any of the other Credit Documents;

(ii) the existence of any claim, set-off, defense or other right which the Partnership or any of its Subsidiaries may have at any time against a beneficiary named in a Letter of Credit, any transferee of any Letter of Credit (or any Person for whom any such transferee may be acting), any Agent, any Letter of Credit Issuer, any Lender, or other Person, whether in connection with this Agreement, any Letter of Credit, the transactions contemplated herein or any unrelated transactions (including any underlying transaction between the Partnership or any of its Subsidiaries and the beneficiary named in any such Letter of Credit);

(iii) any draft, certificate or other document presented under the Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(iv) the surrender or impairment of any security for the performance or observance of any of the terms of any of the Credit Documents; or

(v) the occurrence of any Default or Event of Default.

3.4. Agreement to Repay Letter of Credit Drawings. (a) The Borrowers hereby agree to reimburse each Letter of Credit Issuer, by making payment to the Administrative Agent in immediately available funds at the Payment Office, for any payment or disbursement made by such Letter of Credit Issuer under any Letter of Credit issued by it (each such amount so paid or disbursed until reimbursed, an “Unpaid Drawing”) no later than three Business Days after the Administrative Agent notifies the Borrowers of such payment or disbursement, with interest on the amount so paid or disbursed by such Letter of Credit Issuer, to the extent not reimbursed prior to 2:00 P.M. (Philadelphia time) on the date of such payment or disbursement, from and including the date paid or disbursed to but not including the date such Letter of Credit Issuer is reimbursed therefor at a rate per annum which shall be the then Applicable Margin for Revolving Loans maintained as Base Rate Loans plus the Base Rate, each as in effect from time to time (plus an additional 2% per annum if not reimbursed by the third Business Day after the date the Borrowers are given notice of such payment or disbursement), such interest also to be payable on demand; provided that it is understood and agreed, however, that the notices referred to above in this clause (a) shall not be required to be given if a Default or an Event of Default under Section 11.5 shall have occurred and be continuing (in which case the Unpaid Drawings shall be due and payable immediately without presentment, demand, protest or notice of any kind (all of which are hereby waived by each Credit Party) and shall bear interest at a rate per annum which shall be (x) until the third Business Day following the respective Unpaid Drawing, the Applicable Margin for Revolving Loans maintained as Base Rate Loans plus the Base Rate, each as in effect from time to time, and (y) at all times on and after the third Business Day following the respective Drawing, the rate per annum specified in preceding clause (x) plus 2%). Each Letter of Credit Issuer shall provide the Borrowers prompt notice of any payment or disbursement made by it under any Letter of Credit issued by it, although the failure of, or delay in, giving any such notice shall not release or diminish the obligations of the Borrowers under this Section 3.4(a) or under any other Section of this Agreement.

(b) The Borrowers’ obligation under this Section 3.4 to reimburse the respective Letter of Credit Issuer with respect to Unpaid Drawings on Letters of Credit (including, in each case, interest thereon) shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment which the

Borrowers may have or have had against such Letter of Credit Issuer, any Agent or any Lender, including, without limitation, any defense based upon the failure of any drawing under a Letter of Credit issued by it to conform to the terms of the Letter of Credit or any nonapplication or misapplication by the beneficiary of the proceeds of such drawing; provided, however, that the Borrowers shall not be obligated to reimburse such Letter of Credit Issuer for any wrongful payment made by such Letter of Credit Issuer under a Letter of Credit issued by it as a result of acts or omissions constituting willful misconduct or gross negligence on the part of such Letter of Credit Issuer (as determined by a court of competent jurisdiction in a final and non-appealable decision).

3.5. Increased Costs. If after the Effective Date, any Letter of Credit Issuer or any L/C Participant determines in good faith that the adoption or effectiveness after the Effective Date of any applicable law, rule or regulation, order, guideline or request or any change therein, or any change after the Effective Date in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Letter of Credit Issuer or any L/C Participant with any request or directive (whether or not having the force of law) by any such authority, central bank or comparable agency shall either (i) impose, modify or make applicable any reserve, deposit, capital adequacy or similar requirement against Letters of Credit issued by such Letter of Credit Issuer or such L/C Participant’s participation therein, or (ii) impose on any Letter of Credit Issuer or any L/C Participant any other conditions directly or indirectly affecting this Agreement, any Letter of Credit or such L/C Participant’s participation therein; and the result of any of the foregoing is to increase the cost to such Letter of Credit Issuer or such L/C Participant of issuing, maintaining or participating in any Letter of Credit, or to reduce the amount of any sum received or receivable by such Letter of Credit Issuer or such L/C Participant hereunder or reduce the rate of return on its capital with respect to Letters of Credit, then, upon written demand to the Borrowers by such Letter of Credit Issuer or such L/C Participant (a copy of which notice shall be sent by such Letter of Credit Issuer or such L/C Participant to the Administrative Agent), accompanied by the certificate described in the last sentence of this Section 3.5, the Borrowers agree, subject to the provisions of Section 13.18 (to the extent applicable), to pay to such Letter of Credit Issuer or such L/C Participant such additional amount or amounts as will compensate such Letter of Credit Issuer or such L/C Participant for such increased cost or reduction. A certificate submitted to the Borrowers by such Letter of Credit Issuer or such L/C Participant, as the case may be (a copy of which certificate shall be sent by such Letter of Credit Issuer or such L/C Participant to the Administrative Agent), setting forth in reasonable detail the basis for the determination of such additional amount or amounts necessary to compensate such Letter of Credit Issuer or such L/C Participant as aforesaid shall be final and conclusive and binding on the Borrowers absent manifest error, although the failure to deliver any such certificate shall not release or diminish the Borrowers’ obligations to pay additional amounts pursuant to this Section 3.5 upon subsequent receipt of such certificate.

3.6. Applicability of ISP; Conflicts; etc. (a) Unless otherwise expressly agreed by the respective Letter of Credit Issuer and the Borrowers when a Letter of Credit is issued, the rules of the ISP shall apply to each Letter of Credit.

(b) In the event of any conflict between the terms hereof and the terms of any Letter of Credit Request (or related application), the terms hereof shall control.

SECTION 4. Fees; Commitments.

4.1. Fees. (a) Unused Commitment Fee. The Borrowers shall pay to the Administrative Agent for distribution to each Lender, based on its pro rata share of the Commitment, an unused commitment fee (the “Unused Commitment Fee”) for the period from the Effective Date to but not including the final Maturity Date (or such earlier date as the Commitments shall have been terminated), computed at a rate for each day equal to the relevant Applicable Margin then in effect on the aggregate daily average Unutilized Revolving Loan Commitment and Unutilized Acquisition Loan Commitment of such Lender. Accrued Unused Commitment Fees shall be due and payable quarterly in arrears on each Quarterly Payment Date and on each Maturity Date (or such earlier date upon which either Commitment is terminated).

(b) Letter of Credit Fee. The Borrowers shall pay to the Administrative Agent for pro rata distribution to each RL Lender (based on their respective RL Percentages as from time to time in effect) in U.S. Dollars, a fee in respect of each Letter of Credit (the “Letter of Credit Fee”) computed at a rate per annum equal to the Applicable Margin for Revolving Loans maintained as Eurodollar Loans then in effect on the average daily Stated Amount of such Letter of Credit. Accrued Letter of Credit Fees shall be due and payable quarterly in arrears on each Quarterly Payment Date and upon the first day on or after the termination of the Total Revolving Loan Commitment upon which no Letters of Credit remain outstanding.

(c) Facing Fee. The Borrowers shall pay to each Letter of Credit Issuer, for its own account, in U.S. Dollars, a fee in respect of each Letter of Credit issued by such Letter of Credit Issuer (the “Facing Fee”) computed at the rate of 1/8 of 1% per annum on the daily Stated Amount of such Letter of Credit; provided that in no event shall the annual Facing Fee with respect to each Letter of Credit be less than $250; it being agreed that (x) on the date of issuance of any Letter of Credit and on each anniversary thereof prior to the termination of such Letter of Credit, if $250 will exceed the amount of Facing Fees that will accrue with respect to such Letter of Credit for the immediately succeeding 12-month period, the full $250 shall be payable on the date of issuance of such Letter of Credit and on each such anniversary thereof prior to the termination of such Letter of Credit and (y) if on the date of the termination of any Letter of Credit, $250 actually exceeds the amount of Facing Fees paid or payable with respect to such Letter of Credit for the period beginning on the date of the issuance thereof (or if the respective Letter of Credit has been outstanding for more than one year, the date of the last anniversary of the issuance thereof occurring prior to the termination of such Letter of Credit) and ending on the date of the termination thereof, an amount equal to such excess shall be paid as additional Facing Fees with respect to such Letter of Credit on the next date upon which Facing Fees are payable in accordance with the immediately succeeding sentence. Except as provided in the immediately preceding sentence, accrued Facing Fees shall be due and payable quarterly in arrears on each Quarterly Payment Date and upon the first day on or after the termination of the Total Revolving Loan Commitment upon which no Letters of Credit remain outstanding.

(d) Customary Charges. The Borrowers shall pay directly to each Letter of Credit Issuer upon each issuance of, payment under, and/or amendment of, a Letter of Credit issued by such Letter of Credit Issuer such amount as shall at the time of such issuance, payment or amendment be the administrative charge which such Letter of Credit Issuer is customarily charging for issuances of, payments under or amendments of, letters of credit issued by it.

(e) Agent Fees. The Borrowers shall pay to each Agent, for its own account, such other fees as may be agreed to in writing from time to time between the Borrowers and such Agent, when and as due.

(f) Computation. All computations of Fees shall be made in accordance with Section 13.20(b).

4.2. Voluntary Termination or Reduction of Unutilized Commitments. (a) Upon at least three Business Days’ prior notice from an Authorized Officer of the Borrowers to the Administrative Agent at its Notice Office (which notice the Administrative Agent shall promptly transmit to each of the Lenders), the Borrowers shall have the right, without premium or penalty, to terminate or partially reduce the Total Unutilized Revolving Loan Commitment or Total Unutilized Acquisition Loan Commitment, in whole or in part, provided that (i) any such termination or partial reduction shall apply to proportionately and permanently reduce the Revolving Loan Commitment or the Acquisition Loan Commitment, as applicable, of each Lender with such a Commitment and (ii) any partial reduction pursuant to this Section 4.2(a) shall be in integral multiples of $1,000,000.

(b) In the event of a refusal by a Lender to consent to a proposed change, waiver, discharge or termination with respect to this Agreement which has been approved by the requisite Lenders in accordance with Section 13.1(a), the Borrowers shall have the right, subject to obtaining the consents required by Section 13.1(b), upon five Business Days’ prior written notice to the Administrative Agent at its Notice Office (which notice the Administrative Agent shall promptly transmit to each of the Lenders), to terminate the entire Revolving Loan Commitment of such Lender, so long as all Loans, together with accrued and unpaid interest, Fees and all other amounts, if any, then owing to such Lender (including all amounts, if any, owing pursuant to Section 2.11 but excluding amounts owing in respect of Acquisition Loans maintained by such Lender, if such Acquisition Loans are not being repaid pursuant to Section 13.1(b)) are repaid concurrently with the effectiveness of such termination (at which time Schedule I shall be deemed modified to reflect such changed amounts) and at such time, unless the respective Lender continues to have outstanding Acquisition Loans hereunder, such Lender shall no longer constitute a “Lender” for purposes of this Agreement, except with respect to indemnifications under this Agreement (including, without limitation, Sections 2.10, 2.11, 3.5, 5.4, 13.4, 13.5 and 13.19), which shall survive as to such repaid Lender.

4.3. Termination of Commitments. Each Commitment (and the related Commitment of each Lender) shall terminate in its entirety on the Maturity Date for such Commitment.

SECTION 5. Payments.

5.1. Voluntary Prepayments. The Borrowers shall have the right to prepay the Loans, and the right to allocate such prepayments to Revolving Loans, Swingline Loans and/or Acquisition Loans as the Borrowers elect, in whole or in part, without premium or penalty except as otherwise provided in this Agreement, from time to time on the following terms and conditions:

(i) the Borrowers shall give the Administrative Agent at its Notice Office written notice (or telephonic notice promptly confirmed in writing) of their intent to prepay the Loans, whether such Loans are Acquisition Loans, Revolving Loans or Swingline Loans, the amount of such prepayment, the Type of Loans to be repaid and (in the case of Eurodollar Loans) the specific Borrowing(s) pursuant to which made, which notice (I) shall be given by the Borrowers prior to 10:00 A.M. (Philadelphia time) (x) at least one Business Day prior to the date of such prepayment in the case of Base Rate Loans, (y) on the date of such prepayment in the case of Swingline Loans and (z) at least three Business Days prior to the date of such prepayment in the case of Eurodollar Loans and (II) shall, except in the case of Swingline Loans, promptly be transmitted by the Administrative Agent to each of the Lenders;

(ii) each prepayment (other than prepayments in full of (x) all outstanding Base Rate Loans or (y) any outstanding Borrowing of Eurodollar Loans) shall be in an aggregate principal amount of at least (x) $1,000,000, in the case of Eurodollar Loans, (y) $500,000, in the case of Revolving Loans and Acquisition Loans maintained as Base Rate Loans and (z) $100,000, in the case of Swingline Loans and, in each case, if greater, in integral multiples of $100,000, provided, that no partial prepayment of Eurodollar Loans made pursuant to a Borrowing shall reduce the aggregate principal amount of the Eurodollar Loans outstanding pursuant to such Borrowing to an amount less than the Minimum Borrowing Amount applicable thereto;

(iii) at the time of any prepayment of Eurodollar Loans pursuant to this Section 5.1 on any date other than the last day of the Interest Period applicable thereto, the Borrowers shall pay the amounts required pursuant to Section 2.11;

(iv) except as provided in clause (vi) below, each prepayment in respect of any Loans made pursuant to a Borrowing shall be applied pro rata among such Loans made pursuant to such Borrowing, provided, that at the Borrowers’ election in connection with any prepayment of Revolving Loans pursuant to this Section 5.1, such prepayment shall not be applied to any Revolving Loans of a Defaulting Lender;

(v) each prepayment of principal of Acquisition Loans pursuant to this Section 5.1 shall be applied to reduce the then remaining Scheduled Repayments pro rata (based upon the then remaining principal amounts of the Scheduled Repayments after giving effect to all prior reductions thereto); provided that (x) at any time the Borrowers may, at their option, direct that any voluntary prepayment of Acquisition Loans pursuant to this Section 5.1 (except pursuant to clause (vi) below) be applied (in which case it shall be applied) (I) first, to reduce the first four immediately succeeding Scheduled Repayments (after giving effect to all prior reductions thereto) as of the date of the respective payments pursuant to this Section 5.1 in direct order of maturity and (II) second, to the extent in excess thereof, as otherwise provided above without regard to this proviso and (y) repayments of Acquisition Loans pursuant to clause (vi) below shall only apply to reduce the then remaining Scheduled Repayments to the extent the Acquisition Loans so repaid are not replaced (and are not required to be replaced) pursuant to Section 13.1(b), with any such reductions to reduce the then remaining Scheduled Repayments in the manner provided above in this clause (v) (without regard to preceding clause (x) of this proviso), unless otherwise specifically agreed by the Required Lenders; and

(vi) in the event of a refusal by a Lender to consent to a proposed change, waiver, discharge or termination with respect to this Agreement which has been approved by the requisite Lenders in accordance with Section 13.1(a), the Borrowers shall have the right, subject to obtaining the consents required by Section 13.1(b), upon five Business Days’ prior written notice to the Administrative Agent at its Notice Office (which notice the Administrative Agent shall promptly transmit to each of the Lenders), elect to repay all Loans of such Lender (including all amounts, if any, owing pursuant to Section 2.11), together with accrued and unpaid interest, Fees and all other amounts, if any, then owing to such Lender (or owing to such Lender with respect to each Tranche which gave rise to the need to obtain such Lender’s individual consent), so long as the related Commitment(s) of such Lender are terminated concurrently with the repayment of Loans of any Lender pursuant to this clause (vi) (at which time Schedule I shall be deemed modified to reflect the changed Commitments).

5.2. Mandatory Repayments. (a) If on any date the sum of (x) the aggregate outstanding principal amount of Revolving Loans and Swingline Loans (after giving effect to all other repayments thereof on such date) and (y) the Letter of Credit Outstandings on such date, exceeds the Total Revolving Loan Commitment as then in effect, the Borrowers shall repay on such date, the principal of Swingline Loans, and if no Swingline Loans are or remain outstanding, the principal of Revolving Loans in an aggregate amount equal to such excess. If, after giving effect to the prepayment of all outstanding Swingline Loans and all outstanding Revolving Loans, the aggregate amount of Letter of Credit Outstandings exceeds the Total Revolving Loan Commitment as then in effect, the Borrowers shall pay to the Administrative Agent at the Payment Office on such date an amount in cash equal to such excess (up to the aggregate amount of Letter of Credit Outstandings at such time) and the Administrative Agent shall hold such payment as security for the obligations of the Borrowers to the Lenders hereunder pursuant to a cash collateral agreement to be entered into in form and substance reasonably satisfactory to the Administrative Agent.

(b) In addition to any other mandatory repayments pursuant to this Section 5.2, the Borrowers shall be required to repay the principal amount of each Acquisition Loan in quarterly installments, based on a six year principal amortization schedule of equal quarterly payments, with the first such quarterly principal payment to be made on the date fifteen (15) months following the date such Acquisition Loan was made, with quarterly principal payments to be made on each three (3) month interval thereafter (each a “Scheduled Repayment”), provided that if there shall be no corresponding date in any applicable month in which any such principal payment would otherwise be due, such payment shall be due on the last Business Day of such month.

(c) In addition to any other mandatory repayments pursuant to this Section 5.2, on each date on or after the Effective Date upon which any Credit Party receives Net Sale Proceeds from any Asset Sale, an amount equal to 100% of the Net Sale Proceeds from such Asset Sale shall be applied as a mandatory repayment in accordance with the requirements of Sections 5.2(f); provided that (i) aggregate Net Sale Proceeds received during such fiscal year may be retained by such Credit Party without giving rise to a mandatory repayment as otherwise required above, so long as no Default or Event of Default exists at the time such Net Sale Proceeds are received and an Authorized Officer of the such Credit Party has delivered a certificate to the Administrative Agent and the Collateral Agent on or prior to such date stating that such Net Sale Proceeds shall be used to purchase capital assets used or to be used in the businesses permitted pursuant to Section 10.1 (including, without limitation (but only to the extent permitted by Section 9.14), the purchase of the Equity Interests of a Person engaged in such businesses) within 180 days following the date of receipt of such Net Sale Proceeds from such Asset Sale (which certificate shall set forth the estimates of the proceeds to be so expended) and (ii) if all or any portion of such Net Sale Proceeds not required to be so applied as a mandatory repayment are not so used within such 180 day period, such remaining portion shall be applied on the last day of such 180 day period (or such earlier date, if any, as such Credit Party determines not to reinvest the Net Sale Proceeds relating to such Asset Sale as set forth above) as a mandatory repayment as provided above (without regard to this proviso).

(d) In addition to any other mandatory repayments pursuant to this Section 5.2, on each date on or after the Effective Date on which any Credit Party receives any cash proceeds from (i) any incurrence of Indebtedness (other than Indebtedness permitted to be incurred pursuant to Section 10.4 as in effect on the Effective Date), (ii) any issuance of Equity Interests by the Partnership (other than the cash proceeds of the issuance of Equity Interests to the extent issued in connection with a Permitted Acquisition that is completed within 180 days before or after the date of receipt of such cash proceeds) or (iii) any issuance of capital stock or other Equity Interests by, or cash capital contributions to, any Subsidiary of the Partnership (other than (x) issuances of common Equity Interests to the Partnership or any other Subsidiary of the Partnership by the Partnership or any other Subsidiary of the Partnership, and (y) cash capital contributions to any Subsidiary of the Partnership by the Partnership or any Subsidiary of the Partnership), an amount equal to 100% of the Net Cash Proceeds of the respective incurrence of Indebtedness, issuance of Equity Interests or cash capital contribution shall be applied as a mandatory repayment in accordance with the requirements of Sections 5.2(f) and (g).

(e) In addition to any other mandatory repayments pursuant to this Section 5.2, within 10 days following each date on or after the Effective Date on which any Credit Party receives any proceeds from any Recovery Event (other than proceeds from Recovery Events in an amount less than $500,000 per Recovery Event), an amount equal to 100% of the proceeds of such Recovery Event (net of reasonable costs (including, without limitation, legal costs and expenses) and taxes incurred in connection with such Recovery Event and the amount of such proceeds required to be used to repay any Indebtedness (other than Indebtedness of the Lenders pursuant to this Agreement) which is secured by the respective assets subject to such Recovery Event) shall be applied as a mandatory repayment in accordance with the requirements of Section 5.2(f); provided that (x) so long as no Default or Event of Default then exists and such proceeds do not exceed $500,000, such proceeds shall not be required to be so applied on such date to the extent that an Authorized Officer of such Credit Party has delivered a certificate to the Administrative Agent and the Collateral Agent on or prior to such date stating that such proceeds shall be used or shall be committed to be used to replace or restore any properties or assets in respect of which such proceeds were paid within 180 days following the date of such Recovery Event (which certificate shall set forth the estimates of the proceeds to be so expended), and (y) so long as no Default or Event of Default then exists and to the extent that (a) the amount of such proceeds exceeds $500,000, and (b) an Authorized Officer of such Credit Party has delivered to the Administrative Agent and the Collateral Agent a certificate on or prior to the date the application would otherwise be required pursuant to this Section 5.2(e) in the form described in clause (x) above, then the entire amount of the proceeds of such Recovery Event and not just the portion in excess of $500,000 shall be deposited with the Collateral Agent pursuant to a cash collateral arrangement reasonably satisfactory to the Administrative Agent and the Collateral Agent whereby such proceeds shall be disbursed to such Credit Party from time to time as needed to pay or reimburse such Credit Party in connection with the replacement or restoration of the respective properties or assets (pursuant to such certification requirements as may be established by the Administrative Agent and the Collateral Agent), provided further, that at any time while an Event of Default has occurred and is continuing, the Required Lenders may, subject to the terms of the Intercreditor Agreement, direct the Collateral Agent (in which case the Administrative Agent shall, and is hereby authorized by the Credit Parties to, follow said directions) to apply any or all proceeds then on deposit in such collateral account to the repayment of Obligations hereunder in the same manner as proceeds would be applied pursuant to Section 5.2(f), and provided further, that if all or any portion of such proceeds not required to be applied as a mandatory repayment pursuant to the second preceding proviso (whether pursuant to clause (x) or (y) thereof) are not so used within 180 days after the date of the respective Recovery Event then such remaining portion not used shall be applied on the date occurring 180 days after the date of the respective Recovery as a mandatory repayment in accordance with the requirements of Section 5.2(f).

(f) Each amount required to be applied pursuant to Sections 5.2(c), (d) and (e) in accordance with this Section 5.2(f) shall be applied on and after the Effective Date in accordance with the provisions of the Intercreditor Agreement; provided that, if no Indebtedness is outstanding under the Purchase Agreement or the Placement Notes, such amounts will be applied, first, to the extent the Administrative Agent, in its sole determination, determines that such amounts relate to assets acquired in a Permitted Acquisition or of a Borrower so acquired, such amounts shall be used to repay the amounts outstanding under any Acquisition Loan used to fund such Permitted Acquisition, and, second, to the extent such Acquisition Loans are paid in full, and as to all other amounts required to be applied pursuant to Sections 5.2(c), (d) and (e), such amounts shall be applied pro rata among all outstanding Loans, and, in either case, all such repayments of outstanding Acquisition Loans shall be applied to reduce the then remaining Scheduled Repayments in the inverse order in which such payments would be due (based upon the then remaining Scheduled Repayments after giving effect to all prior reductions thereto).

(g) With respect to each repayment of Loans required by this Section 5.2, the Borrowers may designate the Types of Loans of the respective Tranche which are to be repaid and, in the case of Eurodollar Loans, the specific Borrowing or Borrowings of the respective Tranche pursuant to which made, provided that: (i) repayments of Eurodollar Loans pursuant to this Section 5.2 may only be made on the last day of an Interest Period applicable thereto unless all Eurodollar Loans of the respective Tranche with Interest Periods ending on such date of required repayment and all Base Rate Loans of the respective Tranche have been paid in full; (ii) if any repayment of Eurodollar Loans made pursuant to a single Borrowing shall reduce the outstanding Eurodollar Loans made pursuant to such Borrowing to an amount less than the Minimum Borrowing Amount applicable thereto, such Borrowing shall be converted at the end of the then current Interest Period into a Borrowing of Base Rate Loans; and (iii) each repayment of any Tranche of Loans made pursuant to a Borrowing shall be applied pro rata among such Tranche of Loans. In the absence of a designation by the Borrowers as described in the preceding sentence, the Administrative Agent shall, subject to the above, make such designation in its sole discretion with a view, but no obligation, to minimize breakage costs owing under Section 2.11.

(h) In addition, if at any time, for any reason the sum of the aggregate principal amount of all Revolving Loans and Swingline Loans outstanding at such time plus the Letter of Credit Outstandings at such time is greater than either (x) the Total Revolving Loan Commitment or (y) the Borrowing Base, then Borrowers, without prior notice from the Administrative Agent or any Lender, shall promptly repay such excess to the Administrative Agent for the benefit of the Lenders. The amounts paid pursuant to the preceding sentence shall first be applied against outstanding Revolving Loans and the excess shall be held by the Administrative Agent as cash collateral to secure payment of outstanding Letters of Credit. Each such prepayment of Revolving Loans shall be accompanied by accrued and unpaid interest on the amount prepaid to the date of prepayment and any amounts payable under Section 2.11 in connection with such prepayment.

(i) Notwithstanding anything to the contrary contained elsewhere in this Agreement, (i) all then outstanding Swingline Loans shall be repaid in full on the Swingline Expiry Date, (ii) all other then outstanding Loans shall be repaid in full on the respective Maturity Date for such Loans and (iii) unless the Required Lenders shall otherwise agree in writing in their sole discretion, all outstanding Loans shall be repaid in full upon the occurrence of a Change of Control.

(j) Notwithstanding anything to the contrary contained in this Agreement, neither the exercise of the underwriters’ over-allotment option nor the redemption by the Partnership of Partnership Common Units or Partnership Subordinated Units in connection with any such exercise, in each case, as exercised within thirty days of the Effective Date and as otherwise described in the prospectus included in Form S-1 will constitute an Event of Default or trigger a requirement for a mandatory prepayment under this Section 5.2.

5.3. Method and Place of Payment. Except as otherwise specifically provided herein, all payments under this Agreement or any Note shall be made to the Administrative Agent for the ratable account of the Lender or Lenders entitled thereto not later than 12:00 Noon (Philadelphia time) on the date when due and shall be made in immediately available funds at the Payment Office. Any payments under this Agreement or under any Note which are made later than 12:00 Noon (Philadelphia time) shall be deemed to have been made on the next succeeding Business Day. Whenever any payment to be made hereunder or under any Note shall be stated to be due on a day which is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest shall accrue during such extension at the applicable rate in effect immediately prior to such extension.

5.4. Net Payments. (a) All payments made by any Credit Party hereunder or under any Credit Document or under any Note will be made without setoff, counterclaim or other defense. Except as provided in Section 5.4(b), all such payments will be made free and clear of, and without deduction or withholding for, any present or future taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature now or hereafter imposed by any jurisdiction or by any political subdivision or taxing authority thereof or therein with respect to such payments (but excluding, except as provided in the second succeeding sentence, any tax imposed on, measured by or determined by reference to the net income or net profits of a Lender or franchise taxes imposed in lieu thereof pursuant to the laws of the jurisdiction in which it is organized or the jurisdiction in which the principal office or applicable lending office of such Lender is located or any political subdivision of any such jurisdiction) and all interest, penalties or similar liabilities with respect to such nonexcluded taxes, levies, imposts, duties, fees, assessments or other charges (all such nonexcluded taxes, levies, imposts, duties, fees, assessments or other charges being referred to collectively as “Taxes”). If any Taxes are so levied, imposed or collected through withholding or deduction, the Borrowers (or any other Credit Party making the payment) agree to pay the full amount of such Taxes, and such additional amounts as may be necessary so that every payment of all amounts due under this Agreement or under any Note, after withholding or deduction for or on account of any Taxes, will not be less than the amount provided for herein or in such Note. If any amounts are payable in respect of Taxes pursuant to the preceding sentence, the Borrowers (or any other Credit Party making the payment) agree to reimburse each Lender, upon the written request of such Lender, for taxes imposed on or measured by the net income or net profits of such Lender pursuant to the laws of the jurisdiction in which such Lender is organized or in which the principal office or applicable lending office of such Lender is located or under the laws of any political subdivision or taxing authority of any such jurisdiction in which such Lender is organized or in which the principal office or applicable lending office of such Lender is located and for any withholding of taxes as such Lender shall determine are payable by, or withheld from, such Lender in respect of such amounts so paid to or on behalf of such Lender pursuant to the preceding sentence and in respect of any amounts paid to or on behalf of such Lender pursuant to this sentence. The Borrowers (or the respective Credit Party) will furnish to the Administrative Agent within 45 days after the date the payment of any Taxes is due pursuant to applicable law certified copies of tax receipts or other documentation evidencing such payment by the Borrowers (or such Credit Party). The Credit Parties jointly and severally agree to indemnify and hold harmless each Lender, and reimburse such Lender upon its written request, for the amount of any Taxes so levied or imposed and paid by such Lender; provided that such Lender shall have provided the Credit Party with evidence, reasonably satisfactory to such Credit Party, of the payment of such Taxes.

(b) Each Lender that is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) for U.S. Federal income tax purposes agrees to deliver to the Borrowers and the Administrative Agent on or prior to the Effective Date, or in the case of a Lender that is an assignee or transferee of an interest under this Agreement pursuant to Section 2.13 or 13.7 (unless the respective Lender was already a Lender hereunder immediately prior to such assignment or transfer), on the date of such assignment or transfer to such Lender, (i) two accurate and complete original signed copies of Internal Revenue Service Form W-8ECI or W-8BEN (with respect to a complete exemption under an income tax treaty) (or successor forms) certifying to such Lender’s entitlement as of such date to a complete exemption from United States withholding tax with respect to payments to be made under this Agreement and under any Note, or (ii) if the Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code and cannot deliver either Internal Revenue Service Form W-8ECI or W-8BEN (with respect to a complete exemption under an income tax treaty) pursuant to clause (i) above, (x) a certificate substantially in the form of Exhibit D (any such certificate, a “Section 5.4(b)(ii)

Certificate”) and (y) two accurate and complete original signed copies of Internal Revenue Service Form W-8BEN with respect to the portfolio interest exemption (or successor form) certifying to such Lender’s entitlement as of such date to a complete exemption from United States withholding tax with respect to payments of interest to be made under this Agreement and under any Note. In addition, each Lender agrees that from time to time after the Effective Date, when a lapse in time or change in circumstances renders the previous certification obsolete or inaccurate in any material respect, it will deliver to the Borrowers and the Administrative Agent two new accurate and complete original signed copies of Internal Revenue Service Form W-8ECI or Form W-8BEN (with respect to the benefits of an income tax treaty), or Form W-8BEN (with respect to the portfolio interest exemption) and a Section 5.4(b)(ii) Certificate, as the case may be, and such other forms as may be required in order to confirm or establish the entitlement of such Lender to a continued complete exemption from or reduction in United States withholding tax with respect to payments under this Agreement and any Note, or it shall immediately notify the Borrowers and the Administrative Agent of its inability to deliver any such Form or Certificate in which case such Lender shall not be required to deliver any such Form or Certificate pursuant to this Section 5.4(b). Notwithstanding anything to the contrary contained in Section 5.4(a), but subject to Section 13.7(b) and the immediately succeeding sentence, (x) the Borrowers shall be entitled, to the extent it is required to do so by law, to deduct or withhold income or similar taxes imposed by the United States (or any political subdivision or taxing authority thereof or therein) from interest, fees or other amounts payable hereunder for the account of any Lender which is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) for U.S. Federal income tax purposes to the extent that such Lender has not provided to the Borrowers U.S. Internal Revenue Service Forms that establish a complete exemption from such deduction or withholding and (y) the Borrowers shall not be obligated pursuant to Section 5.4(a) hereof to gross-up payments to be made to a Lender in respect of income or similar taxes imposed by the United States if (I) such Lender has not provided to the Borrowers the Internal Revenue Service Forms required to be provided to the Borrowers pursuant to this Section 5.4(b) or (II) in the case of a payment to a Lender, to the extent that such Forms do not establish a complete exemption from withholding of such taxes. Notwithstanding anything to the contrary contained in the preceding sentence or elsewhere in this Section 5.4 and except as set forth in Section 13.7(b), the Borrowers agree to pay additional amounts and to indemnify each Lender in the manner set forth in Section 5.4(a) (without regard to the identity of the jurisdiction requiring the deduction or withholding) in respect of any amounts deducted or withheld by it as described in the immediately preceding sentence as a result of any changes that are effective after the Effective Date in any applicable law, treaty, governmental rule, regulation, guideline or order, or in the interpretation thereof, relating to the deducting or withholding of such Taxes (or, if later, the date such Lender became party to this Agreement).

(c) If the Borrowers pay any additional amount under this Section 5.4 to a Lender and such Lender determines in its sole discretion that it has actually received or realized in connection therewith any refund or any reduction of, release or remission for or credit against, its Tax liabilities in or with respect to the taxable year in which the additional amount is paid (a “Tax Benefit”), such Lender shall pay to the Borrowers an amount that the Lender shall, in its sole discretion, determine is equal to the net benefit, after tax, which was obtained by the Lender in such year as a consequence of such refund, reduction, release or remission for or credit; provided that (i) any Lender may determine in its sole discretion consistent with the policies of such Lender whether to seek a Tax Benefit, (ii) any Taxes that are imposed on a Lender as a result of a disallowance or reduction (including through the expiration of any tax carryover or carryback of such Lender that otherwise would not have expired) of any Tax Benefit with respect to which such Lender has made a payment to the Borrowers pursuant to this Section 5.4(c) shall be treated as a Tax for which the Borrowers are obligated to indemnify such Lender pursuant to this Section 5.4 without any exclusions or defenses, (iii) nothing in this Section 5.4(c) shall require a Lender to disclose any confidential information to the Borrowers (including, without limitation, its tax returns), and (iv) no Lender shall be required to pay any amounts pursuant to this Section 5.4(c) at any time a Default or Event of Default then exists.

(d) The provisions of this Section 5.4 shall be subject to the provisions of Section 13.18 (to the extent applicable).

SECTION 6. Conditions Precedent to Initial Credit Events. The obligation of each Lender to make each Loan hereunder, and the obligation of the Letter of Credit Issuer to issue each Letter of Credit hereunder, in either case on the Effective Date, is subject, at the time of the making of such Loans or the issuance of such Letters of Credit to the satisfaction of the following conditions:

6.1. Execution of Agreement; Notes. There shall have been delivered to the Administrative Agent for the account of each Lender which has requested the same the appropriate Acquisition Note and Revolving Note and to the Swingline Lender if so requested, the Swingline Note, in each case executed by the Borrowers and in the amount, maturity and as otherwise provided herein.

6.2. Officer’s Certificate. The Administrative Agent shall have received a certificate from the General Partner, dated such date signed by an Authorized Officer of the Partnership, stating that all of the applicable conditions set forth in Sections 6.8, 6.9 and 7.1 (other than such conditions that are expressly subject to the satisfaction of any Agent and/or the Required Lenders), have been satisfied on such date.

6.3. Opinions of Counsel. The Administrative Agent shall have received opinions, addressed to the Administrative Agent, the Collateral Agent and each of the Lenders and dated the Effective Date, from (i) Blank Rome LLP counsel to the Credit Parties, which opinion shall cover such matters regarding the Credit Documents, the Note Purchase Documents and other documents and matters incident to the Transaction contemplated herein as the Administrative Agent may reasonably request, and be in form and substance reasonably satisfactory to the Administrative Agent, (ii) Vinson & Elkins, as to certain securities and tax matters, (iii) Willkie Farr & Gallagher LLP, as to certain private placement matters, (iii) local counsel to the Borrowers, as to the Mortgages and other Credit Documents relating to Real Property, and (iv) special counsel to the Credit Parties as to such other matters as the Administrative Agent may reasonably request, which opinion or opinions shall be in form, scope and substance reasonably satisfactory to the Administrative Agent.

6.4. Corporate Documents; Proceedings. (a) The Administrative Agent shall have received from each Credit Party an officer’s certificate, dated the Effective Date, signed by the chairman, a vice-chairman, the president or any vice-president of such Credit Party, and attested to by the secretary or any assistant secretary of such Credit Party, together with copies of the certificate of incorporation, by-laws or equivalent organizational documents of such Credit Party and the resolutions of such Credit Party referred to in such certificate and all of the foregoing (including each such certificate of incorporation, by-laws or other organizational document) shall be reasonably satisfactory to the Administrative Agent.

(b) All Company proceedings and all instruments and agreements in connection with the transactions contemplated by this Agreement and the other Documents shall be reasonably satisfactory in form and substance to the Administrative Agent, and the Administrative Agent shall have received all information and copies of all certificates, documents and papers, including good standing certificates, bring-down certificates and any other records of Company proceedings and governmental approvals, if any, which the Administrative Agent reasonably may have requested in connection therewith, such documents and papers, where appropriate, to be certified by proper Company or governmental authorities.

6.5. Adverse Change, etc. Nothing shall have occurred since December 31, 2003 which (i) the Required Lenders or any Agent shall reasonably determine (x) has had or (y) could reasonably be expected to have, a Material Adverse Effect or (ii) has had a material adverse effect on the Transaction.

6.6. Litigation. Other than as set forth on Schedule XI hereto, there are no actions, suits, proceedings or investigations pending or, to any Credit Party’s knowledge, threatened, nor has any Credit Party received any notices of a claim, (a) with respect to any Document, or any portion of the Transaction, or (b) against any Credit Party (i) as to which the amount in controversy is in excess of $100,000 (unless coverage for such claim has been acknowledged by the related insurer, subject to standard deductibles) or (ii) if adversely determined could reasonably be expected to result in a Material Adverse Effect.

6.7. Approvals. All (i) necessary governmental, regulatory and third party approvals and filings in connection with any Existing Indebtedness, all portions of the Transaction, the transactions contemplated by the Documents and otherwise referred to herein or therein shall have been obtained or filed, including, without limitation, Form S-1, and remain in full force and effect and evidence thereof shall have been provided to the Administrative Agent, and (ii) applicable waiting periods shall have expired without any action being taken by any competent authority which restrains, prevents or imposes materially adverse conditions upon the consummation of the Transaction, the making of the Loans and the transactions contemplated by the Documents or otherwise referred to herein or therein. Additionally, there shall not exist any judgment, order, injunction or other restraint issued or filed or a hearing seeking injunctive relief or other restraint pending or notified prohibiting or imposing materially adverse conditions upon, or materially delaying, or making economically unfeasible, the consummation of the Transaction or the making of the Loans.

6.8. Termination of Existing Credit Agreements. (a) All commitments under the Existing Credit Agreement shall have been terminated, all loans outstanding thereunder and under all Indebtedness To Be Refinanced shall have been repaid in full, together with all accrued and unpaid interest thereon, all accrued and unpaid fees thereon shall have been paid in full, all letters of credit issued thereunder shall have been terminated and all other amounts owing pursuant to the Existing Credit Agreement shall have been repaid in full.

(b) All security interests in respect of, and Liens securing, the Indebtedness To Be Refinanced shall have been terminated and released to the satisfaction of the Administrative Agent, and the Administrative Agent shall have received all such releases as may have been requested by the Administrative Agent, which releases shall be in form and substance satisfactory to the Administrative Agent. Without limiting the foregoing, there shall have been delivered (i) proper termination statements (Form UCC-3 or the appropriate equivalent) for filing under the UCC of each jurisdiction where a financing statement (Form UCC-1 or the equivalent) was filed with respect to the Partnership or any of its Subsidiaries in connection with the security interests securing the Indebtedness To Be Refinanced and the documentation related thereto, (ii) a termination or reassignment of any security interest in, or Lien on, any patents, trademarks, copyrights or similar interests of the Partnership or any of its Subsidiaries on which filings have been made to secure obligations under the Existing Credit Agreement, fully executed by the appropriate parties, (iii) terminations of all mortgages, leasehold mortgages, deeds of trust and leasehold deeds of trust created with respect to property of the Partnership or any of its Subsidiaries, in each case, to secure the obligations in respect of the Existing Credit Agreement, all of which shall be in form, scope and substance reasonably satisfactory to the Administrative Agent and (iv) all collateral owned by the Partnership or any of its Subsidiaries in the possession of any of the creditors in respect of the Indebtedness To Be Refinanced or any collateral agent or trustee under any related security document shall have been returned to the Partnership or such Subsidiary.

(c) After giving effect to the Transaction, the Credit Parties shall not have outstanding any Indebtedness other than Indebtedness permitted pursuant to Section 10.4, and all such Indebtedness which is to remain outstanding after the Effective Date shall not be subject to any default or event of default existing thereunder or arising as a result of the Transaction and the other transactions contemplated hereby.

(d) The net proceeds to the Partnership of its Qualified IPO and the issuance of the notes pursuant to the Note Purchase Agreement shall be adequate to repay in full (i) all amounts required to be paid pursuant to (a) above, and (ii) all costs, fees and expenses in connection with each portion of the Transaction.

6.9. Note Purchase Agreement. (a) The Operating Company shall have received the net cash proceeds from the issuance of notes by it under the Note Purchase Agreement.

(b) (i) The incurrence of Indebtedness pursuant to the Note Purchase Agreement shall have been consummated in accordance with the terms and conditions of the applicable Documents therefor and all applicable law, (ii) the Administrative Agent shall have received true and correct copies of all Note Purchase Documents, certified as such by an appropriate officer of the Partnership, (ii) all such Note Purchase Documents and all terms and conditions thereof (including, without limitation, amortization, maturities, interest rates, covenants, defaults, remedies, guaranties and guarantors) shall be in form and substance reasonably satisfactory to each Agent and the Required Lenders, (iii) all such Note Purchase Documents shall be in full force and effect and (iv) all conditions precedent to the consummation of the incurrence of loans pursuant to the Note Purchase Agreement as set forth therein shall have been satisfied, and not waived unless consented to by each Agent and the Required Lenders, to the reasonable satisfaction of each Agent and the Required Lenders.

6.10. Intercreditor Agreement. Each Credit Party, the Administrative Agent, the Lenders, the Purchasers and the Collateral Agent shall have duly authorized, executed and delivered the Intercreditor Agreement in the form of Exhibit K hereto (as amended, modified, restated and/or supplemented from time to time, the “Intercreditor Agreement”), and the Intercreditor Agreement shall be in full force and effect.

6.11. Security Documents; etc. (a) Each Credit Party shall have duly authorized, executed and delivered the Pledge Agreement in the form of Exhibit G (as amended, modified, restated and/or supplemented from time to time in accordance with the terms thereof and hereof, the “Pledge Agreement”) and shall have delivered to the Collateral Agent, as pledgee thereunder, all of the certificated Pledge Agreement Collateral referred to therein then owned by such Credit Party and required to be pledged pursuant to the terms thereof, (x) endorsed in blank in the case of promissory notes, Intercompany Notes and Certificates of Indebtedness or (y) accompanied by executed and undated transfer powers in the case of certificated Equity Interests, along with evidence that all other actions necessary or, in the reasonable opinion of the Collateral Agent, desirable, to perfect the security interests purported to be created by the Pledge Agreement have been taken, and the Pledge Agreement shall be in full force and effect.

(b) Each Credit Party shall have duly authorized, executed and delivered a Security Agreement in the form of Exhibit H (as amended, modified, restated and/or supplemented from time to time in accordance with the terms thereof and hereof, the “Security Agreement”) covering all of the Security Agreement Collateral, together with:

(i) Financing Statements (Form UCC-1) or appropriate local equivalent in appropriate form for filing under the UCC or appropriate local equivalent of each jurisdiction as may be necessary or, in the reasonable opinion of the Collateral Agent, desirable to perfect the security interests purported to be created by the Security Agreement and the Pledge Agreement;

(ii) uniform commercial code, tax, and judgment lien search results against each Credit Party evidencing the absence of Liens on each such Credit Party’s Real Property, personal property and other assets other than Permitted Liens;

(iii) evidence of the completion of all other recordings and filings of, or with respect to, the Security Agreement as may be necessary or, in the reasonable opinion of the Collateral Agent, desirable, to perfect the security interests purported to be created by the Security Agreement and the Pledge Agreement; and

(iv) evidence that all other actions necessary or, in the reasonable opinion of the Collateral Agent, desirable, to perfect the security interests purported to be created by the Security Agreement have been taken, and the Security Agreement and the Pledge Agreement shall be in full force and effect.

(c) The Collateral Agent shall have received:

(i) fully executed counterparts of Mortgages in form and substance consistent with applicable law of the jurisdictions in which the Real Property is located and reasonably satisfactory to the Collateral Agent, which Mortgages shall cover such of the Real Property owned or leased by the Partnership or any of its Subsidiaries (after giving effect to the Transaction) as are designated on Schedule III as a Mortgaged Property, together with Borrowers’ escrow instructions to the title insurer evidencing that counterparts of the Mortgages have been delivered to the title insurance company insuring the lien of such Mortgage for recording in all places to the extent necessary or, in the reasonable opinion of the Collateral Agent, desirable to effectively create a valid and enforceable first priority mortgage lien on each Mortgaged Property in favor of the Collateral Agent (or such other trustee as may be required or desirable under local law) for the benefit of the Secured Creditors, subject to Permitted Encumbrances;

(ii) Title insurance policies issued by a reputable title insurer selected by Borrowers and reasonably satisfactory to the Collateral Agent (“Mortgage Policies”) on each Mortgaged Property in amounts satisfactory to the Administrative Agent and the Required Lenders (but not to exceed the fair or reasonable market value of such Mortgaged Property) assuring the Collateral Agent that the Mortgages on such Mortgaged Properties are valid and enforceable first priority mortgage liens on the respective Mortgaged Properties, free and clear of all defects and encumbrances except Permitted Encumbrances and such Mortgage Policies shall otherwise be on a standard 1970 or 1992 American Land Title Association form title insurance policy and substance reasonably satisfactory to the Administrative Agent and the Required Lenders and shall include, as appropriate, an endorsement for future advances under this Agreement and the Notes and for any other matter that the Collateral Agent may request, shall not include an exception for mechanics’ liens or creditors’ rights, and shall provide for affirmative insurance and such reinsurance (including direct access agreements) as the Collateral Agent may request;

(iii) satisfactory copies of “Phase I” environmental reports prepared within 60 days prior to the Effective Date in connection with the Mortgaged Property described on Schedule XII hereto.

(iv) appraisals of the Mortgaged Property described on Schedule XII hereto.

6.12. Material Agreements. There shall have been made available for inspection and copying to the Administrative Agent, at its request, true and correct copies, certified (in the case of the agreements referred to in clause (ii), (iii), (vi) and (vii) below) as true and complete by an Authorized Officer of the General Partner of:

(i) all Plans (and for each Plan that is required to file an annual report on Internal Revenue Service Form 5500-series, a copy of the most recent such report (including, to the extent required, the related financial and actuarial statements and opinions and other supporting statements, certifications, schedules and information), and for each Plan that is a “single-employer plan,” as defined in Section 4001(a)(15) of ERISA, the most recently prepared actuarial valuation therefor) and any other “employee benefit plans,” as defined in Section 3(3) of ERISA, and any other material agreements, plans or arrangements, with or for the benefit of current or former employees of any Credit Party or any ERISA Affiliate (provided that the foregoing shall apply in the case of any multiemployer plan, as defined in 4001(a)(3) of ERISA, only to the extent that any document described therein is in the possession of any Credit Party or any ERISA Affiliate or reasonably available thereto from the sponsor or trustee of any such plan) (collectively, the “Employee Benefit Plans”);

(ii) all agreements (including, without limitation, shareholders’ agreements, subscription agreements and registration rights agreements) entered into by any Credit Party governing the terms and relative rights of the Equity Interests of the entity that is a party to such agreement and any agreements entered into by shareholders relating to any such entity with respect to its Equity Interests to which such entity is also a party (collectively, the “Shareholders’ Agreements”);

(iii) all material agreements entered into by any Credit Party with respect to the management of any Credit Party after giving effect to the Transaction (including consulting agreements and other management advisory agreements but excluding employment agreements) (collectively, the “Management Agreements”);

(iv) all collective bargaining agreements applying or relating to any employee of any Credit Party after giving effect to the Transaction (collectively, the “Collective Bargaining Agreements”);

(v) all agreements evidencing or relating to any Existing Indebtedness of any Credit Party in excess of $250,000 (collectively, the “Existing Indebtedness Agreements”);

(vi) any tax sharing or tax allocation agreements entered into by any Credit Party (collectively, the “Tax Allocation Agreements”); and

(vii) all material employment agreements entered into by any Credit Party (collectively, the “Employment Agreements”).

all of which Employee Benefit Plans, Shareholders’ Agreements, Management Agreements, Collective Bargaining Agreements, Existing Indebtedness Agreements, Tax Allocation Agreements and Employment Agreements shall be in full force and effect on the Effective Date.

6.13. Solvency Certificate; Insurance Certificates. The Administrative Agent shall have received:

(a) a solvency certificate in the form of Exhibit I from the chief financial officer of the General Partner, dated the Effective Date, and supporting the conclusion that, after giving effect to the Transaction and the incurrence of all financings contemplated herein, the Partnership (on a stand-alone basis), the Operating Company (on a stand-alone basis), the Partnership and its Subsidiaries (on a consolidated basis) and the Operating Company and its Subsidiaries (on a consolidated basis), in each case, taking into account any rights of subrogation and contribution among the Credit Parties, are not insolvent and will not be rendered insolvent by the indebtedness incurred in connection herewith, will not be left with unreasonably small capital with which to engage in its or their respective businesses and will not have incurred debts beyond its or their ability to pay such debts as they mature and become due; and

(b) evidence of insurance complying with the requirements of Section 9.3 for the business and properties of the Credit Parties, in scope, form and substance reasonably satisfactory to the Administrative Agent and the Required Lenders and naming the Collateral Agent as an additional insured and/or loss payee, and stating that such insurance shall not be canceled or materially revised without at least 30 days’ prior written notice by the insurer to the Collateral Agent.

6.14. Financial Information. There shall have been delivered to the Administrative Agent: (a) true and correct copies of the financial statements referred to in Section 8.10(b); (b) an unaudited pro forma consolidated balance sheet of the Partnership and its Subsidiaries, prepared in accordance with GAAP, as of June 30, 2004, calculated as if the Transaction and the incurrence of all Indebtedness (including the Loans) contemplated herein had occurred on such date (the “Pro Forma Balance Sheet”); (c) a completed Borrowing Base Certificate, prepared as of July 31, 2004; and (d) a reasonably satisfactory funds flow statement related to the Transaction.

6.15. Payment of Existing Indebtedness Agreements. Evidence that all Existing Indebtedness Agreements, other than those described on Schedule IV, shall been paid in full; and any commitments thereunder have terminated, including, without limitations, the obligations under the Existing Credit Agreement.

6.16. Payment of Fees. All costs, fees and expenses, and all other compensation due to the Administrative Agent, the Collateral Agent and the Lenders (including, without limitation, legal fees and expenses) shall have been paid to the extent then due.

SECTION 7. Conditions Precedent to All Credit Events. The obligation of each Lender to make Loans (including Loans made on the Effective Date, but excluding Mandatory Borrowings made after the Effective Date, which shall be made as provided in Section 2.1(d)), and the obligation of a Letter of Credit Issuer to issue any Letter of Credit, is subject, at the time of each such Credit Event (except as hereinafter indicated), to the satisfaction of the following conditions:

7.1. No Default; Representations and Warranties. At the time of each such Credit Event and immediately after giving effect thereto (i) there shall exist no Default or Event of Default and (ii) all representations and warranties contained herein or in any other Credit Document shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on the date of such Credit Event (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date).

7.2. Notice of Borrowing; Letter of Credit Request. (a) Prior to the making of each Loan (excluding Swingline Loans and Mandatory Borrowings), the Administrative Agent shall have received a Notice of Borrowing meeting the requirements of Section 2.3(a). Prior to the making of any Swingline Loan, the Swingline Lender shall have received the notice required by Section 2.3(b)(i).

(b) Prior to the issuance of each Letter of Credit, the Administrative Agent and the respective Letter of Credit Issuer shall have received a Letter of Credit Request meeting the requirements of Section 3.2(a).

The occurrence of the initial Borrowing and the acceptance of the benefits or proceeds of each Credit Event shall constitute a representation and warranty by each of the Partnership and the Borrowers to each Agent and each of the Lenders that all the conditions specified in Section 6 (with respect to Credit Events occurring on the Effective Date) and in this Section 7 (with respect to each Credit Event) (other than such conditions that are expressly subject to the satisfaction of the Administrative Agent, Collateral Agent and/or the Required Lenders) exist as of that time. All of the Notes, certificates, legal opinions and other documents and papers referred to in Section 6 and in this Section 7, unless otherwise specified, shall be delivered to the Administrative Agent at the Notice Office for the account of each of the Lenders and, except for the Notes, in sufficient counterparts or copies for each of the Lenders and shall be in form and substance satisfactory to the Lenders.

SECTION 8. Representations and Warranties. In order to induce the Lenders to enter into this Agreement and to make the Loans and issue and/or participate in the Letters of Credit provided for herein, each of the Partnership and the Borrowers makes the following representations and warranties with the Lenders, in each case after giving effect to the Transaction, all of which shall survive the execution and delivery of this Agreement, the making of the Loans and the issuance of the Letters of Credit (with the occurrence of the Effective Date and each Credit Event on or after the Effective Date being deemed to constitute a representation and warranty that the matters specified in this Section 8 are true and correct in all material respects on and as of the date of each such Credit Event, unless stated to relate to a specific earlier date in which case such representations and warranties shall be true and correct in all material respects as of such earlier date):

8.1. Company Status. Each of the Credit Parties (i) is a duly organized and validly existing Company in good standing under the laws of the jurisdiction of its organization, (ii) has the Company power and authority to own its property and assets and to transact the business in which it is engaged and presently proposes to engage and (iii) is duly qualified and is authorized to do business and is in good standing in all jurisdictions where it is required to be so qualified and where the failure to be so qualified (x) has had or (y) could reasonably be expected to have, a Material Adverse Effect. The General Partner is the sole general partner of the Partnership.

8.2. Company Power and Authority. Each of the Credit Parties has the Company power and authority to execute, deliver and carry out the terms and provisions of the Documents to which it is a party and has taken all necessary Company action to authorize the execution, delivery and performance of the Documents to which it is a party. Each of Credit Parties has duly executed and delivered each Document to which it is a party and each such Document constitutes the legal, valid and binding obligation of such Person enforceable in accordance with its terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws generally affecting creditors’ rights and by equitable principles (regardless of whether enforcement is sought in equity or at law).

8.3. No Violation. Neither the execution, delivery or performance by any Credit Party of the Documents to which it is a party, nor compliance by any Credit Party with the terms and provisions thereof, nor the consummation of the transactions contemplated herein or therein,

(a) on the Effective Date, (i) will contravene, conflict with or result in a breach or default under any applicable law, statute, rule or regulation, or any order, writ, injunction, judgment, ruling or decree of any court, arbitrator or governmental instrumentality, (ii) will contravene, constitute a default under, conflict or be inconsistent with or result in any breach of, any of the terms, covenants, conditions or provisions of, or constitute a default under, or (other than pursuant to the Security Documents) result in the creation or imposition of (or the obligation to create or impose) any Lien upon any of the property or assets of any Credit Party pursuant to the terms of any indenture, mortgage, deed of trust, loan agreement, credit agreement or any other agreement or instrument to which any Credit Party is a party or by which it or any of its property or assets are bound or to which it may be subject (including, without limitation, the Existing Indebtedness Agreements) or (iii) will contravene or violate any provision of the certificate of incorporation, by-laws, certificate of partnership, partnership agreement, certificate of limited liability company, limited liability company agreement or equivalent organizational document, as the case may be, any Credit Party, or

(b) after the Effective Date, (i) will contravene, conflict with or result in a breach or default under any material provision of any material applicable law, statute, rule or regulation, or any order, writ, injunction, judgment, ruling or decree of any court, arbitrator or governmental instrumentality, (ii) will contravene, constitute a default under, conflict or be inconsistent with or result in any breach of, any of the terms, covenants, conditions or provisions of, or constitute a default under, or (other than pursuant to the Security Documents) result in the creation or imposition of (or the obligation to create or impose) any Lien upon any of the property or assets of any Credit Party pursuant to the terms of any material indenture, mortgage, deed of trust, loan agreement, credit agreement or any other material agreement or instrument to which any Credit Party is a party or by which it or any of its property or assets are bound or to which it may be subject (including, without limitation, the Existing Indebtedness Agreements) or (iii) will contravene or violate any provision of the certificate of incorporation, by-laws, certificate of partnership, partnership agreement, certificate of limited liability company, limited liability company agreement or equivalent organizational document, as the case may be, any Credit Party.

8.4. Litigation. Other than as set forth on Schedule XI hereto as of the Effective Date, there are no actions, suits, proceedings or investigations pending or, to any Credit Party’s knowledge, threatened against or affecting, nor has any Credit Party received any notices of a claim, (a) with respect to any Document, or any portion of the Transaction, or (b) against any Credit Party (i) as to which the amount in controversy is in excess of $100,000 (unless, to the extent such controversy arise after the Effective Date, coverage for such claim has been acknowledged by the related insurer, subject to standard deductibles) or (ii) that if adversely determined could, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. Additionally, there does not exist any judgment, order or injunction prohibiting or imposing material adverse conditions upon the occurrence of any Credit Event.

8.5. Use of Proceeds; Margin Regulations. (a) The proceeds of the Acquisition Loans shall be utilized by the Borrowers to finance Permitted Acquisitions.

(b) The proceeds of all Revolving Loans and Swingline Loans shall be utilized to finance working capital requirements, finance Capital Expenditures, and other general corporate purposes of the Borrowers (which in no case will include Permitted Acquisitions). The proceeds of all Interim Borrowings shall be utilized by the Borrowers solely to fund regularly scheduled quarterly distributions by the Partnership in accordance with the Partnership Agreement. The proceeds of Non-Interim Borrowings and Swingline Loans shall not be utilized by the Borrowers to (i) fund any distributions by the Partnership, whether scheduled quarterly or otherwise and whether in accordance with the Partnership Agreement or not, or (ii) repay Interim Borrowings.

(c) No part of any Credit Event (or the proceeds thereof) will be used to purchase or carry any Margin Stock or to extend credit for the purpose of purchasing or carrying any Margin Stock. Neither the making of any Loan nor the use of the proceeds thereof nor the occurrence of any other Credit Event will violate or be inconsistent with the provisions of Regulation T, U or X of the Board of Governors of the Federal Reserve System.

8.6. Governmental Approvals. Except as may have been obtained or made on or prior to the Effective Date (and which remain in full force and effect on the Effective Date), no order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption by, any foreign or domestic governmental or public body or authority, or any subdivision thereof, is required to authorize or is required in connection with (i) the execution, delivery and performance of any Document (other than filings contemplated by the Security Documents) or (ii) the legality, validity, binding effect or enforceability of any Document.

8.7. Investment Company Act. None of the Credit Parties is, or has at any time been, an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.

8.8. Public Utility Holding Company Act. None the Credit Parties is, or has at any time been, a “holding company,” or a “subsidiary company” of a “holding company,” or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company,” within the meaning of the Public Utility Holding Company Act of 1935, as amended.

8.9. True and Complete Disclosure. All factual information (taken as a whole) heretofore or contemporaneously furnished by or on behalf of the Credit Parties in writing to the Administrative Agent, the Collateral Agent or any Lender (including, without limitation, all information contained in the Documents) for purposes of or in connection with this Agreement or any transaction contemplated herein or therein is, and all other such factual information (taken as a whole) hereafter furnished by or on behalf of any such Persons in writing to the Administrative Agent, the Collateral Agent or any Lender will be, true and accurate in all material respects on the date as of which such information is dated or certified and not incomplete by omitting to state any material fact necessary to make such information (taken as a whole) not misleading at such time in light of the circumstances under which such information was provided. It is understood that the Projections and the Pro Forma Balance Sheet and other pro forma calculations and budgets furnished or to be furnished hereunder do not constitute factual information for purposes of this Section 8.9. There are no facts known to any Credit Party which, either individually or in the aggregate, (x) have had a Material Adverse Effect or (y) could reasonably be expected to have a Material Adverse Effect, which have not been disclosed herein or in such other documents, certificates and statements furnished to the Lenders for use in connection with the transactions contemplated hereby.

8.10. Financial Condition; Financial Statements. (a) On and as of the Effective Date, on a pro forma basis after giving effect to the Transaction, and to all Indebtedness (including the Loans) incurred, and to be incurred, and Liens created, and to be created, by each Credit Party in connection therewith, with respect to (i) the Partnership (on a stand-alone basis), (ii) the Operating Company (on a stand-alone basis), (iii) the Partnership and its Subsidiaries (on a consolidated basis) and (iv) the Operating Company and its Subsidiaries (on a consolidated basis), in each case, taking into account any rights of subrogation and contribution among the Credit Parties (x) the sum of the assets, at a fair valuation, of the Partnership (on a stand-alone basis), the Operating Company (on a stand-alone basis), the Partnership and its Subsidiaries (on a consolidated basis) and the Operating Company and its Subsidiaries (on a consolidated basis) will exceed its or their debts, (y) it has or they have not incurred nor intended to, nor believes or believe that it or they will, incur debts beyond its or their ability to pay such debts as such debts mature and (z) it or they will have sufficient capital with which to conduct its or their business. For purposes of this Section 8.10, “debt” means any liability on a claim, and “claim” means (i) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (ii) right to an equitable remedy for breach of performance if such breach gives rise to a payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured.

(b) (i) The audited consolidated statements of financial condition of Cornerstone Family Services, Inc. and its Subsidiaries as of December 31, 2003, and the related consolidated statements of income and cash flow for such date, (ii) the unaudited consolidated balance sheet of Cornerstone Family Services, Inc. and its Subsidiaries as of the end of the fiscal quarter of the Partnership ended June 30, 2004, and the related consolidated statements income and cash flow for the fiscal quarter then ended, and (iii) the Pro Forma Balance Sheet, all furnished to the Lenders prior to the Effective Date, in each case present fairly in all material respects the financial condition of the Partnership and its Subsidiaries at the date of such statements of financial condition and the results of operations of the Partnership and its Subsidiaries for the periods covered thereby (or, in the case of the Pro Forma Balance Sheet, presents a good faith estimate of the consolidated pro forma financial condition of the Partnership as at the date of the preparation thereof after giving effect to the Transaction at the date thereof or for the period covered thereby), subject, in the case of unaudited financial statements, to normal year-end adjustments. All such financial statements (other than the aforesaid Pro Forma Balance Sheet) have been prepared in accordance with GAAP and practices consistently applied, except, in the case of the quarterly and monthly statements, for the omission of footnotes and ordinary end of period adjustments and accruals (all of which are of a recurring nature and none of which individually, or in the aggregate, would be material).

(c) After giving effect to the Transaction, since December 31, 2003 (but assuming the Transaction had occurred immediately prior to such date), nothing has occurred that (x) has had a Material Adverse Effect or (y) could reasonably be expected to have a Material Adverse Effect.

(d) Except as fully reflected in the financial statements described in Sections 8.10(b) and as otherwise permitted by Section 10.4, (i) there were as of the Effective Date (and after giving effect to any Loans made, and transactions occurring, on such date), no liabilities or obligations with respect to the Partnership or any of its Subsidiaries of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether or not due) which, either individually or in the aggregate, (x) have had a Material Adverse Effect or (y) could reasonably be expected to have a Material Adverse Effect and (ii) neither the Partnership nor any Borrower knows of any basis for the assertion against the Partnership or any of its Subsidiaries of any such liability or obligation which, either individually or in the aggregate, (x) have had a Material Adverse Effect or (y) could reasonably be expected to have a Material Adverse Effect.

(e) The Projections have been prepared on a basis consistent with the financial statements referred to in Section 8.10(b), and are based on good faith estimates and assumptions made by the management of the Partnership, which assumptions such management believed were reasonable on the Effective Date, it being recognized by the Lenders that such projections of future events are not to be viewed as facts and that actual results during the period or periods covered by any such Projections may differ from the projected results contained therein and such differences may be material.

8.11. Security Interests. On and after the Effective Date, each of the Security Documents creates (or after the execution, delivery and recordation thereof will create), as security for the Obligations, a valid and enforceable perfected security interest in and Lien on all of the Collateral subject thereto, superior to and prior to the rights of all third Persons (except as set forth in the next parenthetical), and subject to no other Liens (except that (i) the Security Agreement Collateral may be subject to Permitted Liens, (ii) the Pledge Agreement Collateral may be subject to the Liens described in clauses (i) and (v) of Section 10.3 and (iii) the security interest and mortgage lien created on any Mortgaged Property may be subject to Permitted Liens), in favor of the Collateral Agent. No filings or recordings are required in order to perfect the security interests created under any Security Document except for filings or recordings required in connection with any such Security Document which shall have been made on or prior to the Effective Date as contemplated by Section 6.11 or on or prior to the execution and delivery thereof to the extent contemplated by Sections 9.11 and 10.15.

8.12. Compliance with ERISA. Schedule V sets forth, as of the Effective Date, each Plan and each Multiemployer Plan that is a pension plan within the meaning of Section 3(2) of ERISA (a “Pension Plan”) of the Partnership. Each Pension Plan (and each related trust, insurance contract or fund, if any) is in, and the material compliance thereof has been in, material compliance with its terms and with all applicable laws, including, without limitation, ERISA and the Code; each Pension Plan (and each related trust, if any) which is intended to be qualified under Section 401(a) of the Code has received a determination letter or an opinion letter since January 1, 2001 from the Internal Revenue Service to the effect that it meets the requirements of Sections 401(a) and 501(a) of the Code; no Reportable Event has occurred that could reasonably be expected to result in any Material liability for the Partnership, any Subsidiary of the Partnership or any ERISA Affiliate; no Multiemployer Plan is insolvent or in reorganization; except as set forth on Schedule V with respect to the Pension Plans set forth therein, no Pension Plan has an Unfunded Current Liability which, when added to the aggregate amount of Unfunded Current Liabilities with respect to all other Plans (after taking into account the amount of Unfunded Current Liabilities set forth on Schedule V with respect to the Pension Plans set forth thereon), exceeds $250,000; no Pension Plan which is subject to Section 412 of the Code or Section 302 of ERISA has an accumulated funding deficiency, within the meaning of such sections of the Code or ERISA, or has applied for or received a waiver of an accumulated funding deficiency or an extension of any amortization period, within the meaning of Section 412 of the Code or Section 303 or 304 of ERISA; all contributions required to be made with respect to a Plan and a Multiemployer Plan have been timely made; neither the Partnership nor any Subsidiary of the Partnership nor any ERISA Affiliate has incurred any Material liability (including any indirect, contingent or secondary liability) to or on account of a Pension Plan or a Multiemployer Plan pursuant to Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201, 4204 or 4212 of ERISA or Section 401(a)(29), 4971 or 4975 of the Code or, to the knowledge of the Partnership or the Borrowers, reasonably expects to incur any such Material liability under any of the foregoing sections with respect to any Pension Plan or a Multiemployer Plan; no condition exists which presents a Material risk to the Partnership or any Subsidiary of the Partnership or any ERISA Affiliate of incurring a Material liability to or on account of a Pension Plan or a Multiemployer Plan pursuant to the foregoing provisions of ERISA and the Code; no proceedings have been instituted to terminate or appoint a trustee to administer any Pension Plan which is subject to Title IV of ERISA; no action, suit, proceeding, hearing, audit or investigation with respect to the administration, operation or the investment of assets of any Pension Plan (other than routine claims for benefits) is pending, expected or, to the knowledge of the Partnership or the Borrowers, threatened that could reasonably be expected to result in any Material liability for the Partnership, any Subsidiary of the Partnership or any ERISA Affiliate; using actuarial assumptions and computation methods consistent with Part 1 of subtitle E of Title IV of ERISA, the Partnership and its Subsidiaries and ERISA Affiliates would not have any Material liabilities to any Multiemployer Plan in the event of a withdrawal therefrom, as of the close of the most recent fiscal year of each such Multiemployer Plan ended prior to the date of the most recent Credit Event; each group health plan (as defined in Section 607(1) of ERISA or Section 4980B(g)(2) of the Code) which covers or has covered employees or former employees of the Partnership, any Subsidiary of the Partnership, or any ERISA Affiliate has at all times been operated in compliance with the provisions of Part 6 of subtitle B of Title I of ERISA and Section 4980B of the Code except to the extent that such noncompliance would not result in a Material liability; each group health plan (as defined in 45 Code of Federal Regulations Section 160.103) which covers or has covered employees or former employees of the Partnership, any Subsidiary of the Partnership or any ERISA Affiliate has at all times been operated in compliance with the provisions of the Health Insurance Portability and Accountability Act of

1996 and the regulations promulgated thereunder, except to the extent that any such failure could not reasonably be expected to result in a Material liability; no lien imposed under the Code or ERISA on the assets of the Partnership or any Subsidiary of the Partnership or any ERISA Affiliate exists or to the knowledge of the Partnership or the Borrowers, could reasonably be expected to arise on account of any Plan or any Multiemployer Plan; and the Partnership and its Subsidiaries do not maintain or contribute to any employee welfare benefit plan (as defined in Section 3(1) of ERISA) which provides benefits to retired employees or other former employees (other than as required by Section 601 of ERISA) the obligations with respect to which could reasonably be expected to have a Material Adverse Effect.

8.13. Capitalization. On the Effective Date and after giving effect to the Transaction and the other transactions contemplated hereby, the outstanding Equity Interests in the Partnership shall consist of (i) the general partner interest in the Partnership, (ii) the incentive distribution rights, (iii) 4,239,782 common units (such common units, together with any subsequently issued or issuable common units of the Partnership, collectively, the “Partnership Common Units”) and (iv) 4,239,782 subordinated units (the “Partnership Subordinated Units”). On the Effective Date, and after giving effect to the Transaction and the other transactions contemplated hereby, all outstanding Equity Interests in the Partnership have been duly and validly issued and are fully paid and free of any preemptive rights. As of the Effective Date, except as set forth on Schedule X hereto, the Partnership does not have outstanding any securities convertible into or exchangeable for its units or outstanding any rights to subscribe for or to purchase, or any options for the purchase of, or any agreement providing for the issuance (contingent or otherwise) of, or any calls, commitments or claims for the issuance of the Partnership Common Units. All of the outstanding Equity Interests in each Borrower have been validly issued, are fully paid and (to the extent applicable) nonassessable and, except as set forth on Schedule VII hereto, are owned by a Credit Party free and clear of any Lien other than any Lien in favor of the Collateral Agent.

8.14. Subsidiaries. On and as of the Effective Date and after giving effect to the Transaction, the Partnership has no Subsidiaries other than the Borrowers, and the Borrowers have no Subsidiaries other than those other Borrowers described as such on Schedule VII. Schedule VII correctly sets forth, as of the Effective Date and after giving effect to the Transaction, the percentage ownership (direct and indirect) of each Credit Party in each class of capital stock or other Equity Interests of each of its Subsidiaries and also identifies the direct owner thereof. All outstanding shares of Equity Interests of each Borrower have been duly and validly issued, are fully paid and, in the case of the corporate Borrowers, non-assessable, and have been issued free of any preemptive rights. No Borrower has outstanding any securities convertible into or exchangeable for its Equity Interests or outstanding any right to subscribe for or to purchase, or any options or warrants for the purchase of, or any agreement providing for the issuance (contingent or otherwise) of or any calls, commitments or claims of any character relating to, its Equity Interests or any stock appreciation or similar rights. On the Effective Date, no encumbrance or restriction not permitted by Section 10.14 exists.

8.15. Intellectual Property, etc. Each of the Credit Parties owns or has the rights to use all patents, trademarks, permits, service marks, trade names, technology copyrights, licenses, franchises and formulas, or other rights with respect to the foregoing, reasonably necessary for the conduct of its business, without any known conflict with the rights of others which, or the failure to obtain which, as the case may be, (x) has had (unless same has ceased to exist in all respects) or (y) could reasonably be expected to have, a Material Adverse Effect. To the best knowledge of the Credit Parties, no product of any Credit Party infringes in any material respect any license, permit, franchise, authorization, patent, copyright, service mark, trademark, trade name or other right owned by any other Person, and to the best knowledge of the Credit Parties, there is no material violation by any Person of any rights of any Credit Party with respect to any patent, copyright, service mark, trademark, trade name or other right owned or used by any Credit Party.

8.16. Compliance with Statutes; Agreements, etc. Each of the Credit Parties is in compliance with (i) all applicable statutes, regulations, rules and orders of, and all applicable restrictions imposed by, all governmental bodies, domestic or foreign, in respect of the conduct of its business and the ownership of its property and (ii) all contracts and agreements to which it is a party, except such non-compliance as could not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect.

8.17. Environmental Matters. (a) Each of the Credit Parties has complied with, and on the date of each Credit Event is in compliance with, applicable Environmental Laws and the requirements of any permits issued under such Environmental Laws and no Credit Party is liable for any Material penalties, fines or forfeitures for failure to comply with any of the foregoing. There are no pending or past Environmental Claims, or, to the best knowledge of any Credit Party, any threatened Environmental Claims against any Credit Party or any Real Property owned or operated by any Credit Party. There are no facts, circumstances, conditions or occurrences on any Real Property now or formerly owned or operated by any Credit Party or on any property adjoining or in the vicinity of any such Real Property that would reasonably be expected (i) to form the basis of an Environmental Claim against any Credit Party or any such Real Property or (ii) to cause any such Real Property to be subject to any restrictions on the ownership, occupancy, use or transferability of such Real Property by any Credit Party under any applicable Environmental Law. To the extent that the current or former operations of any Credit Party require such Credit Party to apply for and obtain a permit under any Environmental Law, such permit has either been granted to, or timely applied for by, the Credit Party, and such Credit Party, if such permit has not yet been granted, does not have any reason to believe that the application for such a permit will be denied or that compliance with such permit will have a Material Adverse Effect.

(b) Hazardous Materials have not at any time been generated, used, treated or stored on, or transported to or from, any Real Property now or formerly owned or operated by any Credit Party except in compliance with applicable Environmental Laws and as may be reasonably required in connection with the operation, use and maintenance of such Real Property by a Credit Party’s business. Hazardous Materials have not at any time been Released or threatened to be Released on or from any Real Property owned or operated by any Credit Party or by any person acting for or under contract to such Credit Party, or to the knowledge of the Credit Party, by any other Person in respect of Real Property owned or operated by such Credit Party, except in compliance with applicable Environmental Laws. At any Real Property formerly owned or operated by any Credit Party or by any person acting for or under contract to such Credit Party, or, to the knowledge of the Credit Party, by any other Person, there was not, during the time such Credit Party, or any Person owning or operating such Real Property for such Credit Party owned or operated such Real Property, any Release or threat of Release of any Hazardous Materials onto or from such Real Property.

(c) Notwithstanding anything to the contrary in this Section 8.17, the representations made in this Section 8.17 shall only be untrue if the aggregate effect of all conditions, failures, noncompliances, Environmental Claims, Hazardous Materials, Releases and presence of underground storage tanks, in each case of the types described above, (x) has had or (y) could reasonably be expected to have, a Material Adverse Effect.

8.18. Properties. All Real Property owned by any Credit Party and all material Leaseholds leased by any Credit Party, in each case as of the Effective Date and after giving effect to the Transaction, and the nature of the interest therein, is correctly set forth in Schedule III. Each Credit Party has good and marketable title to, or a validly subsisting leasehold interest in, all material properties owned or leased by it, including all Real Property reflected in Schedule III and in the financial statements (including the Pro Forma Balance Sheet) referred to in Section 8.10(b) (except such properties sold in the ordinary course of business since the dates of the respective financial statements referred to therein), free and clear of all Liens, other than Permitted Liens.

8.19. Labor Relations. No Credit Party is engaged in any unfair labor practice that (x) has had or (y) could reasonably be expected to have, a Material Adverse Effect. There is (i) no unfair labor practice complaint pending against any Credit Party or, to the knowledge of any Credit Party, threatened against any of them, before the National Labor Relations Board, and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement is so pending against any Credit Party or, to the knowledge of any Credit Party, threatened against any of them, (ii) no strike, labor dispute, slowdown or stoppage pending against any Credit Party or, to the knowledge of any Credit Party, threatened against any Credit Party and (iii) no union representation question existing with respect to the employees of any Credit Party and no union organizing activities are taking place, except (with respect to any matter specified in clause (i), (ii) or (iii) above, either individually or in the aggregate) such as (x) has not had and (y) could not reasonably be expected to have, a Material Adverse Effect.

8.20. Tax Returns and Payments. Each Credit Party has timely filed all federal income tax returns and all other tax returns, domestic and foreign, required to be filed by it and has paid all taxes and assessments payable by it which have become due, except for (a) tax returns (other than Federal tax returns), the failure of which to file could not reasonably be expected to be Material and (b) taxes and assessments (i) the amount of which is not individually or in the aggregate Material or (ii) being contested in good faith and adequately disclosed and fully provided for on the financial statements of such Credit Party in accordance with GAAP. Each Credit Party has at all times paid, or has provided adequate reserves (in the good faith judgment of the management of such Credit Party) for the payment of, all federal, state and foreign income taxes applicable for all prior fiscal years and for the current fiscal year to date. There is no material action, suit, proceeding, investigation, audit, or claim now pending or, to the knowledge of any Credit Party, threatened by any authority regarding any taxes relating to any Credit Party. No Credit Party knows of any basis for any other taxes or assessments that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. No Credit Party has entered into an agreement or waiver or been requested to enter into an agreement or waiver extending any statute of limitations relating to the payment or collection of taxes of any Credit Party, or is aware of any circumstances that would cause the taxable years or other taxable periods of any Credit Party not to be subject to the normally applicable statute of limitations. The income of the Partnership, of the Operating Company and of the Subsidiaries of the Operating Company that are intended by the Partnership to be treated as disregarded entities pursuant to Treas. Reg. Section 301.7701-3, is not subject to federal income tax at the company level.

8.21. Existing Indebtedness. Schedule IV sets forth a true and complete list of all Indebtedness of the Credit Parties as of the Effective Date and which is to remain outstanding after giving effect to the Transaction (excluding (i) the Obligations and (ii) the Indebtedness pursuant to the Note Purchase Documents) (the “Existing Indebtedness”), in each case showing the aggregate principal amount thereof and the name of the respective borrower and any other entity which directly or indirectly guaranteed such debt.

8.22. Insurance. Set forth on Schedule VIII hereto is a true, correct and complete summary of all insurance carried by each Credit Party on and as of the Effective Date (immediately after giving effect to the Transaction), with the amounts insured set forth therein.

8.23. Transaction. At the time of consummation thereof, each element of the Transaction shall have been consummated in all material respects in accordance with the terms of the relevant Documents therefor and all applicable laws. At the time of consummation thereof, all consents and approvals of, and filings and registrations with, and all other actions in respect of, all governmental agencies, authorities or instrumentalities required in order to make or consummate each element of the Transaction in all material respects in accordance with the terms of the relevant Documents therefor and all applicable laws have been obtained, given, filed or taken and are or will be in full force and effect (or effective judicial relief with respect thereto has been obtained). All applicable waiting periods with respect thereto have or, prior to the time when required, will have, expired without, in all such cases, any action being taken by any competent authority which restrains, prevents, or imposes material adverse conditions upon the Transaction. Additionally, there does not exist any judgment, order or injunction prohibiting or imposing material adverse conditions upon any element of the Transaction, the occurrence of any Credit Event, or the performance by any Credit Party of their respective obligations under the Documents and all applicable laws.

8.24. Tax Shelter Regulations. The Borrowers do not intend to treat any Loan or Letter of Credit and related transactions as being a “reportable transaction” (within the meaning of Treasury Regulation Section 1.6011-4). In the event any Borrower determines to take any action inconsistent with such intention, it will promptly notify the Administrative Agent thereof. If any Borrower so notifies the Administrative Agent, such Borrower acknowledges that one or more of the Lenders may treat its Loans, its interest in Swingline Loans and/or Letters of Credit as part of a transaction that is subject to Treasury Regulation Section 301.6112-1, and such Lender or Lenders, as applicable, will maintain the lists and other records required by such Treasury Regulation.

8.25. Common Enterprise. Each Borrower is engaged solely in a Permitted Business as of the Effective Date. These operations require financing on a basis such that the credit supplied can be made available from time to time to the Borrowers, as required for the continued successful operation of the Borrowers as a whole. The Borrowers have requested the Lender to make credit available hereunder primarily for the purposes set forth in Section 8.5. The Credit Parties expect to derive benefit, directly or indirectly, from a portion of the credit extended by the Lenders hereunder, both in its separate capacity and as a member of the group of companies, since the successful operation and condition of the Credit Parties is dependent on the continued successful performance of the functions of the group as a whole. The Credit Parties acknowledge that, but for the agreement by each of the Credit Parties to execute and deliver this Agreement, the Administrative Agent and the Lenders would not have made available the credit facilities established on the terms set forth herein.

8.26. Compliance with Cemetery Laws. Each of the Credit Parties has complied in all material respects with, and on the date of each Credit Event is in material compliance with, all applicable federal, state, and local laws, regulations, administrative orders, and other orders governing the operation of cemeteries, the providing of cemetery services, and the sale of cemetery merchandise, including, but not limited to: (1) obtaining and maintaining valid registration, permits, and certificates to conduct the cemetery business from the appropriate governmental authorities; (2) employing qualified representatives, employees, and sales agents who are registered with the appropriate governmental authorities; (3) submitting all required notices, records, statements, affidavits, financial reports and other documents, in form and substance, to the appropriate governmental authorities; (4) selling cemetery merchandise and cemetery services, including making required disclosures, in accordance with applicable laws; (5) using contracts, agreements, and other documents in form, wording and substance that comply with applicable laws; (6) establishing, funding and administering trust or escrow accounts, including, but not limited to, Trust Accounts, in accordance with applicable laws; (7) appointing qualified trustees and escrow agents to manage and administer trust funds established under applicable state laws; (8) maintaining and caring for cemeteries with the standard of care required by applicable laws; (9) constructing columbaria and mausoleums in accordance with applicable laws; (10) canceling contracts for cemetery services and cemetery merchandise, including making refunds to consumers, in accordance with applicable laws; (11) owning no more than the maximum amount of land permitted for cemetery and burial use under applicable laws; and (12) establishing cemeteries in areas permitted by applicable laws. Furthermore, there are no pending or, to the knowledge of any Credit Party, threatened claims or suspensions against the Credit Parties by any person, entity or governmental authority related to the operation of cemeteries, the providing of cemetery services, and the sale of cemetery merchandise.

8.27. Foreign Assets Control Regulations, etc. No Credit Event nor any Credit Party’s use of the proceeds thereof will violate (a) the Trading with the Enemy Act, as amended, or (b) any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto. Without limiting the foregoing, no Issuer (a) is or will become a person whose property or interests in property are blocked pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)) or (b) knowingly engages or will engage in any dealings or transactions, or be otherwise associated, with any such person. The Credit Parties are in compliance with the Uniting And Strengthening America By Providing

Appropriate Tools Required To Intercept And Obstruct Terrorism Act (USA Patriot Act of 2001).

SECTION 9. Affirmative Covenants. Each Credit Party hereby covenants and agrees that as of the Effective Date and thereafter for so long as this Agreement is in effect and until the Total Commitment and all Letters of Credit have terminated, and the Loans, Notes and Unpaid Drawings, together with interest, Fees and all other Obligations (other than any indemnities described in Section 13.13(b) which are not then due and payable) incurred hereunder, are paid in full:

9.1. Information Covenants. The Partnership will furnish, or will cause to be furnished, to the Administrative Agent and each Lender:

(a) Quarterly Financial Statements. Within 45 days after the close of the first three quarterly accounting periods in each fiscal year of the Partnership, the consolidated balance sheet of the Partnership and its Subsidiaries as at the end of such quarterly accounting period and the related consolidated statements of income and retained earnings and of cash flows for such quarterly accounting period and for the elapsed portion of the fiscal year ended with the last day of such quarterly accounting period, all of which shall be in reasonable detail and certified by the senior financial officer or other Authorized Officer of the General Partner that they fairly present in all material respects the financial condition of the Partnership and its Subsidiaries as of the dates indicated and the results of their operations and changes in their cash flows for the periods indicated, subject to normal year-end audit adjustments and the absence of footnotes.

(b) Annual Financial Statements. Within 95 days after the close of each fiscal year of the Partnership, the audited consolidated balance sheet of the Partnership and its Subsidiaries as at the end of such fiscal year and the related consolidated statements of income and retained earnings and of cash flows for such fiscal year, certified by independent certified public accountants of recognized national standing as shall be reasonably acceptable to the Administrative Agent, in each case to the effect that such statements fairly present in all material respects the financial condition of the Partnership and its Subsidiaries as of the dates indicated and the results of their operations and changes in financial position for the periods indicated in conformity with GAAP applied on a basis consistent with prior years, together with a certificate of such accounting firm stating that in the course of its regular audit of the business of the Partnership and its Subsidiaries, which audit was conducted in accordance with generally accepted auditing standards, no Default or Event of Default which has occurred and is continuing as a result of Sections 10.8, 10.9 or 10.10 has come to their attention or, if such a Default or an Event of Default has come to their attention, a statement as to the nature thereof.

(c) Monthly Financial Statements; Borrowing Base Certificates. Within (i) 35 days after the last day of each month (or 45 day after the last day of any month that is the end of a fiscal quarter), the consolidated balance sheet of the Partnership and its Subsidiaries as at the end of such monthly accounting period and the related consolidated statements of income and retained earnings and of cash flows for such monthly accounting period and accounts receivable and, to the extent requested by the Administrative Agent or the Required Lenders or provided to the Noteholders, accounts payable agings, all of which shall be in reasonable detail and certified by the senior financial officer or other Authorized Officer of the General Partner that they fairly present in all material respects the financial condition of the Partnership and its Subsidiaries as of the dates indicated and the results of their operations and changes in their cash flows for the periods indicated, subject to normal year-end audit adjustments and the absence of footnotes, and (ii) 30 days after the last day of each month a duly executed Borrowing Base Certificate setting forth the Borrowing Base as of the last day of such calendar month.

(d) Budgets, etc. Not more than 60 days after the commencement of each fiscal year of the Partnership, consolidated budgets of the Partnership and its Subsidiaries in reasonable detail for each of the four fiscal quarters of such fiscal year, in each case as prepared by management in accordance with GAAP and setting forth the principal assumptions upon which such budgets are based.

(e) Compliance Certificates. At the time of the delivery of the financial statements provided for in Sections 9.1(a) and (b), a compliance certificate of the senior financial officer or other Authorized Officer of the General Partner, in the form set forth as Exhibit F hereto, to the effect that no Default or Event of Default exists or, if any Default or Event of Default does exist, specifying the nature and extent thereof, which certificate shall, if delivered in connection with the financial statements in respect of a period ending on the last day of a fiscal quarter or fiscal year of the Partnership, set forth the calculations required to establish whether the Partnership and its Subsidiaries were in compliance with the provisions of Sections 10.8 through and including 10.10, inclusive, as at the end of such fiscal quarter or year, as the case may be.

(f) Notice of Default or Litigation. Promptly, and in any event within five Business Days after an officer of any Credit Party obtains actual knowledge thereof, notice of (i) the occurrence of any event which constitutes a Default or an Event of Default, which notice shall specify the nature and period of existence thereof and what action such Credit Party proposes to take with respect thereto, (ii) any litigation or proceeding pending or threatened (x) against any Credit Party which (I) has had or (II) could reasonably be expected, to have a Material Adverse Effect, (y) with respect to any material Indebtedness of any Credit Party or (z) with respect to any Document, (iii) any material governmental investigation pending or threatened against any Credit Party and (iv) any other event which (x) has had or (y) could reasonably be expected to have, a Material Adverse Effect.

(g) Management Letters. Promptly upon receipt thereof, a copy of any “management letter” submitted to any Credit Party by its independent accountants in connection with any annual, interim or special audit made by them of the books of such Credit Party and management’s responses thereto.

(h) Environmental Matters. Promptly after any officer of any Credit Party obtains actual knowledge of any of the following (but only to the extent that any of the following, either individually or in the aggregate, (x) has had or (y) could reasonably be expected to have, (a) a Material Adverse Effect or (b) a cost to such Credit Party in excess of $100,000), written notice of:

(i) any pending or threatened Environmental Claim against any Credit Party or any Real Property now, formerly, or hereafter owned or operated by any Credit Party;

(ii) any condition or occurrence on any Real Property now, formerly, or hereafter owned or operated by any Credit Party that (x) results in noncompliance by any Credit Party with any applicable Environmental Law or (y) could reasonably be anticipated to form the basis of an Environmental Claim any Credit Party or any such Real Property;

(iii) any condition or occurrence on any Real Property now, formerly, or hereafter owned or operated by any Credit Party that could reasonably be anticipated to cause such Real Property to be subject to any restrictions on the ownership, occupancy, use or transferability by such Credit Party of its interest in such Real Property under any Environmental Law; and

(iv) the taking of any removal or remedial action in response to the actual or alleged presence of any Hazardous Material on any Real Property now, formerly, or hereafter owned or operated by any Credit Party.

All such notices shall describe in reasonable detail the nature of the claim, investigation, condition, occurrence or removal or remedial action and the Credit Party’s response or proposed response thereto. In addition, the Credit Parties agree to provide the Lenders with copies of such detailed reports relating to any of the matters set forth in clauses (i)-(iv) above as may reasonably be requested by the Administrative Agent or the Required Lenders.

(i) Reports. Promptly upon transmission thereof, (i) copies of any filings and registrations with, and reports to, the SEC by any Credit Party, (ii) copies of all financial information, notices and reports as the Credit Parties shall send to the Purchasers, (iii) following any public issuance of debt or equity securities of any Credit Party, copies of all financial statements, proxy statements, notices and reports as such Credit Party shall send generally to analysts and the holders of any class of Equity Interests or Indebtedness in their capacity as such holders (to the extent not theretofore delivered to the Lenders pursuant to this Agreement) and (iv) with reasonable promptness, such other information or documents (financial or otherwise) as the Administrative Agent on its own behalf or on behalf of the Required Lenders may reasonably request from time to time.

(j) Change in Senior Management. Promptly upon knowledge by any Credit Party of any change or intended change in the person holding any Senior Manager position.

(k) Investments. Monthly summaries, prepared by the Partnership’s investment advisors, describing all investments of Trust Funds.

(l) Material Adverse Effect. Without duplication of any other provision of this Section 9.1, notice of any event which could reasonably be expected to have a Material Adverse Effect.

(m) Accounting Terms. If at the time of delivery of any annual or quarterly financial statement under Section 9.1 there is a material variation between the application of accounting principles employed in the preparation of such statement and the application of accounting principles employed in the preparation of the December 31, 2003 financial statements referred to above (“Frozen GAAP”) and such variation effects the computations used in determining compliance with Sections 9.14 and 10, including in each case definitions used therein, then an Authorized Officer of the General Partner shall deliver to the Administrative Agent and the Lenders at the same time as the delivery of such annual or quarterly financial statements (i) a description in reasonable detail of such variation and (ii) management prepared annual or quarterly financial statements prepared in accordance with Frozen GAAP. In addition, the General Partner shall deliver to the Administrative Agent and the Lenders such other reconciliation documentation as the Required Lenders may reasonably request.

(n) Phase II Reports. Within 60 days after the Closing Date, the Parent shall deliver to each holder of Notes satisfactory copies of “Phase II” environmental reports prepared for any of the ten properties listed on Schedule XII for which any Phase I environmental for such property delivered pursuant to Section 6.11(c)(iii) recommends the undertaking of a “Phase II” report.

(o) Bring Down Opinion. Within 30 days of the anniversary of the Closing Date falling in 2007, the Credit Parties will cause to be delivered to the Collateral Agent a “bring down” perfection opinion of Blank Rome LLP (or such other counsel reasonably acceptable to the Required Lenders) in form and substance reasonably satisfactory to the Required Lenders and their counsel.

(p) Other Information. From time to time, such other information or documents (financial or otherwise) with respect to any Credit Party as the Administrative Agent or any Lender (through the Administrative Agent) may reasonably request.

9.2. Books, Records and Inspections. Each Credit Party keep proper books of record and account in which full, true and correct entries in conformity with GAAP and all material requirements of law shall be made of all dealings and transactions in relation to its business and activities. Without limiting any additional similar requirements set forth in any Security Document, each Credit Party will permit, upon reasonable prior notice to the senior financial officer or other Authorized Officer of the General Partner or the Operating Company, officers and designated representatives of the Administrative Agent or the Required Lenders, up to twice in any calendar year at the expense of the Borrowers, and at any time after an Event of Default has occurred, at the expense of the Borrowers, to visit and inspect any of the properties or assets of the Credit Parties in whomsoever’s possession, and to examine the books of account of the Credit Parties and discuss the affairs, finances and accounts of the Credit Parties with, and be advised as to the same by, their officers and independent accountants, all at such reasonable times and intervals and to such reasonable extent as the Administrative Agent or the Required Lenders may desire.

9.3. Insurance. (a) Each Credit Party (i) maintain, with financially sound and reputable insurance companies, insurance on all its property in at least such amounts and against at least such risks as is consistent and in accordance with industry practice and (ii) furnish to the

Administrative Agent and each of the Lenders, upon request, full information as to the insurance carried. In addition to the requirements of the immediately preceding sentence, the Partnership will at all times cause insurance of the types described in Schedule VIII to be maintained (with the same scope of coverage as that described in Schedule VIII) at levels which are consistent with its practices immediately before the Effective Date, or otherwise in form, scope and amount reasonably acceptable to the Administrative Agent. Such insurance shall include physical damage insurance on all real and personal property (whether now owned or hereafter acquired) on an all risk basis and business interruption insurance. The provisions of this Section 9.3 shall be deemed supplemental to, but not duplicative of, the provisions of any Security Documents that require the maintenance of insurance.

(b) Each Credit Party, at all times keep all of its property (except real or personal property leased or financed through third parties in accordance with this Agreement) insured in favor of the Collateral Agent, and all policies or certificates with respect to such insurance (and any other insurance maintained by, or on behalf of, any Credit Party) (i) shall be endorsed to the Collateral Agent’s satisfaction for the benefit of the Collateral Agent (including, without limitation, by naming the Collateral Agent as certificate holder, mortgagee and loss payee with respect to real property, certificate holder and loss payee with respect to personal property, additional insured with respect to general liability and umbrella liability coverage and certificate holder with respect to workers’ compensation insurance), (ii) shall state that such insurance policies shall not be canceled or materially changed without at least 30 days prior written notice thereof by the respective insurer to the Collateral Agent and (iii) shall be delivered to the Collateral Agent.

(c) If any Credit Party shall fail to maintain all insurance in accordance with this Section 9.3, or if any Credit Party shall fail to so name the Collateral Agent as an additional insured, mortgagee or loss payee, as the case may be, or so deliver all certificates with respect thereto, the Administrative Agent and/or the Collateral Agent shall have the right (but shall be under no obligation), upon 5 Business Days prior written notice to the Partnership, to procure such insurance, and the Credit Parties agree jointly and severally to reimburse the Administrative Agent or the Collateral Agent, as the case may be, for all costs and expenses of procuring such insurance.

9.4. Payment of Taxes. Each Credit Party will pay and discharge all material taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits, or upon any properties belonging to it, in each case on a timely basis, and all lawful claims for material sums that have become due and payable which, if unpaid, could reasonably be expected to become a Lien not otherwise permitted under Section 10.3(i); provided that no Credit Party shall be required to pay any such tax, assessment, charge, levy or claim which is being contested in good faith and by proper proceedings if it has maintained and continues to maintain adequate reserves with respect thereto in accordance with GAAP.

9.5. Corporate Franchises. Each Credit Party will do all things necessary to preserve and keep in full force and effect its existence and its material rights, franchises, authority to do business, licenses, certifications, accreditations and patents, except for rights, franchises, authority to do business, licenses, certifications, accreditations and patents the loss of which (individually and in the aggregate) (x) have not had and (y) could not reasonably be expected to have, a Material Adverse Effect; provided, however, that any transaction permitted by Section 10.2 (including, without limitation, the dissolution of any Subsidiary of the Partnership permitted pursuant to said Section) will not constitute a breach of this Section 9.5.

9.6. Compliance with Statutes; etc. Each Credit Party will comply with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all governmental bodies, domestic or foreign, in respect of the conduct of its business and the ownership of its property (including, without limitation, regulations, administrative orders and other orders referred to in Section 8.26), except for such noncompliance as (x) have not had and (y) could not reasonably be expected to have, a Material Adverse Effect.

9.7. Compliance with Environmental Laws. (a) (i) The Partnership will comply with all Environmental Laws applicable to the ownership or use of its Real Property now or hereafter owned or operated by the Credit Parties, and will promptly pay or cause to be paid all costs and expenses incurred in connection with such compliance, and will keep or cause to be kept all such Real Property free and clear of any Liens imposed pursuant to such Environmental Laws and (ii) no Credit Party will generate, use, treat, store, Release, dispose of, threaten to Release, or permit the generation, use, treatment, storage, release or disposal of, Hazardous Materials on any Real Property now or hereafter owned or operated by any Credit Party, or transport or permit the transportation of Hazardous Materials to or from any such Real Property, except in material compliance with applicable Environmental Laws and as may be reasonably required in connection with the operation, use and maintenance of such Real Property by any Credit Party’s business, unless any failures to comply with the requirements specified in clause (i) or (ii) above, either individually or in the aggregate, (x) have not had and (y) could not reasonably be expected to have, a Material Adverse Effect. If any Credit Party or any tenant or occupant of any Real Property now or hereafter owned or operated by such Credit Party, causes or permits any intentional or unintentional act or omission resulting in the presence or Release or threat of Release of any Hazardous Material (except in material compliance with applicable Environmental Laws) at or from any Real Property, the Credit Party agrees, if required to do so under any final applicable directive or order of any governmental agency, to undertake, and/or to cause any of its Subsidiaries, tenants or occupants to undertake, at their sole expense, any clean up, removal, remedial or other action required pursuant to Environmental Laws to remove and clean up any Hazardous Materials from any Real Property, and, if required by any governmental agency under applicable law to restore any natural resources, except where the failure to do so could not reasonably be expected to have, a Material Adverse Effect.

(b) At the written request of the Administrative Agent or the Required Lenders, which request shall specify in reasonable detail the basis therefor, at any time and from time to time, the Partnership and the Operating Company will provide, at their sole cost and expense, a Phase I environmental site assessment report (and any additional reports required thereby) which has been prepared, in accordance with the applicable ASTM standard, by an environmental consulting firm approved by the Administrative Agent, and such approval will not be unreasonably withheld, and which concerns any Real Property now or hereafter owned or operated by any Credit Party, and addresses the matters in clause (i) or (ii) below which give rise to such request (or, in the case of a request pursuant to following clause (i), addresses such matter as may be requested by the Administrative Agent or the Required Lenders) and estimates the range of the potential costs of any removal, remedial or other corrective or restorative action in connection with any such matter; provided that in no event shall such request be made unless (i) a Default or Event of Default has occurred and is continuing or (ii) the Lenders receive notice under Section 9.1(h) for any event referred to in said Section which, either individually or in the aggregate, (x) has had or (y) could reasonably be expected to have, (a) a Material Adverse Effect or (b) a remedial cost to the Credit Parties in excess of $100,000. If any Credit Party fail to provide the same within 60 days after such request was made, the Administrative Agent may order the same, and the Credit Parties shall grant and hereby do grant, to the Administrative Agent and the Lenders and their agents reasonable access to such Real Property and specifically grant the Administrative Agent and the Lenders and their agents an irrevocable non-exclusive license, subject to the right of tenants, to undertake such an assessment, all at the expense of the Credit Parties. In such an event, the Credit Parties shall and hereby do release the Lenders and their agents from any and all Environmental Claims concerning any investigation into or assessment of the Real Property which Lenders may cause to be made.

9.8. ERISA. As soon as possible and, in any event, within ten (10) Business Days after any Plan, Credit Party or any ERISA Affiliate knows or has reason to know of the occurrence of any of the following, the Partnership will deliver to the Administrative Agent a certificate of the chief financial officer or other Authorized Officer of the General Partner setting forth in reasonable detail information as to such occurrence and the action, if any, that the Plan, such Credit Party or such ERISA Affiliate is required or proposes to take, together with any notices required or proposed to be given to or filed by the Plan, the Credit Party, the Plan administrator or such ERISA Affiliate to or with, the PBGC or any other governmental agency, or a Plan or Multiemployer Plan participant, and any notices received by the Partnership, such Subsidiary or ERISA Affiliate from the PBGC or other governmental agency or a Plan or Multiemployer Plan participant or the Plan administrator with respect thereto: that a Reportable Event has occurred (except to the extent that the Partnership has previously delivered to the Administrative Agent a certificate and notices (if any) concerning such event pursuant to the next clause hereof); that a contributing sponsor (as defined in Section 4001(a)(13) of ERISA) of a Plan subject to Title IV of ERISA is subject to the advance reporting requirement of PBGC Regulation Section 4043.61 (without regard to subparagraph (b)(1) thereof), and an event described in subsection .62, .63, .64, .65, .66, .67 or .68 of PBGC Regulation Section 4043 is reasonably expected to occur with respect to such Plan within the following 30 days; that an accumulated funding deficiency, within the meaning of Section 412 of the Code or Section 302 of ERISA, has been incurred or an application may be or has been made for a waiver or modification of the minimum funding standard (including any required installment payments) or an extension of any amortization period under Section 412 of the Code or Section 303 or 304 of ERISA with respect to a Plan; that any contribution required to be made with respect to a Plan or Multiemployer Plan has not been timely made, except to the extent that any failure to make such contribution would not result in a Material liability; that a Plan or Multiemployer Plan has been or may be terminated, reorganized, partitioned or declared insolvent under Title IV of ERISA; that a Plan has a Material Unfunded Current Liability and, to the knowledge of the Partnership or the Borrowers, that a Multiemployer Plan has a Material Unfunded Current Liability (assuming, solely for this purpose, that the term “Unfunded Current Liability” also applies to Multiemployer Plans) not previously disclosed to the Lenders prior to the Effective Date; that proceedings may be or have been instituted to terminate or appoint a trustee to administer a Plan which is subject to Title IV of ERISA; that a proceeding has been instituted pursuant to Section 515 of ERISA to collect a delinquent contribution to a Plan or Multiemployer Plan; that any Credit Party or any

ERISA Affiliate will or may incur any Material liability (including any indirect, contingent, or secondary liability) to or on account of the termination of or withdrawal from a Plan or Multiemployer Plan under Section 4062, 4063, 4064, 4069, 4201, 4204 or 4212 of ERISA or with respect to a Plan or Multiemployer Plan under Section 401(a)(29), 4971, 4975 or 4980 of the Code or Section 409 or 502(i) or 502(l) of ERISA or with respect to a group health plan (as defined in Section 607(1) of ERISA or Section 4980B(g)(2) of the Code) under Section 4980B of the Code; or that any Credit Party may incur any Material liability pursuant to any employee welfare benefit plan (as defined in Section 3(1) of ERISA) that provides benefits to retired employees or other former employees (other than as required by Section 601 of ERISA) or any Plan. Each Credit Party will deliver to each of the Lenders copies of any records, documents or other information that must be furnished to the PBGC with respect to any Plan pursuant to Section 4010 of ERISA. Each Credit Party will also deliver to each of the Lenders upon request a complete copy of the annual report (on Internal Revenue Service Form 5500-series) of each Plan (including, to the extent required, the related financial and actuarial statements and opinions and other supporting statements, certifications, schedules and information) required to be filed with the Internal Revenue Service. In addition to any certificates or notices delivered to the Lenders pursuant to the first sentence hereof, copies of annual reports and any records, documents or other information required to be furnished to the PBGC or any other government agency, and any material notices received by the Partnership, any Subsidiary of the Partnership or any ERISA Affiliate with respect to any Plan or received from any government agency or plan administrator or sponsor or trustee with respect to any Multiemployer Plan, shall be delivered to the Lenders no later than ten (10) Business Days after the date such annual report has been filed with the Internal Revenue Service or such records, documents and/or information has been furnished to the PBGC or any other government agency or such notice has been received by the Partnership, the Subsidiary or the ERISA Affiliate, as applicable. If, at any time after the Effective Date, any Credit Party or any ERISA Affiliate maintains, or contributes to (or incurs an obligation to contribute to), a pension plan as defined in Section 3(2) of ERISA which is not set forth in Schedule V, as may be updated from time to time, then the Partnership shall deliver to the Administrative Agent an updated Schedule V as soon as possible and, in any event, within thirty (30) days after such Credit Party or such ERISA Affiliate maintains, or contributes to (or incurs an obligation to contribute to), such pension plan. Such updated Schedule V shall supersede and replace the existing Schedule V.

9.9. Good Repair. The Partnership will, and will cause each of its Subsidiaries to, ensure that its material properties and equipment used in its business are kept in good repair, working order and condition, ordinary wear and tear excepted, and that from time to time there are made in such properties and equipment all needful and proper repairs, renewals, replacements, extensions, additions, betterments and improvements thereto, to the extent and in the manner consistent with past practices.

9.10. End of Fiscal Years; Fiscal Quarters. The General Partner will, for financial reporting purposes, cause (i) each Credit Party’s fiscal year to end on December 31 of each year and (ii) itself, and cause each Credit Party to maintain fiscal quarters consistent therewith and with the past practices of the any Credit Parties as in effect on the Effective Date.

9.11. Additional Security; Further Assurances. (a) Each Credit Party will grant to the Collateral Agent security interests and mortgages in such assets and real property of the

Partnership and such Subsidiaries as are not covered by the original Security Documents (subject to the applicable exceptions contained therein), and as may be reasonably requested from time to time by the Administrative Agent or the Required Lenders (collectively, the “Additional Security Documents”). The Additional Security Documents or instruments related thereto shall be duly recorded or filed in such manner and in such places as are required by law to establish, perfect, preserve and protect the Liens in favor of the Collateral Agent required to be granted pursuant to the Additional Security Documents and all taxes, fees and other charges payable in connection therewith shall be paid in full.

(b) Each Credit Party will, at the expense of the Credit Parties, make, execute, endorse, acknowledge, file and/or deliver to the Collateral Agent from time to time such schedules, confirmatory assignments, conveyances, financing statements, transfer endorsements, limited powers of attorney, certificates, real property surveys (it being understood that the Borrowers shall be under no obligation to obtain any such survey), reports and other assurances or instruments and take such further steps relating to the Collateral covered by any of the Security Documents as the Collateral Agent may reasonably require in order for the Collateral Agent to fully enforce its rights under the Security Documents. Furthermore, the Partnership shall cause to be delivered to the Collateral Agent such opinions of counsel, title insurance and other related documents as may be reasonably requested by the Collateral Agent to assure itself that this Section 9.11 has been complied with.

(c) The Partnership agrees to cause each Subsidiary of the Partnership established or created in accordance with Section 10.15 to execute and deliver a counterpart hereto (and/or an assumption agreement in form and substance satisfactory to the Administrative Agent) whereby such Subsidiary shall become a party hereto as a Borrower hereunder.

(d) The Partnership will cause each Subsidiary of the Partnership established or created in accordance with Section 10.15 to grant to the Collateral Agent a Lien (subject only to Permitted Liens) on property (tangible and intangible) of such Subsidiary upon terms and with exceptions similar to those set forth in the Security Documents, as appropriate, and reasonably satisfactory in form and substance to the Administrative Agent and Required Lenders. In connection with the actions required to be taken pursuant to the immediately preceding sentence, the respective Subsidiary shall become a party to the various existing Security Documents by executing counterparts thereof and/or assumption agreements relating thereto (together with the delivery of updated schedules) in each case pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent, or shall enter into and deliver such new Security Documents as may be requested by the Administrative Agent or the Required Lenders. The Borrowers shall cause each such Subsidiary of the Borrowers, at its own expense, to execute, acknowledge and deliver, or cause the execution, acknowledgment and delivery of, and thereafter register, file or record in any appropriate governmental office, any document or instrument reasonably deemed by the Collateral Agent to be necessary or desirable for the creation and perfection of the foregoing Liens. The Borrowers will cause each of such Subsidiaries to take all actions reasonably requested by the Administrative Agent (including, without limitation, the filing of UCC-1’s) in connection with the granting of such security interests.

(e) At any time after the Effective Date at which any Borrower receives or has performed on its behalf any survey of any Mortgaged Property (it being understood that the Borrowers shall be under no obligation to obtain any such survey), the Borrowers shall promptly thereafter deliver a copy of such survey to the Administrative Agent.

(f) Each of the Credit Parties agrees that each action required above by this Section 9.11 shall be completed as soon as possible, but in no event later than 60 days after such action is either requested to be taken by the Collateral Agent, the Administrative Agent or the Required Lenders or required to be taken by the Partnership and its Subsidiaries pursuant to the terms of this Section 9.11; provided that (i) each newly acquired or created Subsidiary of the Partnership shall be required to take the actions specified above concurrently (or promptly thereafter) with the creation or acquisition thereof (directly or indirectly) by a Credit Party, and (ii) in no event will any Credit Party or any of its Subsidiaries be required to take any action, other than using its commercially reasonable efforts, to obtain consents from third parties with respect to its compliance with this Section 9.11.

9.12. Use of Proceeds. All proceeds of the Loans shall be used as provided in Section 8.5.

9.13. Ownership of Subsidiaries. Except as reflected on Schedule VII, the Borrowers will directly or indirectly own 100% of the Equity Interests of each Subsidiary of the Borrowers.

9.14. Permitted Acquisitions. (a) Subject to the provisions of this Section 9.14 and the requirements contained in the definition of Permitted Acquisition, the Operating Company and any of its Subsidiaries may from time to time effect Permitted Acquisitions, so long as (in each case except to the extent the Required Lenders otherwise specifically agree in writing in the case of a specific Permitted Acquisition): (i) no Default or Event of Default shall be in existence at the time of the consummation of the proposed Permitted Acquisition or immediately after giving effect thereto; (ii) the Operating Company shall have given the Administrative Agent and the Lenders prior written notice of the proposed Permitted Acquisition in accordance with the definition thereof; (iii) calculations are made by the Operating Company of (x) compliance with the covenants contained in Sections 10.8, 10.9 and 10.10 for the period of four consecutive fiscal quarters (taken as one accounting period) most recently ended prior to the date of such Permitted Acquisition (each, a “Calculation Period”), on a Pro Forma Basis as if the respective Permitted Acquisition (as well as all other Permitted Acquisitions theretofore consummated after the first day of such Calculation Period) had occurred on the first day of such Calculation Period, and such recalculations shall show that such financial covenants would have been complied with if the Permitted Acquisition had occurred on the first day of such Calculation Period (for this purpose, if the first day of the respective Calculation Period occurs prior to the Effective Date, calculated as if the covenants contained in said Sections 10.8, 10.9 and 10.10 had been applicable from the first day of the Calculation Period) and (y) compliance, on a Pro Forma Basis, with Sections 10.8, 10.9 and 10.10 immediately after giving effect to the consummation of the respective Permitted Acquisition (for this purpose, using the same ratio which will be required to be met on the last day of the first fiscal quarter ended on or after the date upon which the respective Permitted Acquisition is consummated), and the Partnership shall be in compliance therewith; (iv) after giving effect to the updating of schedules to reflect transactions related to Permitted Acquisitions, all representations and warranties contained herein and in the other Credit Documents shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on and as of the date of such Permitted Acquisition (both before and after giving effect thereto), unless stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date; and (v) the Partnership shall have delivered to the Administrative Agent on the earlier of (x) the delivery of the Notice of Borrowing of an Acquisition Loan, or (y) the date of the consummation of such proposed Permitted Acquisition, an officer’s certificate executed by an Authorized Officer of the General Partner, certifying to the best of such officer’s knowledge, compliance with the requirements of preceding clauses (i) through (v), inclusive, and containing the calculations required by the preceding clause (iii).

(b) At the time of each Permitted Acquisition involving the creation or acquisition of a Subsidiary, or the acquisition of capital stock or other Equity Interest of any Person, all capital stock or other Equity Interests thereof created or acquired in connection with such Permitted Acquisition shall be pledged for the benefit of the Secured Creditors pursuant to, and to the extent required by, the Pledge Agreement in accordance with the requirements of Section 10.15.

(c) The Borrowers shall cause each Subsidiary which is formed to effect, or is acquired pursuant to, a Permitted Acquisition to comply with, and to execute and deliver, all of the documentation required by, Sections 9.11 and 10.15, to the reasonable satisfaction of the Administrative Agent.

(d) The consummation of each Permitted Acquisition shall be deemed to be a representation and warranty by each Credit Party that the certifications by a Credit Party (or by one or more of its respective Authorized Officers on its behalf) pursuant to Section 9.14(a), are true and correct and that all conditions thereto have been satisfied and that same is permitted in accordance with the terms of this Agreement, which representation and warranty shall be deemed to be a representation and warranty for all purposes hereunder, including, without limitation, Sections 7 and 11.

9.15. Maintenance of Company Separateness. The Partnership will, and will cause each of its Subsidiaries to, satisfy customary Company formalities, including, as applicable, the holding of regular board of directors’ and shareholders’ meetings or action by directors or shareholders without a meeting and the maintenance of Company offices and records. Neither the Partnership nor any of its Subsidiaries shall take any action, or conduct its affairs in a manner, which could reasonably be expected to result in the Company existence of the Partnership or any of its Subsidiaries being ignored, or in the assets and liabilities of the Partnership or any of its Subsidiaries being substantively consolidated with those of any other such Person in a bankruptcy, reorganization or other insolvency proceeding (it being understood and agreed that the entering into of the Credit Documents and the Note Purchase Documents by the Partnership and its Subsidiaries, and the performance of their respective obligations thereunder, shall not in and of itself be taken into account for purposes of determining compliance with the foregoing covenant).

9.16. Clean Down. The Borrowers will repay all Interim Borrowings so that, for a period of not less than thirty (30) consecutive days during each twelve (12) month period prior to the Revolving Loan Maturity Date, the aggregate outstanding principal balance of all Interim Borrowings will be equal to or less than $5,000,000.

9.17. Performance of Obligations. the Partnership will, and will cause each of its Subsidiaries to, perform all of its obligations under the terms of each mortgage, deed of trust, indenture, loan agreement or credit agreement and each other material agreement, contract or instrument by which it is bound, except such non-performances as (x) have not caused and (y) could not reasonably be expected to cause, individually or in the aggregate, a Default or Event of Default hereunder or a Material Adverse Effect.

9.18. Margin Regulations. No Credit Party will hold any Margin Stock. Each Credit Party will comply with all of the requirements of Regulations T, U and X.

9.19. Maintenance of Trust Funds and Trust Accounts. Each Borrower shall set aside in the appropriate Trust Account, all applicable Trust Funds at the time such funds are received by such Borrower, and the Borrower shall establish and maintain all of the funding obligations of each of the Trust Accounts in accordance with applicable law.

9.20. Amendment to Note Purchase Document Covenants. If the Credit Parties shall at any time after the Effective Date amend or modify any Note Purchase Document in a manner that requires any Credit Party to make a mandatory prepayment, comply with a covenant or add an event of default that either is not at such time included in this Agreement or, if such mandatory prepayment, covenant or event of default shall already be included in this Agreement, is more restrictive upon any Credit Party than such existing mandatory prepayment, covenant or event of default, each such mandatory prepayment, covenant and each event of default, definition and other provision relating to such mandatory prepayment, covenant or event of default in such Note Purchase Document (as amended or modified from time to time thereafter) shall be automatically deemed to be incorporated by reference in this Agreement, mutatis mutandis, as if then set forth herein in full. Promptly after any such amendment or modification, the Credit Parties will (i) furnish to the Administrative Agent and the Lenders a copy of each such mandatory prepayment, covenant and each event of default, definition and other provisions related thereto and (ii) execute and deliver to the Administrative Agent and each Lender an instrument, in form and substance reasonably satisfactory to the Required Lenders, modifying this Agreement by adding or modifying, as the case may be, the full text of such mandatory prepayment, covenant and the events of default, definitions and other related provisions.

SECTION 10. Negative Covenants. Each Credit Party hereby covenants and agrees that as of the Effective Date and thereafter for so long as this Agreement is in effect and until the Total Commitment has terminated, no Letters of Credit or Notes are outstanding and the Loans, together with interest, Fees and all other Obligations (other than any indemnities described in Section 13.13(b) which are not then due and payable) incurred hereunder, are paid in full:

10.1. Changes in Business; etc. No Credit Party will engage in any business other than the Permitted Business. Notwithstanding the foregoing:

(i) the General Partner will not itself: (A) engage in a Permitted Business; (B) own any significant assets (other than (I) its general partnership Equity Interest in the Partnership, (II) cash to be loaned, dividended, contributed and/or otherwise promptly applied for purposes not otherwise prohibited by this Agreement and (III) other assets used or held in connection with the performance of activities permitted to be conducted by the General Partner); or (C) have any liabilities (other than those liabilities for which it is responsible under this Agreement, the Documents to which it is a party, the GP Agreement, and any other Indebtedness permitted to be incurred by the General Partner pursuant to Section 10.4); provided however, the conduct of business restriction above shall not prohibit (or be construed to prohibit), the General Partner or its employees from conducting the activities contemplated to be conducted by the General Partner under the GP Agreement and the Partnership Agreement, and other administrative, management or ordinary course “holding company” activities necessary or desirable in connection with the operation of the Permitted Business through the General Partner and the Borrowers (including, without limitation, intercompany management functions and the provision of umbrella policies); and

(ii) the Partnership will not itself: (A) engage in a Permitted Business; (B) own any significant assets (other than (I) the Equity Interests in the Operating Company, (II) any Intercompany Loan permitted to be made by it pursuant to Section 10.5(v), whether or not evidenced by an Intercompany Note, (III) cash to be loaned, dividended, contributed and/or otherwise promptly applied for purposes not otherwise prohibited by this Agreement, and (IV) other assets used or held in connection with the performance of activities permitted to be conducted by the Partnership); or (C) have any liabilities (other than those liabilities for which it is responsible under this Agreement, the Partnership Agreement, the Documents to which it is a party, any Intercompany Loan permitted to be incurred by it pursuant to Section 10.5(v) and any other Indebtedness permitted to be incurred by the Partnership pursuant to Section 10.4); provided however, the conduct of business restriction contained in clause (A) above shall not prohibit (or be construed to prohibit) the Partnership from conducting administrative and other ordinary course “holding company” activities necessary or desirable in connection with the operation of the Permitted Business through the Borrowers.

10.2. Consolidation; Merger; Sale or Purchase of Assets; etc. Each Credit Party will not, and will not permit any of its Subsidiaries to, wind up, liquidate or dissolve its affairs or enter into any transaction of merger or consolidation, or convey, sell, lease or otherwise dispose of all or any part of its property or assets (other than Cemetery Property in the ordinary course of business), or enter into any partnerships, joint ventures or sale-leaseback transactions, or purchase or otherwise acquire (in one or a series of related transactions) any part of the property or assets (other than purchases or other acquisitions of inventory, materials and equipment in the ordinary course of business) of any Person or agree to do any of the foregoing at any future time, except that the following shall be permitted:

(i) the Credit Parties may, as lessee or licensee, enter into operating leases and licenses, in the ordinary course of business with respect to real or personal property;

(ii) Capital Expenditures to the extent not in violation of this Agreement;

(iii) Investments permitted pursuant to Section 10.5;

(iv) the Credit Parties may, in the ordinary course of business, sell or otherwise dispose of tangible assets which, in the reasonable opinion of such Person, are obsolete, uneconomic or worn-out;

(v) any Credit Party may sell tangible assets, so long as (A) no Default or Event of Default then exists or would result therefrom, (B) each such sale is in an arm’s-length transaction and such Credit Party receives at least fair market value (as determined in good faith by such Credit Party), (C) the total consideration received by such Credit Party is paid at the time of the closing of such sale in cash, and (D) the Net Sale Proceeds therefrom are applied and/or reinvested as (and to the extent) required by Section 5.2(c);

(vi) any Credit Party may sell or discount, in each case without recourse and in the ordinary course of business, overdue accounts receivable arising in the ordinary course of business, but only in connection with the compromise or collection thereof and not as part of any financing transaction;

(vii) any Credit Party may grant licenses, leases or subleases to third Persons in the ordinary course of business not interfering in any material respect with the business of any Credit Party;

(viii) any Borrower may transfer assets to any other Borrower, so long as the security interests granted to the Collateral Agent for the benefit of the Secured Creditors pursuant to the Security Documents in the assets so transferred shall remain in full force and effect and perfected (to at least the same extent as in effect immediately prior to such transfer);

(ix) any Borrower may merge with and into, may convert into or be dissolved or liquidated into any other Borrower, so long as (A) the security interests granted to the Collateral Agent for the benefit of the Secured Creditors pursuant to the Security Documents in the assets of such Borrower shall remain in full force and effect and perfected (to at least the same extent as in effect immediately prior to such merger, conversion, dissolution or liquidation) and (B) such merger, conversion, dissolution or liquidation does not violate the terms of the Partnership Agreement or otherwise result in negative tax consequences for the Partnership;

(x) any Credit Party may sell or exchange specific items of equipment, so long as the purpose of each such sale or exchange is to acquire (and results within 90 days of such sale or exchange in the acquisition of) replacement items of equipment which are the functional equivalent of the item of equipment so sold or exchanged;

(xi) any Borrower shall be permitted to make Permitted Acquisitions, so long as such Permitted Acquisitions are effected in accordance with the requirements of Section 9.14; and

(xii) any Borrower shall be permitted to make sales, transfers or other dispositions of real property made in the ordinary course of business, while no Default or

Event of Default exists, to the extent the aggregate value of such real property disposed of in any fiscal year by all Borrowers is not in excess of $3,000,000;

(xiii) the General Partner may sell, transfer or dispose of Equity Interests in the Partnership as required by the terms of the Partnership Agreement or any employee benefit plan of a Credit Party; and

(xii) the Transaction shall be permitted.

To the extent the Required Lenders waive the provisions of this Section 10.2 with respect to the sale or other disposition of any Collateral, or any Collateral is sold or otherwise disposed of as permitted by this Section 10.2, such Collateral (unless transferred to a Credit Party) shall be sold or otherwise disposed of free and clear of the Liens created by the Security Documents and the Administrative Agent shall take such actions (including, without limitation, directing the Collateral Agent to take such actions) as are appropriate in connection therewith.

10.3. Liens. Each Credit Party will not, and will not permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Lien upon or with respect to any property or assets of any kind (real or personal, tangible or intangible) of such Credit Party, whether now owned or hereafter acquired, or sell any such property or assets subject to an understanding or agreement, contingent or otherwise, to repurchase such property or assets (including any sales of accounts receivable or notes with or without recourse to any Credit Party) or assign any right to receive income, except for the following (collectively, the “Permitted Liens”):

(i) inchoate Liens for taxes, assessments or governmental charges or levies not yet due and payable or Liens for taxes, assessments or governmental charges or levies being contested in good faith and by appropriate proceedings for which adequate reserves have been established in accordance with GAAP;

(ii) Liens in respect of property or assets of a Credit Party imposed by law which were incurred in the ordinary course of business and which have not arisen to secure Indebtedness for borrowed money, such as carriers’, warehousemen’s and mechanics’ Liens, statutory landlord’s Liens, and other similar Liens arising in the ordinary course of business, and which either (x) do not in the aggregate materially detract from the value of such property or assets or materially impair the use thereof in the operation of the business of such Credit Party or (y) are being contested in good faith by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the property or asset subject to such Lien;

(iii) Liens created by or pursuant to the Security Documents and the Intercreditor Agreement;

(iv) Liens in existence on the Effective Date which are listed, and the property subject thereto described, in Schedule IX, plus any extensions or renewals of such Liens, provided that (x) the aggregate principal amount of the Indebtedness, if any, secured by such Liens does not increase from that amount outstanding at the time of any such renewal, replacement or extension and (y) any such renewal, replacement or extension does not encumber any additional assets or properties of the Partnership or any of its Subsidiaries;

(v) Liens arising from judgments, decrees or attachments in circumstances not constituting an Event of Default under Section 11.9, provided that no cash or other property shall be pledged by any Credit Party as security therefor;

(vi) Liens (other than any Lien imposed by ERISA) (x) incurred or deposits made in the ordinary course of business of any Credit Party in connection with workers’ compensation, unemployment insurance and other types of social security, (y) to secure the performance by any Credit Party of tenders, statutory obligations (other than excise taxes), surety, stay and customs bonds, statutory bonds, bids, leases, government contracts, trade contracts, performance and return of money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money) or (z) to secure the performance by any Credit Party of leases of Real Property, to the extent incurred or made in the ordinary course of business consistent with past practices;

(vii) licenses, leases or subleases granted to third Persons in the ordinary course of business not interfering in any material respect with the business of any Credit Party;

(viii) Permitted Encumbrances;

(ix) Liens arising from or related to precautionary UCC financing statements regarding operating leases entered into by any Credit Party;

(x) Liens created pursuant to Capital Leases permitted pursuant to Section 10.4(iv), provided that (x) such Liens only serve to secure the payment of Indebtedness arising under such Capitalized Lease Obligation and (y) the Lien encumbering the asset giving rise to the Capitalized Lease Obligation does not encumber any other asset of any Credit Party;

(xi) Liens arising pursuant to purchase money mortgages or security interests securing Indebtedness representing the purchase price (or financing of the purchase price within 30 days after the respective purchase) of assets acquired after the Effective Date by any Credit Party, provided that (i) any such Liens attach only to the assets so purchased, (ii) the Indebtedness secured by any such Lien does not exceed the lesser of the fair market value or the purchase price of the property being purchased at the time of the incurrence of such Indebtedness and (iii) the Indebtedness secured thereby is permitted to be incurred pursuant to Section 10.4(iv);

(xii) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(xiii) bankers liens and rights of setoff with respect to customary depository arrangements entered into in the ordinary course of business; and

(xiv) any Lien or other restriction on the use of property (including cash) deposited in any Trust Fund, to the extent imposed by law or by the terms of the agreement governing such Trust Fund.

10.4. Indebtedness. No Credit Party will, nor will permit any of its Subsidiaries to, contract, create, incur, assume or suffer to exist any Indebtedness, except:

(i) (x) Indebtedness of the Credit Parties incurred pursuant to this Agreement and the other Credit Documents and (y) Indebtedness of the Credit Parties incurred pursuant to the Note Purchase Documents in an aggregate outstanding principal amount not to exceed $80,000,000 at any time (as from time to time reduced by principal repayments thereof);

(ii) Existing Indebtedness outstanding on the Effective Date and listed on Schedule IV, without giving effect to any subsequent extension, renewal or refinancing thereof except to the extent expressly permitted by Schedule IV;

(iii) Indebtedness under Swap Contracts entered into to protect the Borrowers against fluctuations in interest rates in respect of Indebtedness otherwise permitted under this Agreement;

(iv) Capitalized Lease Obligations and Indebtedness of any Credit Party representing purchase money Indebtedness secured by Liens permitted pursuant to Section 10.3(x) or 10.3(xi), provided that (i) all such Capitalized Lease Obligations are permitted under this Agreement and (ii) the sum of (x) the aggregate of such Capitalized Lease Obligations outstanding at any time plus (y) the aggregate principal amount of such purchase money Indebtedness outstanding at such time shall not exceed $5,000,000;

(v) Indebtedness of the Partnership and its Subsidiaries constituting Intercompany Loans permitted by Section 10.5(v);

(vi) Indebtedness to a seller of a Borrower or assets acquired pursuant to a Permitted Acquisition (or Indebtedness assumed at the time of a Permitted Acquisition of an asset securing such Indebtedness), provided that (i) such Indebtedness is subordinated to the Obligations on terms reasonably satisfactory to the Administrative Agent and the Required Lenders and substantially in the form set forth on Exhibit L hereto, and (ii) at the time of such Permitted Acquisition, such Indebtedness does not exceed 25% of the total value of the assets of the Subsidiary so acquired, or of the assets so acquired, as the case may be (such Indebtedness described above in this Section 10.4(vi) being “Seller Subordinated Debt”);

(vii) Contingent Obligations of the Credit Parties related to each other’s Indebtedness to the extent that such Indebtedness is otherwise permitted under this Section 10.4;

(viii) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business so long as such Indebtedness is extinguished within three Business Days of the incurrence thereof;

(ix) Indebtedness of the Borrowers evidenced by completion guarantees, performance bonds and surety bonds incurred in the ordinary course of business for purposes of insuring the performance of the Borrowers; and

(x) Indebtedness of the Borrowers arising from agreements of the Borrowers providing for indemnification, adjustment of purchase price, earn out or other similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or a Subsidiary of any Borrower permitted under this Agreement, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Subsidiary for the purpose of financing such acquisition, provided that the maximum assumable liability in respect of all such Indebtedness (other than indemnification provisions) shall at no time exceed the gross proceeds actually received by such Borrower in connection with such disposition.

10.5. Advances; Investments; Loans. No Credit Party will, nor will permit any of its Subsidiaries to, lend money or extend credit or make advances to any Person, or purchase or acquire any stock, obligations or securities of, or any other interest in, or make any capital contribution to, any Person, or purchase or own a futures contract or otherwise become liable for the purchase or sale of currency or other commodities at a future date in the nature of a futures contract (each of the foregoing an “Investment” and, collectively, “Investments”), except:

(i) any Borrower may acquire and hold receivables owing to it, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary terms of such Borrower;

(ii) the Borrowers may acquire and own investments (including debt obligations) received in connection with the bankruptcy or reorganization of suppliers and customers and in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business;

(iii) the Borrowers may enter into Swap Contracts in compliance with Section 10.4(iii);

(iv) Investments in existence on the Effective Date and listed on Schedule VI shall be permitted, without giving effect to any additions thereto or replacements thereof;

(v) (x) the Partnership may make intercompany loans and advances to the Borrowers, (y) the Borrowers may make intercompany loans and advances to any other Borrower and (z) the Borrowers may make intercompany loans and advances to the Partnership for the purpose of making payments permitted pursuant to Section 10.6 and to the Partnership or the General Partner for the purpose of paying ordinary business expenses;

(vi) loans and advances by any Credit Party to officers and employees of such Credit Party, in each case incurred in the ordinary course of business, in an aggregate outstanding principal amount for all Credit Parties not to exceed $500,000 at any time (determined without regard to any write-downs or write-offs of such loans and advances) shall be permitted;

(vii) any Credit Party may make cash equity contributions to its Subsidiaries;

(viii) the Borrowers may make Permitted Acquisitions in accordance with the relevant requirements of Section 9.14 and the component definitions therein;

(ix) the Credit Parties may own the Equity Interests of their respective Subsidiaries in existence on the Effective Date or thereafter created or acquired in accordance with the terms of this Agreement;

(x) the Borrowers may acquire and hold non-cash consideration issued by the purchaser of assets in connection with a sale of such assets to the extent permitted by Section 10.2(iv);

(xi) the Borrowers may invest Trust Funds in accordance with reasonable business practices and applicable law;

(xii) the Borrowers may make advances to suppliers in the ordinary course for the purpose of prepaying purchases of inventory; and

(xiii) the Credit Parties may maintain bank accounts and Cash Equivalents in accordance with the terms of the Security Agreement and other Secured Debt Agreements.

10.6. Limitation on Dividends and Redemptions. No Credit Party will declare or pay any dividends on, or make any other distribution in respect of, any class of Equity Interests, nor will any Credit Party directly or indirectly make any capital contribution of any nature to or purchase, redeem, acquire or retire any Equity Interests in any Credit Party (whether such interests are now or hereafter issued, outstanding or created), or cause or permit any reduction or retirement of any Equity Interests of any Credit Party, while any Loan or Commitment hereunder is outstanding, provided that:

(a) the Partnership and the General Partner shall be permitted to make regularly scheduled quarterly distributions to its general and limited partners or members to the extent set forth in the Partnership Agreement and the GP Agreement, respectively, each as in effect as of the Effective Date if, (i) at the time such distribution is made no Default or Event of Default exists, or would exist after giving effect to such distribution, and (ii) for the fiscal quarter most recently ended prior to the date of such distribution and the chief financial officer of the Partnership or General Partner, as applicable, delivers to the Administrative Agent a certificate that the above conditions have been satisfied; and

(b) any Borrower may pay to any other Borrower or the Partnership any dividends on, or make any other distribution in respect of, any class of its capital stock or any partnership, limited liability company or other interest in it.

10.7. Transactions with Affiliates. No Credit Party will, nor will permit any of its Subsidiaries to, enter into any transaction or series of transactions with any Credit Party or any Affiliate of any Credit Party other than on terms and conditions substantially as favorable to the Partnership or such Subsidiary as would be reasonably expected to be obtainable by the Partnership or such Subsidiary at the time in a comparable arm’s-length transaction with a Person other than an Affiliate; provided that the following shall in any event be permitted: (i) the Transaction; (ii) intercompany transactions among Credit Parties to the extent expressly permitted by Sections 10.2, 10.4, 10.5, 10.6, 10.13 and 10.15 shall be permitted (including the payment of interest and principal on intercompany Indebtedness permitted by Section 10.4); (iii) the payment of consulting or other fees to any Credit Party in the ordinary course of business; (iv) customary fees to non-officer directors (or equivalents) of the General Partner; (v) the Credit Parties may perform their respective obligations under the Employment Agreements in effect on the Effective Date, under employee benefit plans of any Credit Party and under any other employment arrangements with respect to the procurement of services with their respective officers and employees, and enter into and perform their respective obligations under renewals or replacements of such arrangements, in each case so long as such employment arrangements or renewals and replacements thereof are entered into in the ordinary course of business; (vi) Distributions may be paid by Credit Parties to the extent permitted by Section 10.6; (vii) payments may be made pursuant to any Tax Allocation Agreement; (viii) Credit Parties may enter into transactions with employees and/or officers of the Credit Parties in the ordinary course of business so long as any such material transaction has been approved by the governing bodies of such Credit Parties; and (ix) the Credit Parties may perform their respective obligations under (A) the Omnibus Agreement, dated as of the date hereof, among certain Credit Parties and certain of their Affiliates, and (B) the Assignment Agreement, dated as of the date hereof, between McCown De Leeuw & Co. IV, L.P. and the Partnership. In no event shall any management, consulting or similar fee be paid or payable by the Partnership or any of its Subsidiaries to any Affiliate, except as specifically provided in this Section 10.7.

10.8. Consolidated Interest Coverage Ratio. The Partnership will not permit the Consolidated Interest Coverage Ratio for any Test Period to be less than 3.50 to 1.00.

Notwithstanding anything to the contrary contained in this Agreement, for all determinations of the Consolidated Interest Coverage Ratio made for any Test Period ended prior to (but not after) the first anniversary of the Effective Date, the Consolidated Net Interest Expense used in the calculation of such ratio shall be (a) calculated for the period from the Effective Date through the last date of the applicable Test Period and (b) then multiplied by a fraction with (i) a numerator of 360 and (ii) a denominator equal to the number of days in such period. In addition, for purposes of making determinations pursuant to Section 9.14, the Consolidated Interest Coverage Ratio shall be calculated on a Pro Forma Basis (it being understood that this sentence shall not affect any adjustments required pursuant to the definitions of Consolidated Net Interest Expense or Consolidated EBITDA).

10.9. Leverage Ratio. The Partnership will not permit the Leverage Ratio on the last day of any fiscal quarter to be greater than 3.50 to 1.00.

Notwithstanding anything to the contrary contained in this Agreement, all determinations of the Leverage Ratio for purposes of this Section 10.9 shall include Consolidated EBITDA as calculated on a Pro Forma Basis to give effect to all Permitted Acquisitions, if any, effected during the respective Test Period for which Consolidated EBITDA is being determined.

10.10. Minimum EBITDA. The Partnership will not permit Consolidated EBITDA for any Test Period to be less than $21,000,000 plus 80% of aggregate of all Consolidated EBITDA for each Person acquired in a Permitted Acquisition, as determined for such Person as of the date of such Permitted Acquisition.

10.11. Trust Funds. Except as otherwise permitted by applicable law, no Credit Party will withdraw or otherwise remove any monies or other assets (whether principal, interest or other earnings) from any Trust Account except for the purpose of providing the merchandise or services which are intended to be provided out of such Trust Account.

10.12. Limitation on Voluntary Payments and Modifications of Indebtedness; Modifications of Organization Documents. No Credit Party will, nor will permit any of its Subsidiaries to:

(i) amend or modify, or permit the amendment or modification of, any provision of any Partnership Common Unit or Partnership Subordinated Unit or of any agreement (including, without limitation, certificate of designation) relating thereto in a manner that is inconsistent with the Partnership Agreement or that could reasonably be expected to be adverse in any material respect to the interests of the Lenders;

(ii) make (or give any notice in respect of) any voluntary or optional payment or prepayment on or redemption, repurchase or acquisition for value of (including, without limitation, by way of depositing with the trustee with respect thereto or any other Person, money or securities before due for the purpose of paying when due), or any prepayment or redemption (except as expressly required under the terms of the relevant agreement) as a result of any asset sale, change of control or similar event of any Indebtedness pursuant to the Note Purchase Documents or any Existing Indebtedness, or, after the incurrence or issuance thereof, any Seller Subordinated Debt;

(iii) amend, modify or change, in any way adverse to the interests of the Lenders, any Note Purchase Document; or

(iv) amend, modify or change in any way adverse to the interests of the Lenders in any material respect any Existing Indebtedness, any Seller Subordinated Debt, any Tax Allocation Agreement, any Management Agreement, the Partnership Agreement, its certificate of incorporation, by-laws, certificate of partnership, partnership agreement, certificate of limited liability company, limited liability company agreement or any agreement entered into by it, with respect to its capital stock or other Equity Interests (including any Shareholders’ Agreement), or enter into any new Tax Allocation Agreement, Management Agreement or agreement with respect to its capital stock or other Equity Interests which could reasonably be expected to be adverse in any material respect to the interests of the Lenders or, in the case of any Management Agreement, which involves the payment by any Credit Party of any amount which could give rise to a violation of this Agreement; provided that, the foregoing clause shall not restrict (x) the ability of Partnership or the General Partner to amend the Partnership Agreement or the GP Agreement, respectively, to authorize the issuance of Equity Interests otherwise permitted to be issued pursuant to the terms of this Agreement, or (y) the ability of the Partnership to amend its organizational documents to adopt customary takeover defenses for a public company, such as classification of its board of directors, requirements for notice of acquisition of shares and other similar measures.

10.13. Limitation on Issuance of Equity Interests. (a) No Credit Party will, nor will permit any of its Subsidiaries to, issue (i) any Preferred Equity (or any options, warrants or rights to purchase Preferred Equity), other than issuances by the Partnership of Partnership Common Units and Partnership Subordinated Units or (ii) any mandatorily redeemable common Equity Interests.

(b) The Borrowers shall not issue any Equity Interests (including by way of sales of treasury stock), except (i) for transfers and replacements of then outstanding shares of capital stock or other Equity Interests, (ii) for stock splits, stock dividends and additional issuances which do not decrease the percentage ownership of the Partnership or any of its Subsidiaries in any class of the Equity Interests of such Subsidiaries, (iii) to qualify directors to the extent required by applicable law and (iv) Subsidiaries formed after the Effective Date pursuant to Section 10.15 may issue Equity Interests in accordance with the requirements of Section 10.15. All Equity Interests issued in accordance with this Section 10.13(b) shall, to the extent required by the Pledge Agreement, be delivered to the Collateral Agent for pledge pursuant to the Pledge Agreement.

10.14. Limitation on Certain Restrictions on Subsidiaries. The Partnership will not, and will not permit any of its Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective, any encumbrance or restriction on the ability of any such Subsidiary to (x) pay dividends or make any other distributions on its capital stock or any other Equity Interest or participation in its profits owned by any Borrower, or pay any Indebtedness owed to any Borrower, (y) make loans or advances to any Borrower or (z) transfer any of its properties or assets to any Borrower, except for such encumbrances or restrictions existing under or by reason of (i) applicable law, (ii) this Agreement, the other Credit Documents, and the Note Purchase Documents, (iii) customary provisions restricting subletting or assignment of any lease governing a leasehold interest of any Borrower, (iv) customary provisions restricting assignment of any contract entered into by any Borrower in the ordinary course of business, and (vi) the Partnership Agreement as in effect on the Effective Date.

10.15. Limitation on the Creation of Subsidiaries and Joint Ventures. (a) Notwithstanding anything to the contrary contained in this Agreement, the Partnership will not, and will not permit any of its Subsidiaries to, establish, create or acquire after the Effective Date any Subsidiary; provided that the Borrowers shall be permitted to establish, create and, to the extent permitted by Section 9.14, acquire wholly-owned Subsidiaries so long as, in each case, (i) at least 30 days prior written notice thereof is given to the Administrative Agent (or such lesser prior written notice as may be agreed to by the Administrative Agent in any given case), (ii) the Equity Interests of such new Subsidiary are promptly pledged pursuant to, and to the extent required by, this Agreement and the Pledge Agreement and the certificates, if any, representing such Equity Interests, together with appropriate transfer powers duly executed in blank, are delivered to the Collateral Agent, (iii) such new Subsidiary promptly executes a counterpart hereto and of the Pledge Agreement and the Security Agreement, and (iv) to the extent requested by the Administrative Agent or the Required Lenders, takes all actions required pursuant to Section 9.11. In addition, each new Subsidiary that is required to execute any Credit Document shall execute and deliver, or cause to be executed and delivered, all other relevant documentation of the type described in Section 6 as such new Subsidiary would have had to deliver if such new Subsidiary were a Credit Party on the Effective Date.

(b) the Partnership will not, and will not permit any of its Subsidiaries to, enter into any partnerships or joint ventures.

10.16. Limitation on Fees for Intellectual Property, etc. No Credit Party nor any Affiliate of any Credit Party will charge the Administrative Agent, the Collateral Agent or any Lender a fee to use any patent, trademark, permit, service mark, trade name, technology copyright, license, franchise or formula, or other rights with respect to the foregoing, which any Credit Party or any Affiliate may own or have a right to use.

SECTION 11. Events of Default. Upon the occurrence of any of the following specified events (each, an “Event of Default”):

11.1. Payments. The Borrowers shall (i) default in the payment when due of any principal of the Loans (including, without limitation, any mandatory prepayment required pursuant to Section 5.2 and any payment of Revolving Loans necessary to comply with Section 9.16) or (ii) default, and such default shall continue for three or more Business Days, in the payment when due of any Unpaid Drawing, any interest on the Loans or any Fees or any other amounts owing hereunder or under any other Credit Document; or

11.2. Representations, etc. Any representation, warranty or statement made by any Credit Party herein or in any other Credit Document or in any statement or certificate delivered pursuant hereto or thereto shall prove to be untrue in any material respect on the date as of which made or deemed made; or

11.3. Covenants. Any Credit Party shall (a) default in the due performance or observance by it of any term, covenant or agreement contained in Section 9.1, Sections 9.12 through 9.19 or Section 10, or (b) default in the due performance or observance by it of any term, covenant or agreement (other than those referred to in Section 11.1, 11.2 or clause (a) of this Section 11.3) contained in this Agreement and such default shall continue unremedied for a period of at least 30 days after notice to the defaulting party by the Administrative Agent or the Required Lenders; or

11.4. Default Under Other Agreements. (a) any Credit Party shall (i) default in any payment with respect to any Indebtedness (other than the Obligations) beyond the period of grace, if any, provided in the instrument or agreement under which Indebtedness was created or

(ii) default in the observance or performance of any agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause (determined without regard to whether any notice is required), any such Indebtedness to become due prior to its stated maturity (it being understood that a default or other event or condition described above in this clause (ii) shall cease to constitute an Event of Default if and when same has been cured or otherwise ceases to exist, in each case prior to the taking of any action by the Administrative Agent or the Required Lenders pursuant to the last paragraph of this Section 11); or (b) any Indebtedness (other than the Obligations) of any Credit Party shall be declared to be due and payable, or shall be required to be prepaid other than by a regularly scheduled required prepayment or as a mandatory prepayment (unless such required prepayment or mandatory prepayment results from a default thereunder or an event of the type that constitutes an Event of Default), prior to the stated maturity thereof; provided that it shall not constitute an Event of Default pursuant to clause (a) or (b) of this Section 11.4 unless the principal amount of any one issue of such Indebtedness, or the aggregate amount of all such Indebtedness referred to in clauses (a) and (b) above, exceeds $500,000 at any one time; or

11.5. Bankruptcy, etc. Any Credit Party shall commence a voluntary case concerning itself under Title 11 of the United States Code entitled “Bankruptcy,” as now or hereafter in effect, or any successor thereto (the “Bankruptcy Code”); or an involuntary case is commenced against the Partnership or any of its Subsidiaries and the petition is not controverted within 20 days, or is not dismissed within 90 days, after commencement of the case; or a custodian (as defined in the Bankruptcy Code) is appointed for, or takes charge of, all or substantially all of the property of the Partnership or any of its Subsidiaries; or the Partnership or any of its Subsidiaries commences any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to the Partnership or any of its Subsidiaries; or there is commenced against the Partnership or any of its Subsidiaries any such proceeding which remains undismissed for a period of 90 days; or the Partnership or any of its Subsidiaries is adjudicated insolvent or bankrupt; or any order of relief or other order approving any such case or proceeding is entered; or the Partnership or any of its Subsidiaries suffers any appointment of any custodian or the like for it or any substantial part of its property to continue undischarged or unstayed for a period of 90 days; or the Partnership or any of its Subsidiaries makes a general assignment for the benefit of creditors; or any corporate action is taken by the Partnership or any of its Subsidiaries for the purpose of effecting any of the foregoing; or

11.6. ERISA. (a) Any Plan shall fail to satisfy the minimum funding standard required for any plan year or part thereof under Section 412 of the Code or Section 302 of ERISA or a waiver of such standard or extension of any amortization period is sought or granted under Section 412 of the Code or Section 303 or 304 of ERISA, a Reportable Event shall have occurred, a contributing sponsor (as defined in Section 4001(a)(13) of ERISA) of a Plan subject to Title IV of ERISA shall be subject to the advance reporting requirement of PBGC Regulation Section 4043.61 (without regard to subparagraph (b)(1) thereof) and an event described in subsection .62, .63, .64, .65, .66, .67 or .68 of PBGC Regulation Section 4043 shall be reasonably expected to occur with respect to such Plan within the following 30 days, any Plan which is subject to Title IV of ERISA shall have had or could reasonably be expected to have a trustee appointed to administer such Plan, any Plan or, to the knowledge of the Partnership or the Borrowers, Multiemployer Plan which is subject to Title IV of ERISA is, shall have been or could reasonably be expected to be terminated or to be the subject of termination proceedings under ERISA, any Plan shall have an Unfunded Current Liability, a contribution required to be made with respect to a Plan or Multiemployer Plan has not been timely made, the Partnership or any Subsidiary of the Partnership or any ERISA Affiliate has incurred or could reasonably be expected to incur any liability to or on account of a Plan or Multiemployer Plan under Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201, 4204 or 4212 of ERISA or Section 401(a)(29), 4971 or 4975 of the Code or on account of a group health plan (as defined in Section 607(1) of ERISA or Section 4980B(g)(2) of the Code) under Section 4980B of the Code and/or the Health Insurance Portability and Accountability Act of 1996, as amended, or the Partnership or any Subsidiary of the Partnership has incurred or could reasonably be expected to incur liabilities pursuant to one or more employee welfare benefit plans (as defined in Section 3(1) of ERISA) that provide benefits to retired employees or other former employees (other than as required by Section 601 of ERISA) or Plans, a “default” within the meaning of Section 4219(c)(5) of ERISA, shall occur with respect to any Plan or Multiemployer Plan, any applicable law, rule or regulation is adopted, changed or interpreted, or the interpretation or administration thereof is changed, in each case after the date hereof, by any governmental authority or agency or by any court (a “Change in Law”), or, as a result of a Change in Law, an event occurs following a Change in Law, with respect to or otherwise affecting any Plan or Multiemployer Plan; (b) there shall result from any such event or events described above in this Section 11.6 the imposition of a lien, the granting of a security interest, or a liability or a material risk of incurring a liability resulting from any event described in clause (a) above; and (c) such lien, security interest or liability, individually and/or in the aggregate, in the reasonable opinion of the Required Lenders, (x) has had or (y) could reasonably be expected to have, a Material Adverse Effect; or

11.7. Security Documents. (a) Any Security Document shall cease to be in full force and effect, or shall cease to give the Collateral Agent for the benefit of the Secured Creditors the Liens, rights, powers and privileges purported to be created thereby, in favor of the Collateral Agent, superior to and prior to the rights of all third Persons (except as permitted by Section 10.3), and subject to no other Liens (except as permitted by Section 10.3), or (b) any Credit Party shall default in the due performance or observance of any term, covenant or agreement on its part to be performed or observed pursuant to any such Security Document and such default shall continue beyond any cure or grace period specifically applicable thereto pursuant to the terms of any such Security Document; or

11.8. Guaranty. The Credit Party Guaranty or any provision thereof shall cease to be in full force and effect, or any Guarantor or any Person acting by or on behalf of such Guarantor shall deny or disaffirm such Guarantor’s obligations under the Credit Party Guaranty or any Guarantor shall default in the due performance or observance of any term, covenant or agreement on its part to be performed or observed pursuant to the Credit Party Guaranty; or

11.9. Judgments. One or more judgments or decrees shall be entered against any Credit Party involving a liability (to the extent not paid or covered by insurance (with any portion of any judgment or decree not so covered to be included in any determination hereunder)) in excess of $500,000 for all such judgments and decrees and all such judgments or decrees shall not have been vacated, discharged or stayed or bonded pending appeal within 60 days from the entry thereof; or

11.10. Ownership. There occurs any Change of Control; or

11.11. Intercreditor Agreement. The Intercreditor Agreement or any provision thereof shall cease to be in full force and effect;

then, and in any such event, and at any time thereafter, if any Event of Default shall then be continuing, the Administrative Agent shall, upon the written request of the Required Lenders, by written notice to the Borrowers, take any or all of the following actions, without prejudice to the rights of the Administrative Agent or any Lender to enforce its claims against any Credit Party, except as otherwise specifically provided for in this Agreement (provided that if an Event of Default specified in Section 11.5 shall occur, the result which would occur upon the giving of written notice by the Administrative Agent as specified in clauses (i) and (ii) below shall occur automatically without the giving of any such notice): (i) declare the Total Commitment terminated, whereupon the Commitment of each Lender shall forthwith terminate immediately and any Unused Commitment Fees shall forthwith become due and payable without any other notice of any kind; (ii) declare the principal of and any accrued interest in respect of all Loans and all Obligations owing hereunder (including Unpaid Drawings) to be, whereupon the same shall become, forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers; (iii) enforce, as Collateral Agent (or direct the Collateral Agent to enforce), any or all of the Liens and security interests created pursuant to the Security Documents; (iv) terminate any Letter of Credit which may be terminated in accordance with its terms; (v) direct the Borrowers to pay (and the Borrowers hereby agree upon receipt of such notice, or upon the occurrence of any Event of Default specified in Section 11.5, to pay) to the Collateral Agent at the Payment Office such additional amounts of cash, to be held as security for the Borrowers’ reimbursement obligations in respect of Letters of Credit then outstanding, equal to the aggregate Stated Amount of all Letters of Credit then outstanding; and (vi) apply any cash collateral as provided in Section 5.2.

SECTION 12. The Agents. (a) Each Lender hereby irrevocably appoints, designates and authorizes Fleet as Administrative Agent and as Collateral Agent for such Lender (for purposes of this Section 12, the term “Agents” means Fleet in its capacity as Administrative Agent hereunder and in its capacity as Collateral Agent hereunder and pursuant to the Security Documents), to act on its behalf under the provisions of this Agreement and each other Credit Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Credit Document, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere herein or in any other Credit Document, no Agent shall have any duties or responsibilities, except those expressly set forth herein, nor shall any Agent have or be deemed to have any fiduciary relationship with any Lender or participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Credit Document or otherwise exist against the Agents. Without limiting the generality of the foregoing sentence, the use of the term “agent” herein and in the other Credit

Documents with reference to the Agents is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

(b) The Letter of Credit Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and the Letter of Credit Issuer shall have all of the benefits and immunities (i) provided to the Administrative Agent in this Section 12 with respect to any acts taken or omissions suffered by the Letter of Credit Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and the applications and agreements for letters of credit pertaining to such Letters of Credit as fully as if the term “Agent” as used in this Section 12 and in the definition of “Agent-Related Person” included the Letter of Credit Issuer with respect to such acts or omissions, and (ii) as additionally provided herein with respect to the Letter of Credit Issuer.

12.1. Delegation of Duties. Each Agent may execute any of its duties under this Agreement or any other Credit Document by or through agents, employees or attorneys-in-fact, including such sub-agents as shall be deemed necessary by such Agent, and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties. No Agent shall be responsible for the negligence or misconduct of any agent, sub-agent or attorney-in-fact that it selects in the absence of gross negligence or willful misconduct. Any such agent, sub-agent or other Person retained or employed pursuant to this Section 12.2 shall have all the benefits and immunities provided to any Agent in this Section 12 with respect to any acts taken or omissions suffered by such Person in connection herewith or therewith, as fully as if the term “Agent” as used in this Section 12 and in the definition of “Agent-Related Person” included such additional Persons with respect to such acts or omissions.

12.2. Liability of Agents. No Agent-Related Person shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Credit Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct in connection with its duties expressly set forth herein), or (b) be responsible in any manner to any Lender or participant for any recital, statement, representation or warranty made by any Credit Party or any officer thereof, contained herein or in any other Credit Document, or in any certificate, report, statement or other document referred to or provided for in, or received by any Agent under or in connection with, this Agreement or any other Credit Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Credit Document, or for any failure of any Credit Party or any other party to any Credit Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Lender or participant to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Credit Document, or to inspect the properties, books or records of any Credit Party or any Affiliate thereof.

12.3. Reliance by Administrative Agent. (a) Each Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, communication, signature, resolution, representation, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, electronic mail message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to any Credit Party), independent accountants and other experts selected by such Agent. Each Agent shall be fully justified in failing or refusing to take any action under any Credit Document unless such Agent shall first receive such advice or concurrence of the Required Lenders as such Agent deems appropriate and, if such Agent so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Each Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Credit Document in accordance with a request or consent of the Required Lenders (or such greater number of Lenders as may be expressly required hereby in any instance) and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders.

(b) For purposes of determining compliance with the conditions specified in Sections 6, 7 and 9.14, the Administrative Agent and each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Administrative Agent and/or a Lender unless the Administrative Agent shall have received notice from an objecting Agent or Lender prior to the Effective Date or other relevant date of determination, as the case may be, specifying its objection thereto. Without limiting the foregoing, it is understood and agreed that each Lender has the right to request from the Administrative Agent a copy of any item required to be delivered pursuant to Sections 6, 7 or 9.14 which is required to be satisfactory in form, scope and substance to the Administrative Agent.

12.4. Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to the Administrative Agent for the account of the Lenders, unless the Administrative Agent shall have received written notice from a Lender or the Borrowers referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default.” The Administrative Agent will notify the Lenders of its receipt of any such notice. The Administrative Agent shall take such action with respect to such Default or Event of Default as may be directed by the Required Lenders in accordance with Section 11; provided, however, that unless and until the Administrative Agent has received any such direction, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable or in the best interest of the Lenders.

12.5. Credit Decision; Disclosure of Information by the Agents. Each Lender acknowledges that no Agent-Related Person has made any representation or warranty to it, and that no act by any Agent hereafter taken, including any consent to and acceptance of any assignment or review of the affairs of any Credit Party or any Affiliate thereof, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender as to any matter, including whether Agent-Related Persons have disclosed material information in their possession. Each Lender represents to each Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Credit Parties, and all applicable bank or other regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrowers. Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Credit Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Credit Parties. Except for notices, reports and other documents expressly required to be furnished to the Lenders by an Agent herein, no Agent shall have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Credit Parties or any of their respective Affiliates which may come into the possession of any Agent-Related Person.

12.6. Indemnification. Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify upon demand each Agent-Related Person (to the extent not reimbursed by or on behalf of any Credit Party and without limiting the obligation of any Credit Party to do so), pro rata, and hold harmless each Agent-Related Person from and against any and all Indemnified Liabilities incurred by it; provided, however, that no Lender shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Liabilities to the extent determined in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from such Agent-Related Person’s own gross negligence or willful misconduct, provided, however, that no action taken in accordance with the directions of the Required Lenders shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section 12.7. Without limitation of the foregoing, each Lender shall reimburse each Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including legal fees) incurred by such Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Credit Document, or any document contemplated by or referred to herein, to the extent that such Agent is not reimbursed for such expenses by or on behalf of the Borrowers. The undertaking in this Section 12.7 shall survive termination of the Total Commitment, the payment of all other Obligations and the resignation of the Agents.

12.7. Agents in their Individual Capacities. Each Agent and its Affiliates may make loans to, enter into Swap Contracts with, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with each of the Credit Parties and their respective Affiliates as though such Agent were not an Agent, the Swingline Lender (if applicable) or the Letter of Credit Issuer (if applicable) hereunder and without notice to or consent of the Lenders. The Lenders acknowledge that, pursuant to such activities, any Agent or its Affiliates may receive information regarding any Credit Party or its Affiliates (including information that may be subject to confidentiality obligations in favor of such Credit Party or such Affiliate) and acknowledge that no Agent shall be under any obligation to provide such information to them. With respect to its Loans and all Obligators owing it, any Agent shall have the same rights and powers under this Agreement as any other Lender and may exercise such rights and powers as though it were not an Agent, the Swingline Lender (if applicable) or a Letter of Credit Issuer (if applicable), and the terms “Lender” and “Lenders” include any Agent in its individual capacity.

12.8. Successor Agents. The Administrative Agent may resign as Administrative Agent upon 30 days’ notice to the Lenders; provided that any such resignation by Fleet shall also constitute its resignation as Letter of Credit Issuer and Swingline Lender. If the Administrative Agent resigns under this Agreement, the Required Lenders shall appoint from among the Lenders a successor administrative agent for the Lenders, which successor administrative agent shall be consented to by the Borrowers at all times other than during the existence of an Event of Default (which consent of the Borrowers shall not be unreasonably withheld or delayed). If no successor administrative agent is appointed prior to the effective date of the resignation of the Administrative Agent, the Administrative Agent may appoint, after consulting with the Lenders and the Borrowers, a successor administrative agent from among the Lenders. Upon the acceptance of its appointment as successor administrative agent hereunder, the Person acting as such successor administrative agent shall succeed to all the rights, powers and duties of the retiring Administrative Agent, Letter of Credit Issuer and Swingline Lender and the respective terms “Administrative Agent,” “Letter of Credit Issuer” and “Swingline Lender” means such successor administrative agent, Letter of Credit issuer and Swingline lender, and the retiring Administrative Agent’s appointment, powers and duties as Administrative Agent shall be terminated and the retiring Letter of Credit Issuer’s and Swingline Lender’s rights, powers and duties as such shall be terminated, without any other or further act or deed on the part of such retiring Letter of Credit Issuer or Swingline Lender or any other Lender, other than the obligation of the successor Letter of Credit Issuer to issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or to make other arrangements satisfactory to the retiring Letter of Credit Issuer to effectively assume the obligations of the retiring Letter of Credit Issuer with respect to such Letters of Credit. After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Section 12 and Sections 13.4 and 13.5 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement. If no successor administrative agent has accepted appointment as Administrative Agent by the date which is 30 days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above.

12.9. Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Credit Party, the Administrative Agent (irrespective of whether the principal of any Loan or Letter of Credit Outstandings shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrowers) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, Letter of Credit Outstandings and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Agents under Sections 4.1 and 13.4) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 4.1 and 13.4.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

12.10. Collateral and Guaranty Matters. The Lenders irrevocably authorize of the Administrative Agent (including in its capacity as Collateral Agent), at its option and in its discretion:

(a) to release any Lien on any property granted to or held by the Administrative Agent under any Security Document (i) upon termination of the Total Commitment and payment in full of all Obligations (other than contingent indemnification obligations) and the expiration or termination of all Letters of Credit, (ii) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Credit Document (other than a sale to the Partnership or any of its Subsidiaries), or (iii) subject to Section 13.1, if approved, authorized or ratified in writing by the Required Lenders;

(b) to subordinate any Lien on any property granted to or held by the Administrative Agent under any Security Document to the holder of any Lien on such property that is permitted by Sections 10.3(x), (xi) and (xii); and

(c) to release any Subsidiary of the Operating Company from its obligations under the Credit Party Guaranty if such Person ceases to be a Subsidiary of the Operating Company as a result of a transaction permitted hereunder.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Subsidiary of the Partnership from its obligations under the Credit Party Guaranty pursuant to this Section 12.11.

12.11. Other Agents; Arrangers and Managers. None of the Lenders or other Persons identified on the facing page or signature pages of this Agreement as an arranger or book manager shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than, in the case of such Lenders, those applicable to all Lenders as such. Without limiting the foregoing, none of the Lenders or other Persons so identified shall have or be deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders or other Persons so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

SECTION 13. Miscellaneous Amendment or Waiver.

(a) Neither this Agreement nor any other Credit Document nor any terms hereof or thereof may be changed, waived, discharged or terminated unless such change, waiver, discharge or termination is in writing signed by the respective Credit Parties party thereto and the Required Lenders, provided that no such change, waiver, discharge or termination shall, without the consent of each Lender (with Obligations being directly affected thereby in the case of the following clause (i)), (i) extend the final scheduled maturity of any Loan or Note or extend the stated maturity of any Letter of Credit beyond the Revolving Loan Maturity Date, or reduce the rate or extend the time of payment of interest or Fees thereon, or reduce the principal amount thereof (it being understood that any amendment or modification to the financial definitions in this Agreement shall not constitute a reduction in any rate of interest or fees for purposes of this clause (i), notwithstanding the fact that such amendment or modification actually results in such a reduction, provided that such amendment or modification was not made primarily for the purpose of reducing the interest rate or Fees hereunder), (ii) release all or substantially all of the Collateral (except as expressly provided herein and in the Security Documents) under all the Security Documents, (iii) amend, modify or waive any provision of this Section 13.1 (except for technical amendments with respect to additional extensions of credit pursuant to this Agreement which afford the protections to such additional extensions of credit of the type provided to the Acquisition Loans and the Revolving Loan Commitments on the Effective Date) or otherwise amend the definition of Required Lenders, (iv) reduce the percentage specified in the definition of Required Lenders (it being understood that, with the consent of the Required Lenders, additional extensions of credit pursuant to this Agreement may be included in the determination of the Required Lenders on substantially the same basis as the extensions of Acquisition Loans, and Revolving Loan Commitments are included on the Effective Date), (v) consent to the assignment or transfer by any Credit Party of any of their rights and obligations under this Agreement or (vi) amend or modify Section 13.19(a); provided further, that no such change, waiver, discharge or termination shall (A) be effective without the written acknowledgment (though not consent) of the Administrative Agent (such acknowledgment not to be unreasonably withheld or delayed), (B) increase the Commitments of any Lender over the amount thereof then in effect without the consent of such Lender (it being understood that waivers or modifications of conditions precedent, covenants, Defaults or Events of Default or of a mandatory reduction in the Total Commitment shall not constitute an increase of the Commitment of any Lender, and that an increase in the available portion of any Commitment of any Lender shall not constitute an increase in the Commitment of such Lender), (C) without the consent of each Letter of Credit Issuer, amend, modify or waive any provision of Section 3 or alter its rights or obligations with respect to Letters of Credit, (D) without the consent of the Swingline Lender, alter its rights or obligations with respect to Swingline Loans, (E) without the consent of the respective Agent affected thereby, amend, modify or waive any provision of Section 12 as same applies to such Agent or any other provision as same relates to the rights or obligations of such Agent, (F) without the consent of the Collateral Agent, amend, modify or waive any provision relating to the rights or obligations of the Collateral Agent, or (G) without the consent of the Acquisition Lenders, reduce the amount of or extend the date of any Scheduled Repayment.

(b) If, in connection with any proposed change, waiver, discharge or termination of or to any of the provisions of this Agreement as contemplated by clauses (i) through (v), inclusive, of the first proviso to Section 13.1(a), the consent of the Required Lenders is obtained but the consent of one or more of such other Lenders whose consent is required is not obtained, then the Borrowers shall have the right, so long as all non-consenting Lenders whose individual consent is required are treated as described in either clause (A) or (B) below, to either (A) replace each such non-consenting Lender or Lenders (or, at the option of the Borrowers if the respective Lender’s consent is required with respect to less than all Tranches of Loans (or related Commitments), to replace only the Commitments and/or Loans of the respective non-consenting Lender which gave rise to the need to obtain such Lender’s individual consent) with one or more Replacement Lenders pursuant to Section 2.13 so long as at the time of such replacement, each such Replacement Lender consents to the proposed change, waiver, discharge or termination or (B) terminate such non-consenting Lender’s Commitments (if such Lender’s consent is required as a result of its Commitments) and/or repay each Tranche of outstanding Loans of such Lender which gave rise to the need to obtain such Lender’s consent and/or cash collateralize its applicable RL Percentage of the Letter of Credit of Outstandings, in accordance with Sections 4.2(b) and/or 5.1(vi), provided that, unless the Commitments which are terminated and Loans which are repaid pursuant to preceding clause (B) are immediately replaced in full at such time through the addition of new Lenders or the increase of the Commitments and/or outstanding Loans of existing Lenders (who in each case must specifically consent thereto), then in the case of any action pursuant to preceding clause (B), the Required Lenders (determined after giving effect to the proposed action) shall specifically consent thereto, provided further, that the Borrowers shall not have the right to replace a Lender, terminate its Commitment or repay its Loans solely as a result of the exercise of such Lender’s rights (and the withholding of any required consent by such Lender) pursuant to the second proviso to Section 13.1(a).

13.2. Notices and Other Communications; Facsimile Copies. (a) General. Unless otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing (including by facsimile transmission). All such written notices shall be mailed certified or registered mail, faxed or delivered to the applicable address, facsimile number or (subject to subsection (b) below) electronic mail address, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, to the address, facsimile number, electronic mail address or telephone number specified for such Person on the signature page or Schedule II hereto, or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the other parties hereto, provided however that, all notices to any Credit Parties shall be delivered to the Operating Company.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b) Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Section 2, 3 or 4 if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Sections by electronic communication. The Administrative Agent or any Credit Party may, in their discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

(c) Effectiveness of Facsimile Documents and Signatures. Credit Documents may be transmitted and/or signed by facsimile. The effectiveness of any such documents and signatures shall, subject to applicable law, have the same force and effect as manually-signed originals and shall be binding on all Credit Parties, the Administrative Agent, the Collateral Agent, and the Lenders. The Administrative Agent may also require that any such documents and signatures be confirmed by a manually-signed original thereof; provided, however, that the failure to request or deliver the same shall not limit the effectiveness of any facsimile document or signature.

(d) Reliance by Administrative Agent and Lenders. The Administrative Agent, the Collateral Agent and the Lenders shall each be entitled to rely and act upon any notices (including telephonic Notices of Borrowing) believed by it in good faith to have been given by or on behalf of any Credit Party even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Credit Parties shall indemnify each Agent-Related Person and each Lender from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice believed by the respective such Person in good faith to have been given by or on behalf of the Borrowers or any other Credit Party. All telephonic notices to and other communications with the Administrative Agent may be recorded by the Administrative Agent or any other party, and each of the parties hereto hereby consents to such recording.

13.3. No Waiver; Cumulative Remedies. No failure by any Lender, any Agent or the Collateral Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

13.4. Attorney Costs, Expenses and Taxes. The Borrowers agree (a) to pay or reimburse the Administrative Agent and the Collateral Agent for all reasonable out-of-pocket costs and expenses incurred in connection with the development, preparation, negotiation and execution of this Agreement and the other Credit Documents and any amendment, waiver, consent or other modification of the provisions hereof and thereof (whether or not the transactions contemplated hereby or thereby are consummated), and the consummation and administration of the transactions contemplated hereby and thereby, including all legal fees, and (b) to pay or reimburse the Administrative Agent, the Collateral Agent and the Lenders for all reasonable out-of-pocket costs and expenses incurred in connection with the enforcement, attempted enforcement, or preservation of any rights or remedies under this Agreement or the other Credit Documents (including all such costs and expenses incurred during any “workout” or restructuring in respect of the Obligations and during any legal proceeding, including any proceeding under any Debtor Relief Law), including all legal fees. The foregoing costs and expenses shall include all search, filing, recording, title insurance and appraisal charges and fees and taxes related thereto, and other out-of-pocket expenses incurred by any Agent or the Collateral Agent and the cost of independent public accountants and other outside experts retained by the Administrative Agent and the Collateral Agent. All amounts due under this Section 13.4 shall be payable within ten Business Days after demand therefor. The agreements in this Section shall survive the termination of the Total Commitments and repayment of all other Obligations.

13.5. Indemnification by the Borrowers. Whether or not the transactions contemplated hereby are consummated, the Borrowers shall indemnify and hold harmless each Agent-Related Person, each Lender and their respective Affiliates, directors, officers, employees, counsel, agents and attorneys-in-fact (collectively the “Indemnitees”) from and against any and all liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, and reasonable out-of-pocket costs, expenses and disbursements (including legal fees) of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against any such Indemnitee in any way relating to or arising out of or in connection with (a) the execution, delivery, enforcement, performance or administration of any Credit Document or any other agreement, letter or instrument delivered in connection with the transactions contemplated thereby or the consummation of the transactions contemplated thereby, (b) any Commitment, Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the Letter of Credit Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), or (c) any actual or alleged presence Release, or threat of Release of Hazardous Materials on or from any property formerly, currently, or hereafter owned or operated by the Partnership or any of its Subsidiaries or any Environmental Claim related in any way to the Partnership or any of its Subsidiaries, or (d) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding) and regardless of whether any Indemnitee is a party thereto (all the foregoing, collectively, the “Indemnified Liabilities”), in all cases, whether or not caused by or arising, in whole or in part, out of the negligence of the Indemnitee; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses or disbursements are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee. No Indemnitee shall be liable for any damages arising from the use by others of any information or other materials obtained through IntraLinks or other similar information transmission systems in connection with this Agreement, nor shall any Indemnitee have any liability for any indirect or consequential damages relating to this Agreement or any other Credit Document or arising out of its activities in connection herewith or therewith (whether before or after the Effective Date). All amounts due under this Section 13.5 shall be payable within ten Business Days after demand therefor. The agreements in this Section shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of the total Commitment and the repayment, satisfaction or discharge of all the other Obligations.

13.6. Payments Set Aside. To the extent that any payment by or on behalf of the Borrowers is made to any Agent, the Collateral Agent or any Lender, or any Agent, the Collateral Agent or any Lender exercises its right of set-off, and such payment or the proceeds of such set-off or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by such Agent, the Collateral Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such set-off had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the applicable Federal Funds Rate from time to time in effect, in the applicable currency of such recovery or payment.

13.7. Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Credit Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans (including for purposes of this subsection (b), participations in Letters of Credit and in Swingline Loans) at the time owing to it); provided that (i) except in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund (as defined in subsection (g) of this Section) with respect to a Lender, the aggregate amount of the Commitment and/or (without duplication) Loans subject to each such assignment, determined as of the date the Assignment and Assumption Agreement with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption Agreement, as of the Trade Date, shall not be less than (x) $2,000,000, in the case of an assignment of Revolving Loan Commitments (and related Obligations) and (y) $2,000,000, in the case of an assignment of Acquisition Loans, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrowers otherwise consent (each such consent not to be unreasonably withheld or delayed); (ii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned, except that this clause (ii) shall not apply to rights in respect of Swingline Loans; (iii) any assignment of a Revolving Loan Commitment must be approved by each of the Administrative Agent, each Letter of Credit Issuer and the Swingline Lender unless the Person that is the proposed assignee is itself a Lender (whether or not the proposed assignee would otherwise qualify as an Eligible Assignee); and (iv) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption Agreement, together with a processing and recordation fee of $3,500. Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption Agreement, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption Agreement, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption Agreement, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption Agreement covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.10, 2.11, 3.5, 5.4, 13.4 and 13.5 with respect to facts and circumstances occurring prior to the effective date of such assignment). Upon request, the Borrowers (at their expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

(c) The Administrative Agent, acting solely for this purpose as an agent of the Borrowers, shall maintain at the Notice Office a copy of each Assignment and Assumption Agreement delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans and Letter of Credit Outstandings owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrowers, the Administrative Agent, the Collateral Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrowers at any reasonable time and from time to time upon reasonable prior notice. In addition, at any time that a request for a consent for a material or other substantive change to the Credit Documents is pending, any Lender wishing to consult with other Lenders in connection therewith may request and receive from the Administrative Agent a copy of the Register.

(d) Any Lender may at any time, without the consent of, or notice to, the Borrowers or the Administrative Agent, sell participations to any Person (other than a natural person or the Partnership’ Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in Letters of Credit Outstandings and/or Swingline Loans) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers, the Administrative Agent, the Collateral Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement, except to the extent such amendment, modification or waiver would (i) extend the final scheduled maturity of any Loan, Note or Letter of Credit (unless such Letter of Credit is not extended beyond the Revolving Loan Maturity Date) in which such participant is participating, or reduce the rate or extend the time of payment of interest or Fees thereon (except in connection with a waiver of applicability of any post-default increase in interest rates) or reduce the principal amount thereof, or increase the amount of the participant’s participation over the amount thereof then in effect (it being understood that a waiver of any Default or Event of Default or of a mandatory reduction in the Total Commitment or of a mandatory repayment of Loans shall not constitute a change in the terms of such participation, that an increase in any Commitment or Loan shall be permitted without the consent of any participant if the participant’s participation is not increased as a result thereof and that any amendment or modification to the financial definitions in this Agreement shall not constitute a reduction in any rate of interest or fees for purposes of this clause (i)), (ii) consent to the assignment or transfer by the Partnership or the Borrowers of any of their rights and obligations under this Agreement or (iii) release all or substantially all of the Collateral under all of the Security Documents (except as expressly provided in the Security Documents) supporting the Loans hereunder in which such participant is participating. Subject to subsection (e) of this Section, the Borrowers agree that each Participant shall be entitled to the benefits of Sections 2.10, 2.11, 3.5 and 5.4 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 13.9 as though it were a Lender, provided such Participant agrees to be subject to Section 13.19(b) as though it were a Lender.

(e) A Participant shall not be entitled to receive any greater payment under Sections 2.10, 2.11, 3.5 and 5.4 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrowers’ prior written consent. A Participant that would be a non-U.S. Lender for purposes of Section 5.4 if it were a Lender shall not be entitled to the benefits of Section 5.4 unless the Borrowers are notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrowers, to comply with Section 5.4 as though it were a Lender.

(f) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note(s), if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal

Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g) As used herein, the following terms have the following meanings:

“Eligible Assignee” means (a) a Lender; (b) an Affiliate of a Lender; (c) an Approved Fund; and (d) any other Person (other than a natural person) approved by (i) the Administrative Agent, each Letter of Credit Issuer and the Swingline Lender, and (ii) unless an Event of Default has occurred and is continuing, the Borrowers (each such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include the Borrowers or any of the Partnership’s Affiliates or Subsidiaries.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

(h) Notwithstanding anything to the contrary contained herein, if at any time Fleet assigns all of its Commitment and Loans pursuant to subsection (b) above, Fleet may, (i) upon 30 days’ notice to the Borrowers and the Lenders, resign as Letter of Credit Issuer and/or (ii) upon 30 days’ notice to the Borrowers, resign as Swingline Lender. In the event of any such resignation as Letter of Credit Issuer or Swingline Lender, the Borrowers shall be entitled to appoint from among the Lenders a successor Letter of Credit Issuer or Swingline Lender hereunder; provided, however, that no failure by the Borrowers to appoint any such successor shall affect the resignation of Fleet as Letter of Credit Issuer or Swingline Lender, as the case may be. If Fleet resigns as Letter of Credit Issuer, it shall retain all the rights and obligations of the Letter of Credit Issuer hereunder with respect to all Letters of Credit Outstandings as of the effective date of its resignation as Letter of Credit Issuer and all Letter of Credit Outstandings with respect thereto (including the right to require the Lenders to fund risk participations in Unpaid Drawings pursuant to Section 3.3(c)). If Fleet resigns as Swingline Lender, it shall retain all the rights of the Swingline Lender provided for hereunder with respect to Swingline Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Mandatory Borrowings pursuant to Section 2.1(d).

(i) Notwithstanding anything to the contrary contained in Section 13.7(b) above, at any time after the termination of the Total Revolving Loan Commitment, if any Revolving Loans or Letters of Credit remain outstanding, assignments may be made as provided above in said Section, except that the respective assignment shall be of a portion of the outstanding Revolving Loans of the respective RL Lender and its participation in Letters of Credit and its obligation to make Mandatory Borrowings, although any such assignment effected after the termination of the Total Revolving Loan Commitment shall not release the assigning RL Lender from its obligations as an L/C Participant with respect to outstanding Letters of Credit or to fund its share of any Mandatory Borrowing (although the respective assignee may agree, as between itself and the respective assigning RL Lender, that it shall be responsible for such amounts).

(j) At the time of each assignment pursuant to Section 13.7(b) to a Person which is not already a Lender hereunder and which is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) for Federal income tax purposes, the respective assignee Lender shall provide to the Borrowers and the Administrative Agent the appropriate Internal Revenue Service Forms (and, if applicable a Section 5.4(b)(ii) Certificate) described in Section 5.4(b). To the extent that an assignment of all or any portion of a Lender’s Commitment and outstanding Obligations pursuant to Section 2.13 or Section 13.7(b) would, due to circumstances existing at the time of such assignment, result in increased costs under Section 2.10, 2.11, 3.5 and 5.4 from those being charged by the respective assigning Lender prior to such assignment, then the Borrowers shall not be obligated to pay such increased costs (although the Borrowers shall be obligated to pay any other increased costs of the type described above resulting from changes after the date of the respective assignment).

13.8. Confidentiality. Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Credit Document or any action or proceeding relating to this Agreement or any other Credit Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrowers and their obligations, (g) with the consent of the Borrowers or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent or any Lender on a nonconfidential basis from a source other than the Borrowers or (i) to any direct or indirect contractual counterparty in swap agreements or such contractual counterparty’s professional advisor (so long as such contractual counterparty or professional advisor to such contractual counterparty agrees to be bound by the provisions of this Section 13.8). For purposes of this Section, “Information” means all information received from the Partnership or any of its Subsidiaries or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Partnership or any of its Subsidiaries; provided that, in the case of information received from the Partnership or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Notwithstanding anything herein to the contrary, “Information” shall not include, and the Credit Parties, each Agent, each Lender and the respective Affiliates of each of the foregoing (and the respective partners, directors, officers, employees, agents, advisors and other representatives of each of the foregoing and their Affiliates) may disclose to any and all Persons, without limitation of any kind (a) any information with respect to the U.S. federal and state income tax treatment of the transactions contemplated hereby and any facts that may be relevant to understanding such tax treatment, which facts shall not include for this purpose the names of the parties or any other Person named herein, or information that would permit identification of the parties or such other Persons, or any pricing terms or other nonpublic business or financial information that is unrelated to such tax treatment or facts, and (b) all materials of any kind (including opinions or other tax analyses) relating to such tax treatment or facts that are provided to any of the Persons referred to above.

13.9. Set-off. In addition to any rights and remedies of the Lenders provided by law, upon the occurrence and during the continuance of any Event of Default, after obtaining the prior written consent of the Administrative Agent, each Lender (acting in any capacity hereunder) is authorized at any time and from time to time, without prior notice to the Borrowers or any other Credit Party, any such notice being waived by the Borrowers (on their own behalf and on behalf of each Credit Party) to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other indebtedness at any time owing by, such Lender to or for the credit or the account of the respective Credit Parties against any and all Obligations owing to such Lender hereunder or under any other Credit Document, now or hereafter existing, irrespective of whether or not the Administrative Agent or such Lender shall have made demand under this Agreement or any other Credit Document and although such Obligations may be contingent or unmatured or denominated in a currency different from that of the applicable deposit or indebtedness. Each Lender agrees promptly to notify the Borrowers and the Administrative Agent after any such set-off and application made by such Lender; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application.

13.10. Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Credit Document, the interest paid or agreed to be paid under the Credit Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrowers. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

13.11. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

13.12. Integration. This Agreement, together with the other Credit Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and thereof and supersedes all prior agreements, written or oral, on such subject matter. In the event of any conflict between the provisions of this Agreement and those of any other Credit Document, the provisions of this Agreement shall control; provided that the inclusion of supplemental rights or remedies in favor of the Administrative Agent or the Lenders in any other Credit Document shall not be deemed a conflict with this Agreement. Each Credit Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.

13.13. Survival. (a) All representations and warranties made hereunder and in any other Credit Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or Event of Default at the time of any Credit Event, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

(b) All indemnities set forth herein including, without limitation, in Sections 2.10, 2.11, 3.5, 5.4, 12.7, 13.4 and 13.5, shall, subject to the provisions of Section 13.18 (to the extent applicable), survive the execution and delivery of this Agreement and the making and repayment of the Loans.

13.14. Severability. If any provision of this Agreement or the other Credit Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Credit Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

13.15. Governing Law. (a) THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE COMMONWEALTH OF PENNSYLVANIA APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN THE COMMONWEALTH; PROVIDED THAT THE ADMINISTRATIVE AGENT AND EACH LENDER SHALL RETAIN ALL RIGHTS ARISING UNDER FEDERAL LAW.

(b) ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT MAY BE BROUGHT IN THE

COURTS OF THE COMMONWEALTH OF PENNSYLVANIA SITTING IN THE CITY OF PHILADELPHIA, OR OF THE UNITED STATES FOR THE EASTERN DISTRICT OF THE COMMONWEALTH, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH CREDIT PARTY, THE ADMINISTRATIVE AGENT AND EACH LENDER CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THOSE COURTS. EACH CREDIT PARTY, THE ADMINISTRATIVE AGENT AND EACH LENDER IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF ANY CREDIT DOCUMENT OR OTHER DOCUMENT RELATED THERETO. EACH CREDIT PARTY, THE ADMINISTRATIVE AGENT AND EACH LENDER WAIVES PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS, WHICH MAY BE MADE BY ANY OTHER MEANS PERMITTED BY THE LAW OF SUCH STATE.

13.16. Waiver of Right to Trial by Jury. EACH CREDIT PARTY, THE ADMINISTRATIVE AGENT AND EACH LENDER HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER ANY CREDIT DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY CREDIT DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

13.17. USA PATRIOT Act Notice. Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies each Credit Party that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies such Credit Party, which information includes the name and address of such Credit Party, individuals with authority or control over such Credit Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify such Credit Party in accordance with the Act.

13.18. Limitation on Additional Amounts; Cash Collateral, etc. (a) Notwithstanding anything to the contrary contained in Sections 2.10, 2.11, 3.5 and 5.4 of this Agreement, unless a Lender gives notice to the Borrowers that it is obligated to pay an amount under such Section within three months after the later of (x) the date the Lender incurs the respective increased costs, Taxes, loss, expense or liability, reduction in amounts received or receivable or reduction in return on capital or (y) the date such Lender has actual knowledge of its incurrence of the respective increased costs, Taxes, loss, expense or liability, reductions in amounts received or receivable or reduction in return on capital, then such Lender shall only be entitled to be compensated for such amount pursuant to said Section 2.10, 2.11, 3.5 and 5.4, as the case may be, to the extent of the costs, Taxes, loss, expense or liability, reduction in amounts received or receivable or reduction in return on capital that are incurred or suffered on or after the date which occurs three months prior to such Lender giving notice to the Borrowers that it is obligated to pay the respective amounts pursuant to said Section 2.10, 2.11, 3.5 and 5.4, as the case may be. This Section 13.18 shall have no applicability to any Section of this Agreement other than said Sections 2.10, 2.11, 3.5 and 5.4.

(b) So long as no Default or Event of Default shall exist and be continuing, at any time that the Borrowers have on deposit with the Collateral Agent any cash collateral securing any of the Obligations, the Borrowers shall have the right to direct the Collateral Agent to invest such cash collateral in Cash Equivalents reasonably satisfactory to the Administrative Agent until such time as such Cash Collateral is applied to the repayment of Obligations or otherwise disbursed in accordance with the provisions of this Agreement and the other Credit Documents.

13.19. Payments Pro Rata; Sharing of Payments. (a) The Administrative Agent agrees that promptly after its receipt of each payment from or on behalf of any Credit Party in respect of any Obligations of such Credit Party, it shall, except as otherwise provided in this Agreement, distribute such payment to the Lenders (other than any Lender that has consented in writing to waive its pro rata share of such payment) pro rata based upon their respective shares, if any, of the Obligations with respect to which such payment was received.

(b) If, other than as expressly provided elsewhere herein, any Lender shall obtain on account of the Loans (other than the Swingline Loans) made by it, or the participations in Letter of Credit Outstandings or in Swingline Loans held by it, any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) in excess of its ratable share (or other share contemplated hereunder) thereof, such Lender shall immediately (a) notify the Administrative Agent of such fact, and (b) purchase from the other Lenders such participations in the Loans made by them and/or such subparticipations in the participations in Letter of Credit Outstandings or Swingline Loans held by them, as the case may be, as shall be necessary to cause such purchasing Lender to share the excess payment in respect of such Loans or such participations, as the case may be, pro rata with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from the purchasing Lender under any of the circumstances described in Section 13.6 (including pursuant to any settlement entered into by the purchasing Lender in its discretion), such purchase shall to that extent be rescinded and each other Lender shall repay to the purchasing Lender the purchase price paid therefor, together with an amount equal to such paying Lender’s ratable share (according to the proportion of (i) the amount of such paying Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered, without further interest thereon. The Borrowers agree that any Lender so purchasing a participation from another Lender may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off, but subject to Section 13.9) with respect to such participation as fully as if such Lender were the direct creditor of the Borrowers in the amount of such participation. The Administrative Agent will keep records (which shall be conclusive and binding in the absence of manifest error)

of participations purchased under this Section and will in each case notify the Lenders following any such purchases or repayments. Each Lender that purchases a participation pursuant to this Section shall from and after such purchase have the right to give all notices, requests, demands, directions and other communications under this Agreement with respect to the portion of the Obligations purchased to the same extent as though the purchasing Lender were the original owner of the Obligations purchased.

(c) Notwithstanding anything to the contrary contained herein, the provisions of the preceding Sections 13.19(a) and (b) shall be subject to the express provisions of this Agreement which require, or permit, differing payments to be made to Non-Defaulting Lenders as opposed to Defaulting Lenders.

13.20. Calculations; Computations. (a) The financial statements to be furnished to the Lenders pursuant hereto shall be made and prepared in accordance with GAAP consistently applied throughout the periods involved (except as set forth in the notes thereto or as otherwise disclosed in writing by the Borrowers to the Lenders); provided that except as otherwise specifically provided herein, all computations determining the Applicable Margins and compliance with Sections 5.2, 9.14 and 10, including in each case definitions used therein, shall, in each case, utilize accounting principles and policies in effect at the time of the preparation of, and in conformity with those used to prepare, the December 31, 2003 financial statements of the Partnership delivered to the Lenders pursuant to Section 8.10(b); provided further, that to the extent expressly required pursuant to the provisions of this Agreement, certain calculations shall be made on a Pro Forma Basis.

(b) All computations of interest (except as provided in the immediately succeeding sentence) and Fees hereunder shall be made on the actual number of days elapsed over a year of 360 days. All computations of Base Rate interest hereunder shall be made on the actual number of days elapsed over a year of 365/366 days.

13.21. Effectiveness. This Agreement shall become effective on the Effective Date. The Administrative Agent will give the Credit Parties and each Lender prompt written notice of the occurrence of the Effective Date.

13.22. Headings Descriptive. The headings of the several sections and subsections of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

13.23. Domicile of Loans and Commitments. Each Lender may transfer and carry its Loans and/or Commitments at, to or for the account of any branch office, subsidiary or affiliate of such Lender; provided that the Borrowers shall not be responsible for costs arising under Sections 2.10, 2.11, 3.5 and 5.4 resulting from any such transfer (other than a transfer pursuant to Section 2.12) to the extent such costs would not otherwise be applicable to such Lender in the absence of such transfer.

SECTION 14. THE CREDIT PARTY GUARANTY.

14.1. The Credit Party Guaranty. In order to induce the Lenders to enter into this Agreement and to extend credit hereunder and to induce the Lenders or any of their respective affiliates to enter into and/or maintain Swap Contracts, and in recognition of the direct benefits to be received by each Credit Party from the proceeds of the Loans, the issuance of the Letters of Credit and the entering into and maintenance of Swap Contracts, each Credit Party hereby agrees with the Lenders as follows: each Credit Party hereby unconditionally and irrevocably guarantees, as primary obligor and not merely as surety the full and prompt payment when due, whether upon maturity, acceleration or otherwise, of any and all of the Guaranteed Obligations. If any or all of the Guaranteed Obligations becomes due and payable, each Credit Party unconditionally promises to pay such indebtedness, or order, on demand, together with any and all reasonable out-of-pocket costs and expenses which may be incurred by the Secured Creditors in collecting any of the Guaranteed Obligations. This Credit Party Guaranty is a guaranty of payment and not of collection. This Credit Party Guaranty is a continuing one and all liabilities to which it applies or may apply under the terms hereof shall be conclusively presumed to have been created in reliance hereon. If claim is ever made upon any Secured Creditor for repayment or recovery of any amount or amounts received in payment or on account of any of the Guaranteed Obligations and any of the aforesaid payees repays all or part of said amount by reason of (i) any judgment, decree or order of any court or administrative body having jurisdiction over such payee or any of its property or (ii) any settlement or compromise of any such claim effected by such payee with any such claimant (including any Borrower), then and in such event each Credit Party agrees that any such judgment, decree, order, settlement or compromise shall be binding upon such Credit Party, notwithstanding any revocation of this Credit Party Guaranty or any other instrument evidencing any liability of any other Borrower, and such Credit Party shall be and remain liable to the aforesaid payees hereunder for the amount so repaid or recovered to the same extent as if such amount had never originally been received by any such payee.

14.2. Bankruptcy. Additionally, each Credit Party unconditionally and irrevocably guarantees the payment of any and all of the Guaranteed Obligations to the Secured Creditors whether or not due or payable by any Borrower upon the occurrence of any of the events specified in Section 11.5, and unconditionally promises to pay such indebtedness to the Secured Creditors, or order, on demand.

14.3. Nature of Liability. The liability of each Credit Party hereunder is exclusive and independent of any guaranty of the Guaranteed Obligations whether executed by such Credit Party, any other guarantor or by any other party, and the liability of each Credit Party hereunder is not affected or impaired by (a) any direction as to application of payment by any Borrower or by any other party, or (b) any other continuing or other guaranty, undertaking or maximum liability of a guarantor or of any other party as to the Guaranteed Obligations, or (c) any payment on or in reduction of any such other guaranty or undertaking, or (d) any dissolution, termination or increase, decrease or change in personnel by any Borrower, or (e) any payment made to the Secured Creditors on the Guaranteed Obligations which any such Secured Creditor repays to any Borrower pursuant to court order in any bankruptcy, reorganization, arrangement, moratorium or other debtor relief proceeding, and each Credit Party waives any right to the deferral or modification of its obligations hereunder by reason of any such proceeding, or (f) any action or inaction of the type described in Section 14.5, or (g) the lack of validity or enforceability of any Credit Document or any other instrument relating thereto.

14.4. Independent Obligation. No invalidity, irregularity or unenforceability of all or any part of the Guaranteed Obligations shall affect, impair or be a defense to this Credit Party Guaranty, and this Credit Party Guaranty shall be primary, absolute and unconditional notwithstanding the occurrence of any event or the existence of any other circumstances which might constitute a legal or equitable discharge of a surety or guarantor except payment in full of the Guaranteed Obligations of each Credit Party. The obligations of each Credit Party hereunder are independent of the obligations of any Borrower, any other guarantor or any other Person and a separate action or actions may be brought and prosecuted against either Credit Party whether or not action is brought against any Borrower, any other guarantor or any other Person and whether or not any Borrower, any other guarantor or any other Person be joined in any such action or actions. Each Credit Party waives, to the full extent permitted by law, the benefit of any statute of limitations affecting its liability hereunder or the enforcement thereof. Any payment by any Borrower with respect to any Guaranteed Obligations or other circumstance which operates to toll any statute of limitations as to such Borrower shall operate to toll the statute of limitations as to the relevant Credit Party.

14.5. Authorization. Each Credit Party authorizes the Secured Creditors without notice or demand (except as shall be required by applicable statute and cannot be waived), and without affecting or impairing its liability hereunder, from time to time to:

(a) change the manner, place or terms of payment of, and/or change or extend the time of payment of, renew, increase, accelerate or alter, any of the Guaranteed Obligations (including any increase or decrease in the rate of interest thereon) or any liability incurred directly or indirectly in respect thereof, and this Credit Party Guaranty shall apply to the Guaranteed Obligations as so changed, extended, renewed, increased or altered;

(b) take and hold security for the payment of the Guaranteed Obligations and sell, exchange, release, impair, surrender, realize upon or otherwise deal with in any manner and in any order any property by whomsoever at any time pledged or mortgaged to secure, or howsoever securing, the Guaranteed Obligations or any liabilities (including any of those hereunder) incurred directly or indirectly in respect thereof or hereof, and/or any offset there against;

(c) exercise or refrain from exercising any rights against any Borrower or others or otherwise act or refrain from acting;

(d) release or substitute any one or more endorsers, guarantors, any Borrower or other obligors;

(e) settle or compromise any of the Guaranteed Obligations or any liability (including any of those hereunder) incurred directly or indirectly in respect thereof or hereof, and may subordinate the payment of all or any part thereof to the payment of any liability (whether due or not) of any Borrower to its respective creditors other than the Secured Creditors;

(f) apply any sums by whomsoever paid or howsoever realized to any liability or liabilities of any Borrower to the Secured Creditors regardless of what liability or liabilities of such Borrower remain unpaid;

(g) consent to or waive any breach of, or any act, omission or default under, this Agreement, any other Credit Document, any Swap Contract or any of the instruments or agreements referred to herein or therein, or otherwise amend, modify or supplement this Agreement, any other Credit Document, any Swap Contract or any of such other instruments or agreements; and/or

(h) take any other action which would, under otherwise applicable principles of common law, give rise to a legal or equitable discharge of such Credit Party from its liabilities under this Credit Party Guaranty.

14.6. Reliance. It is not necessary for the Secured Creditors to inquire into the capacity or powers of any Borrower or the officers, directors, partners or agents acting or purporting to act on their behalf, and any Guaranteed Obligations made or created in reliance upon the professed exercise of such powers shall be guaranteed hereunder by the relevant Credit Party.

14.7. Subordination. Any of the indebtedness of any Credit Party now or hereafter owing to any other Credit Party is hereby subordinated to the Guaranteed Obligations of such Credit Party owing to the Secured Creditors; and if the Administrative Agent so requests at a time when an Event of Default exists, all such indebtedness of such Credit Party to such other Credit Party shall be collected, enforced and received by such Credit Party for the benefit of the Secured Creditors and be paid over to the Administrative Agent on behalf of the Secured Creditors on account of the Guaranteed Obligations of such Credit Party to the Secured Creditors, but without affecting or impairing in any manner the liability of any Credit Party under the other provisions of this Credit Party Guaranty. No Credit Party shall assign to any Person any note or negotiable instrument evidencing any of the indebtedness of any Credit Party to such Credit Party, except to another Credit Party or the Administrative Agent. Without limiting the generality of the foregoing, each Credit Party hereby agrees with the Secured Creditors that it will not exercise any right of subrogation which it may at any time otherwise have as a result of this Credit Party Guaranty (whether contractual, under Section 509 of the Bankruptcy Code or otherwise) until all Guaranteed Obligations have been irrevocably paid in full in cash.

14.8. Waiver. (a) Each Credit Party waives any right (except as shall be required by applicable statute and cannot be waived) to require any Secured Creditor to (i) proceed against any Credit Party, any other guarantor or any other party, (ii) proceed against or exhaust any security held from any Credit Party, any other guarantor or any other party or (iii) pursue any other remedy in any Secured Creditor’s power whatsoever. Each Credit Party waives any defense based on or arising out of any defense of any Borrower, any other guarantor or any other party, other than payment in full in cash of the Guaranteed Obligations, based on or arising out of the disability of any Credit Party, any other guarantor or any other party, or the unenforceability of the Guaranteed Obligations or any part thereof from any cause, or the cessation from any cause of the liability of any Credit Party other than payment in full in cash of the Guaranteed Obligations. The Secured Creditors may, at their election, foreclose on any security held by the Administrative Agent or any other Secured Creditor by one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable (to the extent such sale is permitted by applicable law), or exercise any other right or remedy the

Secured Creditors may have against any Credit Party or any other party, or any security, without affecting or impairing in any way the liability of either Credit Party hereunder except to the extent the Guaranteed Obligations of each Credit Party have been paid in full in cash. Each Credit Party waives any defense arising out of any such election by the Secured Creditors, even though such election operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of such Credit Party against any Credit Party or any other party or any security.

(b) Each Credit Party waives all presentments, demands for performance, protests and notices, including, without limitation, notices of nonperformance, notices of protest, notices of dishonor, notices of acceptance of this Credit Party Guaranty, and notices of the existence, creation, modification or incurring of new or additional Guaranteed Obligations. Each Credit Party assumes all responsibility for being and keeping itself informed of each Borrower’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations and the nature, scope and extent of the risks which each Credit Party assumes and incurs hereunder, and agrees that the Secured Creditors shall have no duty to advise such Credit Party of information known to them regarding such circumstances or risks.

(c) Until such time as the Guaranteed Obligations have been paid in full in cash, each Credit Party hereby waives all rights of subrogation which it may at any time otherwise have as a result of this Credit Party Guaranty (whether contractual, under Section 509 of the Bankruptcy Code, or otherwise) to the claims of the Secured Creditors against any other guarantor of the Guaranteed Obligations and all contractual, statutory or common law rights of reimbursement, contribution or indemnity from any Borrower or any other guarantor which it may at any time otherwise have as a result of this Credit Party Guaranty.

(d) Each Credit Party warrants and agrees that each of the waivers set forth above is made with full knowledge of its significance and consequences and that if any of such waivers are determined to be contrary to any applicable law of public policy, such waivers shall be effective only to the maximum extent permitted by law.

(e) Should a claim be made upon Administrative Agent or any Lender at any time for repayment of any amount received by Administrative Agent or any Lender in payment of the Obligations, or any part thereof, whether received from any Credit Party or received by Administrative Agent or any Lender as the proceeds of Collateral, by reason of: (1) any judgment, decree or order of any court or administrative body having jurisdiction over Administrative Agent or any Lender or any of their property, or (2) any settlement or compromise of any such claim effected by Administrative Agent or any Lender, in its sole discretion, with the claimant (including a Credit Party), each Credit Party shall remain liable to Administrative Agent or any such Lender for the amount so repaid to the same extent as if such amount had never originally been received by Administrative Agent or any such Lender, notwithstanding any termination hereof or the cancellation of any note or other instrument evidencing any of the Obligations. To the extent Administrative Agent is required to repay any such amount, each Lender shall, to the extent Administrative Agent previously paid to such Lender a portion of the amount which must be repaid, upon demand of Administrative Agent, return to Administrative Agent the amount which had previously been paid by Administrative Agent to such Lender.

(f) To the extent that any payment to, or realization by, any Lender or Administrative Agent on the Obligations exceeds the limitations of this Section 14 and is otherwise subject to avoidance and recovery in any such proceeding, the amount subject to avoidance shall in all events be limited to the amount by which such actual payment or realization exceeds such limitation, and this Agreement as limited shall in all events remain in full force and effect and be fully enforceable against such Credit Party. This Section 14 is intended solely to reserve the rights of Lenders and Administrative Agent hereunder against each Credit Party, in such proceeding to the maximum extent permitted by applicable Debtor Relief Laws and neither the Credit Parties, any guarantor of the Obligations nor any other Person shall have any right, claim or defense under this Section 14 that would not otherwise be available under applicable Debtor Relief Laws in such proceeding.

14.9. Acknowledgement of Joint and Several Liability. (a) Each Borrower (other than the Controlled Non-Profits) acknowledges that it is jointly and severally liable for all of the Obligations under the Credit Documents. Each Borrower expressly understands, agrees and acknowledges that (i) Borrowers are all affiliated entities by common ownership, (ii) each Borrower desires to have the availability of one common credit facility instead of separate credit facilities, (iii) each Borrower has requested that the Lenders extend such a common credit facility on the terms herein provided, (iv) the Lenders will be lending against, and relying on a lien upon, all of Borrowers’ assets even though the proceeds of any particular loan made hereunder may not be advanced directly to a particular Borrower, (v) each Borrower will nonetheless benefit by the making of all such loans by each Lender and the availability of a single credit facility of a size greater than each could independently warrant, (vi) all of the representations, warranties, covenants, obligations, conditions, agreements and other terms contained in the Credit Documents shall be applicable to and shall be binding upon each Borrower, and (vii) the Borrowers have each executed the Notes as co-makers of the Notes and that it would not be able to obtain the credit provided by the Lenders hereunder without the financial support provided by the other Borrowers.

(b) Each Borrower (other than the Controlled Non-Profits) hereby guarantees the prompt payment and performance in full of all Obligations. Such guarantee constitutes a guarantee of payment and not of collection. Each Borrower’s obligations under this Agreement shall, to the fullest extent permitted by law, be unconditional irrespective of (i) the validity or enforceability, avoidance, or subordination of the Obligations of any other Credit Party or of any promissory note or other document evidencing all or any part of the Obligations of any other Credit Party, (ii) the absence of any attempt to collect the Obligations from any other Credit Party, or any other security therefor, or the absence of any other action to enforce the same, (iii) the waiver, consent, extension, forbearance, or granting of any indulgence by Administrative Agent and/or any Lender with respect to any provision of any instrument evidencing the Obligations of any other Credit Party or any part thereof, or any other agreement now or hereafter executed by any other Credit Party and delivered to Administrative Agent and/or any Lender, (iv) the failure by Administrative Agent and/or any Lender to take any steps to perfect and maintain its security interest in, or to preserve its rights to, any security or collateral for the Obligations of any other Credit Party, (v) Administrative Agent’s and/or any Lender’s election, in any proceeding instituted under the Bankruptcy Code, of the application of Section 1111(b)(2) of the Bankruptcy Code, (vi) any borrowing or grant of a security interest by any other Credit Party, as debtor-in-possession under Section 364 of the Bankruptcy Code, (vii) the disallowance of all or any portion of Administrative Agent’s and/or any Lender’s claim(s) for the repayment of the Obligations of any other Credit Party under Section 502 of the Bankruptcy Code, or (viii) any other circumstances which might constitute a legal or equitable discharge or defense of a guarantor or of any other Credit Party (other than actual indefeasible payment in full in cash). With respect to any Borrower’s obligations arising as a result of the joint and several liability of Borrowers hereunder with respect to Borrowings or other Credit Events made to or for any of the other Borrowers hereunder, such Borrower waives, until the Obligations shall have been indefeasibly paid in full and this Agreement shall have been terminated, any right to enforce any right of subrogation or any remedy which Administrative Agent and/or any Lender now has or may hereafter have against any other Credit Party, or any endorser of all or any part of the Obligations, and any benefit of, and any right to participate in, any security or collateral given to Administrative Agent and/or any Lender to secure payment of the Obligations or any other liability of any Borrower to Administrative Agent and/or any Lender. During the existence of any Event of Default, Administrative Agent may proceed directly and at once, without notice, against any Borrower to collect and recover the full amount, or any portion of the Obligations, without first proceeding against any other Credit Party or any other Person, or against any security or collateral for the Obligations. Each Borrower consents and agrees that Administrative Agent shall be under no obligation to marshal any assets in favor of any Borrower or against or in payment of any or all of the Obligations.

(c) Each Borrower (other than the Controlled Non-Profits) is obligated to repay the Obligations as joint and several obligors under this Agreement. To the extent that any Credit Party shall, under this Agreement as a joint and several obligor, repay any of the Obligations constituting Borrowings or Credit Events made to or for another Borrower hereunder or other Obligations incurred directly and primarily by any other Borrower (an ”Accommodation Payment”), then the Borrower making such Accommodation Payment shall be entitled to contribution and indemnification from, and be reimbursed by, each of the other Borrowers in an amount, for each of such other Borrowers, equal to a fraction of such Accommodation Payment, the numerator of which fraction is such other Borrower’s Allocable Amount and the denominator of which is the sum of the Allocable Amounts of all of the Borrowers. As of any date of determination, the “Allocable Amount” of each Borrower shall be equal to the maximum amount of liability for Accommodation Payments which could be asserted against such Borrower hereunder without (i) rendering such Borrower “insolvent” within the meaning of Section 101 (31) of the Bankruptcy Code, Section 2 of the Uniform Fraudulent Transfer Act (“UFTA”) or Section 2 of the Uniform Fraudulent Conveyance Act (“UFCA”), (ii) leaving such Borrower with unreasonably small capital or assets, within the meaning of Section 548 of the Bankruptcy Code, Section 4 of the UFTA, or Section 5 of the UFCA, or (iii) leaving such Borrower unable to pay its debts as they become due within the meaning of Section 548 of the Bankruptcy Code or Section 4 of the UFTA, or Section 5 of the UFCA. All rights and claims of contribution, indemnification, and reimbursement under this Section 14.9 shall be subordinate in right of payment to the prior payment in full of the Obligations. The provisions of this Section 14.9 shall, to the extent inconsistent with any provision in any Credit Document, supersede such inconsistent provision.

(d) If (i) any court holds that Borrowers are guarantors and not jointly and severally liable or (ii) bankruptcy or reorganization proceedings at any time are instituted by or against any Borrower under any Debtor Relief Law, each Borrower hereby: (A) until indefeasible payment in full in cash of the Obligations, expressly and irrevocably waives, to the fullest extent possible, on behalf of such Borrower, any and all rights at law or in equity to subrogation, to reimbursement, to exoneration, to contribution, to indemnification, to set off or to any other rights that could accrue to a surety against a principal, to a guarantor against a maker or obligor, to an accommodation party against the party accommodated, to a holder or transferee against a maker, or to the holder of a claim against any Person, and which such Borrower may have or hereafter acquire against any Person in connection with or as a result of such Borrower’s execution, delivery and/or performance of this Agreement, or any other documents to which such Borrower is a party or otherwise; (B) expressly and irrevocably waives any “claim” (as such term is defined in the Bankruptcy Code) of any kind against any other Borrower, and further agrees that it shall not have or assert any such rights against any Person (including any surety), either directly or as an attempted set off to any action commenced against such Borrower by Administrative Agent or a Lender or any other Person; and (C) acknowledges and agrees (I) that this waiver is intended to benefit Administrative Agent and Lenders and shall not limit or otherwise affect such Borrower’s liability hereunder or the enforceability of this Agreement, and (II) that Administrative Agent and Lenders and their successors and assigns are intended beneficiaries of this waiver, and agreements set forth in this Section 14.9 and their rights under this Section 14.9 shall survive payment in full of the Obligations.

(e) This Agreement shall in all respects be continuing, absolute and unconditional, and shall remain in full force and effect with respect to each Borrower until all Obligations shall have been indefeasibly fully paid. No compromise, settlement, release or discharge of, or indulgence with respect to, or failure, neglect or omission to enforce or exercise any right against, any one or Borrowers shall release or discharge the other Borrowers.

(f) Notwithstanding anything to the contrary contained in this Agreement or the other Credit Documents, each Controlled Non-Profit shall be liable only for that portion of the Obligations evidenced by (i) any Loan or other extension of credit made to, or for the benefit of, such entity hereunder or under any other Credit Document, (ii) any loan, advance or other distribution to such entity of proceeds of any Loan or other extension of credit made to any other Borrower hereunder, and (iii) its proportionate share of all Loans and other extensions of credit made hereunder to fund any administrative and other management related fees, costs and expenses of the General Partner, the Partnership, the Operating Company or any Borrower providing services to such Controlled Non-Profit pursuant to a Cemetery Management Agreement; and the Collateral of such Controlled Non-Profit shall only secure, or be utilized to repay, such portion of the obligations described above.

*    *    *

IN WITNESS WHEREOF, the parties hereto have caused their duly authorized officers to execute and deliver this Credit Agreement as of the date first above written.

Address:

4 Penn Center PA7-188-11-01 1600 J.F.K. Boulevard Philadelphia, Pennsylvania 19103 Facsimile: 267.675.0366	FLEET NATIONAL BANK, as Administrative Agent and a Lender

	By:	/s/ Kenneth G. Wood
Name: Kenneth G. Wood
Title: Senior Vice President

3 Terry Drive Newtown, Pennsylvania 18940 Facsimile: 215.497.8575	SOVEREIGN BANK

	By:	/s/ Karl F. Shultz
Name: Karl F. Shultz
Title: Vice President

One Commerce Square 2005 Market Street, Second Floor Philadelphia, Pennsylvania 19103 Facsimile: 215.557.6209	COMMERCE BANK, N.A.

	By:	/s/ Peter L. Davis
Name: Peter L. Davis
Title: Senior Vice President

S-1 [Credit Agreement]

STONEMOR GP LLC

	By:		/s/ Paul Waimberg
Name: Paul Waimberg
Title: Vice President

STONEMOR PARTNERS L.P.
		By:	STONEMOR GP LLC
its General Partner

	By:		/s/ Paul Waimberg
		Name:	Paul Waimberg
		Title:	Vice President

155 Rittenhouse Circle Bristol, Pennsylvania 19007 Facsimile: 215.826.2851		STONEMOR OPERATING LLC

	By:		/s/ Paul Waimberg
		Name:	Paul Waimberg
		Title:	Vice President

S-2 [Credit Agreement]

Alleghany Memorial Park LLC
Alleghany Memorial Park Subsidiary, Inc.
Altavista Memorial Park LLC
Altavista Memorial Park Subsidiary, Inc.
Arlington Development Company
Augusta Memorial Park Perpetual Care Company
Bedford County Memorial Park LLC
Bedford County Memorial Park Subsidiary LLC
Bethel Cemetery Association
Beth Israel Cemetery Association of Woodbridge, New Jersey
Birchlawn Burial Park LLC
Birchlawn Burial Park Subsidiary, Inc.
Blue Ridge Memorial Gardens LLC
Blue Ridge Memorial Gardens Subsidiary LLC
Butler County Memorial Park LLC
Butler County Memorial Park Subsidiary, Inc.
Cedar Hill Funeral Home, Inc.
Cemetery Investments LLC
Cemetery Investments Subsidiary, Inc.
Cemetery Management Services, L.L.C.
Cemetery Management Services of Mid-Atlantic States, L.L.C.
Cemetery Management Services of Ohio, L.L.C.
Cemetery Management Services of Pennsylvania, L.L.C.
Chartiers Cemetery LLC
Chartiers Cemetery Subsidiary LLC
Clover Leaf Park Cemetery Association
CMS West LLC
CMS West Subsidiary LLC
Columbia Memorial Park LLC
Columbia Memorial Park Subsidiary, Inc.
The Corapolis Cemetery Company
The Coraopolis Cemetery Parent LLC
The Coraopolis Cemetery Subsidiary LLC
Cornerstone Family Insurance Services, Inc.
Cornerstone Family Services of New Jersey, Inc.
Cornerstone Family Services of West Virginia LLC
Cornerstone Family Services of West Virginia Subsidiary, Inc.
Cornerstone Funeral and Cremation Services LLC

By:	/s/ Paul Waimberg

Name:	Paul Waimberg

Title: As	Vice President for each of the

above-named Credit Parties

S-3 [Credit Agreement]

Covenant Acquisition LLC
Covenant Acquisition Subsidiary, Inc.
Crown Hill Cemetery Association
Eloise B. Kyper Funeral Home, Inc.
Glen Haven Memorial Park LLC
Glen Haven Memorial Park Subsidiary, Inc.
Green Lawn Memorial Park LLC
Green Lawn Memorial Park Subsidiary LLC
Henlopen Memorial Park LLC
Henlopen Memorial Park Subsidiary, Inc.
Henry Memorial Park LLC
Henry Memorial Park Subsidiary, Inc.
J.V. Walker LLC
J.V. Walker Subsidiary LLC
Juniata Memorial Park LLC
Juniata Memorial Park Subsidiary LLC
KIRIS LLC
KIRIS Subsidiary, Inc.
Lakewood/Hamilton Cemetery LLC
Lakewood/Hamilton Cemetery Subsidiary, Inc.
Lakewood Memory Gardens South LLC
Lakewood Memory Gardens South Subsidiary, Inc.
Laurel Hill Memorial Park LLC
Laurel Hill Memorial Park Subsidiary, Inc.
Laurelwood Cemetery Company
Laurelwood Cemetery Parent LLC
Laurelwood Cemetery Subsidiary LLC
Laurelwood Holding Company
Legacy Estates, Inc.
Locustwood Cemetery Association
Loewen [Virginia] LLC
Loewen [Virginia] Subsidiary, Inc.
Lorraine Park Cemetery LLC
Lorraine Park Cemetery Subsidiary, Inc.
Melrose Land LLC
Melrose Land Subsidiary LLC
Modern Park Development LLC
Modern Park Development Subsidiary, Inc.
Morris Cemetery Perpetual Care Company
Mount Lebanon Cemetery LLC

By:	/s/ Paul Waimberg

Name:	Paul Waimberg

Title: As	Vice President for each of the

above-named Credit Parties

S-4 [Credit Agreement]

Mount Lebanon Cemetery Subsidiary LLC
Mt. Airy Cemetery, Inc.
Mt. Airy Cemetery Parent LLC
Mt. Airy Cemetery Subsidiary LLC
Oak Hill Cemetery LLC
Oak Hill Cemetery Subsidiary, Inc.
Osiris Holding Finance Company
Osiris Holding of Maryland LLC
Osiris Holding of Maryland Subsidiary, Inc.
Osiris Holding of Pennsylvania LLC
Osiris Holding of Pennsylvania Subsidiary LLC
Osiris Holding of Rhode Island LLC
Osiris Holding of Rhode Island Subsidiary, Inc.
Osiris Management, Inc.
Osiris Telemarketing Corp.
Perpetual Gardens.Com, Inc.
The Prospect Cemetery LLC
The Prospect Cemetery Subsidiary LLC
Prospect Hill Cemetery LLC
Prospect Hill Cemetery Subsidiary LLC
PVD Acquisitions LLC
PVD Acquisitions Subsidiary, Inc.
Riverside Cemetery LLC
Riverside Cemetery Subsidiary LLC
Riverview Memorial Gardens LLC
Riverview Memorial Gardens Subsidiary LLC
Rockbridge Memorial Gardens LLC
Rockbridge Memorial Gardens Subsidiary Company
Rolling Green Memorial Park LLC
Rolling Green Memorial Park Subsidiary LLC
Rose Lawn Cemeteries LLC
Rose Lawn Cemeteries Subsidiary, Incorporated
Roselawn Development LLC
Roselawn Development Subsidiary Corporation
Russell Memorial Cemetery LLC
Russell Memorial Cemetery Subsidiary, Inc.
Shenandoah Memorial Park LLC
Shenandoah Memorial Park Subsidiary, Inc.

By:	/s/ Paul Waimberg

Name:	Paul Waimberg

Title:	As Vice President for each of the

above-named Credit Parties

S-5 [Credit Agreement]

Southern Memorial Sales LLC
Southern Memorial Sales Subsidiary, Inc.
Springhill Memory Gardens LLC
Springhill Memory Gardens Subsidiary, Inc.
Star City Memorial Sales LLC
Star City Memorial Sales Subsidiary, Inc.
Stitham LLC
Stitham Subsidiary, Incorporated
Sunset Memorial Gardens LLC
Sunset Memorial Gardens Subsidiary, Inc.
Sunset Memorial Park LLC
Sunset Memorial Park Subsidiary, Inc.
Temple Hill LLC
Temple Hill Subsidiary Corporation
Tioga County Memorial Gardens LLC
Tioga County Memorial Gardens Subsidiary LLC
Tri-County Memorial Gardens LLC
Tri-County Memorial Gardens Subsidiary LLC
Twin Hills Memorial Park and Mausoleum LLC
Twin Hills Memorial Park and Mausoleum Subsidiary LLC
The Valhalla Cemetery Company LLC
The Valhalla Cemetery Subsidiary Corporation
Virginia Memorial Service LLC
Virginia Memorial Service Subsidiary Corporation
WNCI LLC
W N C Subsidiary, Inc.
Westminster Cemetery LLC
Westminster Cemetery Subsidiary LLC
Wicomico Memorial Parks LLC
Wicomico Memorial Parks Subsidiary, Inc.
Willowbrook Management Corp.
Woodlawn Memorial Gardens LLC
Woodlawn Memorial Gardens Subsidiary LLC
Woodlawn Memorial Park Association
Woodlawn Memorial Park Parent LLC
Woodlawn Memorial Park Subsidiary LLC

By:	/s/ Paul Waimberg

Name:	Paul Waimberg

Title:	As Vice President for each of the

above-named Credit Parties

S-6 [Credit Agreement]

SCHEDULE I

LIST OF LENDERS AND COMMITMENTS

Lender	Revolving Loan Commitment	Acquisition Loan Commitment
Fleet National Bank	$5,357,142.86	$9,642,857.14
Sovereign Bank	$3,571,428.57	$6,428,571.43
Commerce Bank, N.A.	$3,571,428.57	$6,428,571.43
Total	$12,500,000	$22,500,000

SCHEDULE II

ADMINISTRATIVE AGENT ADDRESSES

For Payments and Requests for Credit Extensions

Fleet National Bank

Agency Management

Mail Stop: NY5-526-28-01

1633 Broadway

New York, NY 10019

Attention: Dawn Marie Matos

Facsimile No.: (646) 366-4508

E-mail: dawn_marie_matos@fleet.com

Fleet National Bank

4 Penn Center

PA7-188-11-01

1600 J.F.K. Boulevard

Philadelphia, PA 19103

Attention: Kenneth G. Wood

Facsimile No.: (267) 675-0366

E-mail: kenneth_g_wood@fleet.com

Other Notices to Administrative Agent:

Fleet National Bank

4 Penn Center

PA7-188-11-01

1600 J.F.K. Boulevard

Philadelphia, PA 19103

Attention: Kenneth G. Wood

Facsimile No.: (267) 675-0366

E-mail: kenneth_g_wood@fleet.com

SCHEDULE III

REAL PROPERTY

OWNED REAL PROPERTY

All of the properties listed below are owned by a Borrower as indicated below and are deemed a Mortgaged Property:

Property*	State Locations/County	Property Owner

Alabama
Valhalla Cemetery	Bessemer/Midfield; Jefferson	The Valhalla Cemetery Company LLC
Connecticut
None

Delaware
Henlopen Memorial Park	Milton; Sussex	Henlopen Memorial Park LLC

Georgia
Lakewood Memory Gardens South	Rossville; Catoosa	Lakewood Memory Gardens South LLC

Maryland
Hillcrest Burial	Cumberland; Allegany	Modern Park Development LLC
Lincoln Memorial	Suitland; Prince Georges	Osiris Holding of Maryland LLC
Lorraine Park Cemetery	Baltimore; Baltimore	Lorraine Park Cemetery LLC
Spring Hill Memory Gardens	Hebron; Wicomico	Spring Hill Memory Gardens LLC
Sunset Memorial Park	Cumberland; Allegany	Sunset Memorial Park LLC
Washington National Cemetery	Suitland; Prince Georges	WNCI LLC
Wicomico Memorial Park	Salisbury; Wicomico	Wicomico Memorial Parks LLC
Cedar Hill Cemetery	Suitland; Prince Georges	Osiris Holding of Maryland LLC
Cedar Hill Funeral Home	Suitland; Prince Georges	Cedar Hill Funeral Home, Inc.
Columbia Memorial Park	Columbia; Howard	Columbia Memorial Park LLC
Glen Haven Memorial Park	Glen Burnie; Anne Arundel	Glen Haven Memorial Park LLC

New Jersey
None

Property*	State Locations/County	Property Owner

Ohio
Crown Hill Cemetery	Twinsburg; Summit	Crown Hill Cemetery Association and Crown Hill Mausoleum Company
Butler County Memorial Park	Hamilton; Butler	Butler County Memorial Park LLC

Pennsylvania
Allegheny County Memorial Park	McCandless; Allegheny	Bedford County Memorial Park LLC
Bethlehem Memorial Park	Bethlehem; Northampton	Melrose Land LLC
Blair Memorial Park	Altoona; Blair	Bedford County Memorial Park LLC
Blue Ridge Memorial Gardens	Harrisburg; Dauphin	Blue Ridge Memorial Gardens LLC
Castleview Memorial Park	New Castle; Lawrence	Bedford County Memorial Park LLC
Centre County Memorial Park	State College; Centre	Bedford County Memorial Park LLC
Chartiers Cemetery	Pittsburgh; Allegheny	Chartiers Cemetery LLC
Coraopolis Cemetery	Coraopolis; Allegheny	The Coraopolis Cemetery Company
Crestview Memorial Park	Grove City; Mercer	Bedford County Memorial Park LLC
Cumberland Valley Memorial Gardens	Carlisle; Cumberland	Osiris Holding of Pennsylvania LLC
Eloise B. Kyper Funeral Home	State College; Centre	Eloise B. Kyper Funeral Home, Inc.
Erie County Memorial Gardens	Erie; Erie	Bedford County Memorial Park LLC
Grand View Memorial Park	Annville; Lebanon	Bedford County Memorial Park LLC
Greene County Memorial Park	Waynesburg; Greene	Bedford County Memorial Park LLC
Greenlawn Burial Estates (for additional 110 acres see Semper Concrete Vault Plant)	Franklin Twp.; Butler	Bedford County Memorial Park LLC
Green Lawn Memorial Park	Clinton Twp.; Lycoming	Green Lawn Memorial Park LLC
Greenwood Cemetery	Lancaster; Lancaster	Osiris Holding of Pennsylvania LLC
Juniata Memorial Park	Lewistown; Mifflin	Juniata Memorial Park LLC
Lakewood Memorial Park	Cheswick; Allegheny	Bedford County Memorial Park LLC
Laurelwood Cemetery	Stroudburg; Monroe	Laurelwood Cemetery Company

Property*	State Locations/County	Property Owner
Lawn Haven Burial Estates (Plus adjacent 80 acre parcel)	Worthington; Armstrong	Bedford County Memorial Park LLC
The Morris Cemetery	Phoenixville; Chester	J.V. Walker LLC
Mount Airy Cemetery	Natrona Heights; Allegheny	Mt. Airy Cemetery, Inc.
Mount Lebanon Cemetery	Pittsburgh; Allegheny	Mount Lebanon Cemetery LLC
Mount Royal Memorial Park	Glenshaw; Allegheny	Bedford County Memorial Park LLC
Mount Zion Cemetery & Mausoleum	Pottstown; Chester	Bedford County Memorial Park LLC
Parklawn Memorial Gardens	Ridgeway; Elk	Osiris Holding of Pennsylvania LLC
Pinewood Memorial Park	Cranberry Township; Butler	Bedford County Memorial Park LLC
Pleasant View Cemetery	Sinking Spring; Berks	Osiris Holding of Pennsylvania LLC
Prospect Cemetery	East Stroudsburg; Monroe	The Prospect Cemetery LLC
Prospect Hill	Harrisburg; Dauphin	Prospect Hill Cemetery LLC
Riverside Cemetery	Norristown; Montgomery	Riverside Cemetery LLC
Riverview Memorial Gardens	Halifax; Dauphin	Riverview Memorial Gardens LLC
Rolling Green Cemetery	Westchester; Chester	Rolling Green Memorial Park LLC
Roselawn Memorial Gardens	Meadville; Crawford	Bedford County Memorial Park LLC
Semper Concrete Vault Plant (this is 110 acres adjacent to Greenlawn Burial Estates)	Butler; Butler	CMS West LLC
South Side Cemetery	Pittsburgh; Allegheny	Bedford County Memorial Park LLC
Sunset Hill Memorial Gardens	Cranberry; Venango	Bedford County Memorial Park LLC
Tioga County Memorial Gardens	Charleston Twp; Tioga	Tioga County Memorial Gardens LLC
Tri-County Memorial Gardens	Lewisberry; York	Tri-County Memorial Gardens LLC
Twin Hills Memorial	Muncy; Lycoming	Twin Hills Memorial Park & Mausoleum Corporation
Voegtly Cemetery	Pittsburgh; Allegheny	CMS West LLC
Westminster Cemetery	Carlisle; Cumberland	Westminster Cemetery LLC
Woodlawn Cemetery	Alquippa; Beaver	Bedford County Memorial Park LLC
Woodlawn Memorial Gardens	Harrisburg; Dauphin	Woodlawn Memorial Gardens LLC

Property*	State Locations/County	Property Owner
Woodlawn Memorial Park	Allentown; Lehigh	Woodlawn Memorial Park Association

Rhode Island
Newport Cemetery	Middletown; Newport	Osiris Holding of Rhode Island LLC
Trinity Cemetery	Portsmouth; Newport	Osiris Holding of Rhode Island LLC

Tennessee
Lakewood Memory Gardens East	Chattanooga; Hamilton	Lakewood/Hamilton Cemetery LLC
Lakewood Memory Gardens West	Chattanooga; Hamilton	Lakewood/Hamilton Cemetery LLC
Hamilton Memorial Park	Hixson; Hamilton	Lakewood/Hamilton Cemetery LLC

Virginia
Allegheny Memorial Park	Covington; Alleghany	Alleghany Memorial Park LLC
Altavista Memorial Park	Altavista; Campbell	Altavista Memorial Park LLC
Augusta Memorial Park	Waynesboro; Augusta	Virginia Memorial Service LLC
Birchlawn Burial Park	Pearisburg; Giles	Birchlawn Burial Park LLC
Briarwood Memorial Garden	Amherst; Amherst	Stitham LLC
Crestview Memorial Park (Plus adjacent parcel of 11 acres)	LaCrosse; Mecklenburg	Covenant Acquisition LLC
Evergreen Memorial Gardens (Plus 8 additional acres)	Luray; Page	PVD Acquisitions LLC
Fort Hill Memorial Park	Lynchburg;	Stitham LLC
Henry Memorial Park	Bassett; Henry	Henry Memorial Park LLC
Hillcrest Memory Gardens	Jeffersonton; Culpepper	PVD Acquisitions LLC
Laurel Hill Memorial Park Laurel Hill Funeral Home	Spotsylvania; Spotsylvania	Laurel Hill Memorial Park LLC
Mount Rose Cemetery	Glade Spring; Washington	Rose Lawn Cemeteries LLC
Northern Neck Memorial Gardens	Fredricksburg; Northumberland	Covenant Acquisition LLC
Oaklawn Mausoleum and Memory Gardens	Staunton (Independent City); Augusta	Southern Memorial Sales LLC
Heide Memorial Pet Cemetery	Staunton (Independent City); Augusta	KIRIS LLC
Oak Hill Cemetery	Fredricksburg; Spotsylvania	Oak Hill Cemetery LLC
Old Dominion Memorial Park	Roanoke; Botetourt	Star City Memorial Sales LLC
Panorama Memorial Gardens	Strasburg; Warrent	PVD Acquisitions LLC

Property*	State Locations/County	Property Owner
Powell Valley Memorial Gardens	Big Stone Gap; Wise	Loewen [Virginia] LLC
Rockbridge Memorial Gardens (Plus adjacent parcel of 1.01 acres)	Lexington; Rockbridge	Rockbridge Memorial Gardens LLC
Roosevelt Memorial Park	Chesapeake	Cemetery Investments LLC
Roselawn Burial Park & Funeral Home	Martinsville	Roselawn Development LLC
Roselawn Cemetery	Marion; Smyth	Rose Lawn Cemeteries LLC
Roselawn Memorial Gardens	Christiansburg; Montgomery	Loewen [Virginia] LLC
Rosewood Memorial Gardens (Plus adjacent 8.04 acres)	Rural Retreat; Wythe	Loewen [Virginia] LLC
Russell Memorial Cemetery	Lebanon; Russell	Russell Memorial Cemetery LLC
Shenandoah Memorial Park	Winchester; Frederick	Shenandoah Memorial Park LLC
Sunset Memorial Gardens	Fredricksburg; Spotsylvania	Sunset Memorial Gardens LLC
Temple Hill Memorial Park	Castlewood, Russell	Temple Hill LLC
Virginia Monument Company (This is the 0.727 acres adjacent to Roselawn Cemetery)	Marion; Smyth	Rose Lawn Cemeteries LLC
Virginia Memorial Park	Forest; Bedford	Stitham LLC

West Virginia
Beverly Hills Cemetery	Westover; Monongalia	Cornerstone Family Services of West Virginia LLC
Clendenin Memorial Park	Dunbar; Kanawha	Cornerstone Family Services of West Virginia LLC
Evergreen Cemetery North/South	Parkersburg; Wood	Cornerstone Family Services of West Virginia LLC
Fairview Memorial Gardens	Hamlin, Lincoln	Cornerstone Family Services of West Virginia LLC
Floral Hills Garden of Memories	Sissonville; Kanawha	Cornerstone Family Services of West Virginia LLC
Floral Hills Memorial Gardens	Mt. Clare; Harrison	Cornerstone Family Services of West Virginia LLC
Forest Memorial Park	Milton; Cabell	Cornerstone Family Services of West Virginia LLC
Forest Lawn Memorial Gardens and Mausoleum	West Huntingdon; Cabell	Cornerstone Family Services of West Virginia LLC
Grandview Memorial Park and Mausoleum (Plus additional 5.06 acres)	Dunbar; Kanawha	Cornerstone Family Services of West Virginia LLC

Property*	State Locations/County	Property Owner
Grandview Memorial Gardens (Plus additional 21 acres)	Fairmount; Kanawha	Cornerstone Family Services of West Virginia LLC
Greenbrier Burial Park	Greenbrier; Summers	Cornerstone Family Services of West Virginia LLC
Guyan Memorial Gardens	Pecks Mill; Logan	Cornerstone Family Services of West Virginia LLC
Halcyon Hills Memorial Gardens	Wheeling; Marshall	Cornerstone Family Services of West Virginia LLC
Highland Hills Memorial Gardens	Follansbee; Brooke	Cornerstone Family Services of West Virginia LLC
Highland Memory Gardens	Pecks Mill; Logan	Cornerstone Family Services of West Virginia LLC
Jackson County Memory Gardens	Cottageville; Jackson	Cornerstone Family Services of West Virginia LLC
Montgomery Memorial Park	London; Kanawha	Cornerstone Family Services of West Virginia LLC
Palm Memorial Gardens	Matheny; Wyoming	Cornerstone Family Services of West Virginia LLC
Parkview Memorial Gardens	Wheeling; Marshall	Cornerstone Family Services of West Virginia LLC
Pineview Cemetery	Orgas; Boone	Cornerstone Family Services of West Virginia LLC
Resthaven Memorial Park (Plus additional 0.71 acres)	Princeton; Mercer	Cornerstone Family Services of West Virginia LLC
Restlawn Memorial Gardens	Bluefield; Mercer	Cornerstone Family Services of West Virginia LLC
Restwood Memorial Gardens	Jumpin Branch District; Summers	Cornerstone Family Services of West Virginia LLC
Shadow Lawn Memory Gardens	Newell; Hancock	Cornerstone Family Services of West Virginia LLC
Spring Valley Memory Gardens (Plus adjacent 1.453 acres)	West Huntingdon; Wayne	Cornerstone Family Services of West Virginia LLC
Sunset Memorial Park - S Charleston	South Charleston; Kanawha	Cornerstone Family Services of West Virginia LLC
Sunset Memorial Park - Beckley	Beckley; Raleigh	Cornerstone Family Services of West Virginia LLC
Valley View Memorial Park	Hurricane; Putnam	Cornerstone Family Services of West Virginia LLC
West Virginia Memorial Gardens	Calvin; Nicholas	Cornerstone Family Services of West Virginia LLC
White Chapel Memorial Gardens	Barboursville; Cabell	Cornerstone Family Services of West Virginia LLC
Woodlawn Memorial Park	Bluefield; Mercer	Cornerstone Family Services of West Virginia LLC

*	See Annex B to Security Agreement for addresses.

LEASED PROPERTIES

Leases as Landlord/Lessor

1.	Lease Agreement dated May 25, 2000 between Bedford County Memorial Park, Inc., as landlord, and Crown Atlantic Company LLC, as tenant:

Location:	Mt. Royal Memorial Park, 2700 Mt. Royal Road, Glenshaw, Pennsylvania
Use:	Communications Cell tower
Term:	Five (5) years from May 25, 2000 with four (4) automatic five (5) year extensions and one (1) 4-year, 11 month extension

2.	Oral Lease between Mt. Airy Cemetery, Inc., as landlord, and Michael Shane, as tenant:

Location:	Mt. Airy Cemetery, 2800 Old Freeport Road, Natrona Heights, Pennsylvania
Use:	Lease of a house to Michael Shane
Term:	Month to month. Michael Shane is the superintendent of the cemetery

3.	Lease dated April 10, 2001 between Voegtly Cemetery, as landlord, and The Lamar Companies, as tenant:

Location:	Voegtly Cemetery, Pittsburgh, Pennsylvania
Use:	Right to install a Billboard at the site
Term:	Five (5) years, expires March 14, 2006. Automatic renewal for an additional five (5) year term, thereafter automatic year to year renewals

4.	Real Estate Lease dated January 1, 1996 between The Prospect Cemetery, as landlord, and Matthew Outdoor Advertising Acquisition Co. L.P.:

Location:	Prospect Cemetery, 501 East Prospect Street, East Stroudsburg, Pennsylvania
Use:	Right to install a Billboard at the site
Term:	for five (5) years, with automatic renewal from year to year.

5.	Funeral Home Lease between Bedford County Memorial Park, Inc., as landlord, and Matthew Arena Funeral Home, P.C., as tenant:

Location:	Mt. Royal Memorial Park, 2700 Mt. Royal Boulevard, Glenshaw, Pennsylvania
Use:	Lease is for the funeral home constructed by Cornerstone
Term:	Ten (10) years from May 1, 2001 to April 30, 2011

6.	Agreement with Bernard Stoecklein that allows Walter Stoecklein to utilize an area of the Lakewood Memorial Park at 943 Route 10, Cheswick, Pennsylvania as a pasture for his horse:

Agreement was part of the acquisition agreement when Loewen acquired the CMS West entities and expires in 2007.

7.	License Agreement dated February 11, 2003 between PVD Acquisitions, Inc., as landlord, and The Church at Waterlick, as tenant:

Location:	Panorama Memorial Gardens, Strasburg, North River District, Warren County, Virginia
Use:	Revocable license for area approximately 200 feet by 1,227.5 feet for use for church functions.
Term:	for five (5) years, expiring February 11. 2008, unless terminated sooner.

8.	Lease dated December 19, 2003 with Option to Purchase between Chartiers Cemetery Company, as landlord, and Pennsylvania-American Water Company, as tenant:

Location:	Chartiers Cemetery, Pittsburgh, Allegheny County, Pennsylvania
Use:	Lease is for land for Tenant to construct and operate a pressure reducing valve station and a below grade meter vault (for municipal water service).
Term:	Ninety-nine (99) years from January 1, 2004 to December 31, 2103 with one option to renew for ninety-nine (99) additional years, plus an option to purchase by Tenant at any time during the term.

Leases as Tenant/Lessee

1.	Lease dated February 22, 2002 between Rittenhouse Circle Partners, L.P., as landlord, and Cornerstone Family Services, Inc., as tenant:

Location:	Cornerstone Headquarters, 155 Rittenhouse Circle, Bristol, Pennsylvania
Use:	Office building

Term:	Expires February 28, 2012

2.	Agreement of Lease dated January 31, 1994 and First Amendment to Office Lease dated March 1999 between Corporate Plaza Associates, L.L.C. (as successor to Metropolitan Life Insurance Company), as landlord, and Osiris Management, Inc. (as successor to Shipper Management Group), as tenant:

Location:	Metropolitan Corporate Plaza, 485 Route One, Building B, Iselin, New Jersey
Use:	General office use
Term:	Expires May 31, 2004

3.	Lease Agreement dated June 7, 1999 between Resun Leasing Incorporated, as lessor, and Cornerstone Family Services, Inc., as lessee:

Location:	Westminster Cemetery, 1159 Newville Road, Carlisle, Pennsylvania
Use:	Lease of two (2) modular 12 by 44 foot trailer units
Term:	Month-to-month

4.	Lease dated April 30, 2000 between 401 Pilgrim Associates, as landlord, and Cornerstone Family Services, Inc., as tenant:

Location:	401 Pilgrim Lane, Drexel Hill, Pennsylvania
Use:	Sales office
Term:	Four (4) years and four (4) months to expire October 1, 2004

5.	Lease Agreement dated November 2, 2000 between Howard Fine, as landlord, and Glen Haven Memorial Park, Inc., as tenant:

Location:	Suites D and E, 7231 Ritchie Highway, Glen Burnie, Maryland.
Use:	General office
Term:	Expires January 31, 2003

6.	Lease dated November 1, 1999 between BRIT Limited Partnership, as landlord, and Cornerstone Family Services, Inc., as tenant:

Location:	Suite 121, Building 1000, Century Plaza, 10630 Little Patuxent Parkway, Columbia, Maryland
Use:	General office
Term:	Expires October 31, 2000, was renewed for an additional one year period and lease provides for automatic one year renewals

7.	Lease dated September 18, 1996 with GE Capital Modular Space (now presumably this is Resun Leasing Incorporated), as lessor:

Location:	Bethlehem Memorial Park, Bethlehem, Pennsylvania
Use:	Lease of two 12 by 44 foot trailer units
Term:	Lease appears to be on a month to month basis with 60 days prior notice to terminate required

8.	Lease dated August 6, 1997 with GE Capital Modular Space (now Resun Leasing Incorporated), as lessor:

Location:	Parklawn Memorial Gardens, Route 219, Boot Jack Road, Ridgway, Pennsylvania
Use:	Lease of two 12 by 64 foot trailer units
Term:	Lease appears to be on a month to month basis with 60 days prior notice to terminate required

9.	Lease dated June 2, 1999 with Storage USA, as lessor:

Location:	Storage Unit #0070, 2900 Ford Road, Bristol, Pennsylvania
Use:	Lease of a 10 by 25 foot storage unit
Term:	Month to month

10.	Lease dated January 26, 2000 between William B. Consolo, as landlord, and Crown Hill Cemetery, as tenant:

Location:	2194 East Enterprise Road, Twinsburg, Ohio
Use:	Office and warehouse use
Term:	Three (3) years from the date which is ten days after substantial completion of the improvements (probably sometime in February 2003)

11.	Lease dated May 8, 1998 with GE Capital Modular Space (now presumably this is Resun Leasing Incorporated), as lessor:

Location:	Twin Hills Memorial Park, Muncy, Pennsylvania
Use:	Lease of two 12 by 48 foot trailer units

Term:	Lease appears to be on a month to month basis with 60 days prior notice to terminate required

12.	Oral Lease for warehouse space used to store caskets for the Roselawn Burial Park and Funeral Home which is located in Martinsville, Virginia.

13.	Lease Agreement dated November 22, 2002 between Roger L. DeVille and Cornerstone Family Services, Inc.

Location:	Suite 109, Village Court East 3969 Convenience Circle, N.W., Canton, OH
Use:	Office Space, 3,348 Square Feet
Term:	Expires December 31, 2007

SCHEDULE IV

EXISTING INDEBTEDNESS

Capitalized lease obligations/purchase money indebtedness specifically relating to the UCC filings listed on Schedule IX.

Approximately $2,367,000 in seller notes (see footnote 8 to consolidated financial statements included in Form S-1), all to be paid at or shortly after the Effective Date with proceeds of the Qualified IPO).

SCHEDULE V

PENSION PLANS

401K Retirement and Savings Plan – American Funds: offered to all employees who were not included in collectively bargained agreements.

Employees of the not-for-profit cemeteries listed below participate in a combined 401(k) plan named “Cemetery Association Plan” rather than the Cornerstone Family Services, Inc. 401(k) plan, with the exception of Mt. Lebanon Cemetery grounds employees who are collectively bargained and have pension benefit plans negotiated pursuant to a collectively bargained agreement:

Willowbrook Cemetery

395 N. Main Street

Westport, CT 06880

Beth Israel Cemetery

US Hwy 1

Woodbridge, NJ 07095

Cloverleaf Memorial Park

Gill Lane

Iselin, NJ 08830

Mt. Lebanon Cemetery

Routes 1 & 35

Woodbridge, NJ 07095

Locustwood Cemetery

1500 Route 70 West

Cherry Hill, NJ 08002

SCHEDULE VI

EXISTING INVESTMENTS

Entity	Certificates of Indebtedness Issued	Holder of Certificates Outstanding
Beth Israel Cemetery Association of Woodbridge, New Jersey (non-profit association)	$22,510,730	StoneMor Operating LLC
Bethel Cemetery Association (non-profit association)	$240,556	Arlington Development Company
Clover Leaf Park Cemetery Association (non-profit association)	$325,625	StoneMor Operating LLC
Locustwood Cemetery Association (non-profit association)	$2,060,000	StoneMor Operating LLC
Mt. Airy Cemetery, Inc.	$147,000	StoneMor Operating LLC

SCHEDULE VII

SUBSIDIARIES

ALABAMA

Entity	Ownership Of Equity Outstanding
The Valhalla Cemetery Company LLC	100% - StoneMor Operating LLC
The Valhalla Cemetery Subsidiary Corporation	100% - The Valhalla Cemetery Company LLC

CONNECTICUT

Entity	Ownership Of Equity Outstanding
Willow Brook Management Corp.	100% - Laurelwood Holding Company

DELAWARE

Entity	Ownership Of Equity Outstanding
Henlopen Memorial Park LLC	100% - StoneMor Operating LLC
Osiris Holding Finance Company	100% - Henlopen Memorial Park Subsidiary, Inc.
Osiris Holding of Maryland LLC	100% - StoneMor Operating LLC
Perpetual Gardens.Com, Inc.	100% - Henlopen Memorial Park Subsidiary, Inc.
Cornerstone Family Insurance Services, Inc.	100% - Henlopen Memorial Park Subsidiary, Inc.
Henlopen Memorial Park Subsidiary, Inc.	100% - Henlopen Memorial Park LLC
Cornerstone Funeral and Cremation Services LLC	100% - Henlopen Memorial Park Subsidiary, Inc.
Cemetery Management Services, L.L.C.	100% - Henlopen Memorial Park Subsidiary, Inc.
Cemetery Management Services of Mid-Atlantic States, L.L.C.	100% - Cemetery Management Services, L.L.C.
Cemetery Management Services of Ohio, L.L.C.	100% - Cemetery Management Services, L.L.C.
Cemetery Management Services of Pennsylvania, L.L.C.	100% - Cemetery Management Services, L.L.C.
Glen Haven Memorial Park LLC	100% - StoneMor Operating LLC
Lorraine Park Cemetery LLC	100% - StoneMor Operating LLC
WNCI LLC	100% - StoneMor Operating LLC

GEORGIA

Entity	Ownership Of Equity Outstanding
Lakewood Memory Gardens South LLC	100% - StoneMor Operating LLC
Lakewood Memory Gardens South Subsidiary, Inc.	100% - Lakewood Memory Gardens South LLC

MARYLAND

Entity	Ownership Of Equity Outstanding
Cedar Hill Funeral Home, Inc.	100% - Sunset Memorial Park, Inc.
Columbia Memorial Park LLC	100% - StoneMor Operating LLC
Modern Park Development LLC	100% - StoneMor Operating LLC
Springhill Memory Gardens LLC	100% - StoneMor Operating LLC
Sunset Memorial Park LLC	100% - StoneMor Operating LLC
Wicomico Memorial Parks LLC	100% - StoneMor Operating LLC
Columbia Memorial Park Subsidiary, Inc.	100% - Columbia Memorial Park LLC
Glen Haven Memorial Park Subsidiary, Inc.	100% - Glen Haven Memorial Park LLC
Lorraine Park Cemetery Subsidiary, Inc.	100% - Lorraine Park Cemetery LLC
Modern Park Development Subsidiary, Inc.	100% - Modern Park Development
Springhill Memory Gardens Subsidiary, Inc.	100% - Springhill Memory Gardens LLC
Sunset Memorial Park Subsidiary, Inc.	100% - Sunset Memorial Park LLC
W N C Subsidiary, Inc.	100% - WNCI LLC
Wicomico Memorial Parks Subsidiary, Inc.	100% - Wicomico Memorial Parks LLC
Osiris Holding of Maryland Subsidiary, Inc.	100% - Osiris Holding of Maryland LLC

NEW JERSEY

Entity	Ownership Of Equity Outstanding
Arlington Development Company	100% - Cornerstone Family Services of New Jersey, Inc.
Osiris Management, Inc.	100% - Cornerstone Family Services of West Virginia Subsidiary, Inc.
Bethel Cemetery Association	Owners of interment space have one vote for each grave, crypt and niche owned, and each owner of a certificate of indebtedness or certificate of interest has one vote for each $250 of value thereof. There are no other voting rights.
Clover Leaf Park Cemetery Association	Owners of interment space have one vote for each grave, crypt and niche owned, and each owner of a certificate of indebtedness or certificate of interest has one vote for each $250 of value thereof. There are no other voting rights.
Locustwood Cemetery Association	Owners of interment space have one vote for each grave, crypt and niche owned, and each owner of a certificate of indebtedness or certificate of interest has one vote for each $250 of value thereof. There are no other voting rights.
Beth Israel Cemetery Association of Woodbridge, New Jersey	Owners of interment space have one vote for each grave, crypt and niche owned, and each owner of a certificate of indebtedness or certificate of interest has one vote for each $250 of value thereof. There are no other voting rights.
Legacy Estates, Inc.	100% - Cornerstone Family Services of New Jersey, Inc.
Cornerstone Family Services of New Jersey, Inc.	100% - StoneMor Operating LLC

NEW YORK

Entity	Ownership Of Equity Outstanding
Osiris Telemarketing Corp.	100% - Cornerstone Family Services of West Virginia Subsidiary, Inc.

OHIO

Entity	Ownership Of Equity Outstanding
Butler County Memorial Park LLC	100% - StoneMor Operating LLC
Butler County Memorial Park Subsidiary, Inc.	100% - Butler County Memorial Park LLC
Crown Hill Cemetery Association	Only the governing board of members has voting rights. Vacancies on the board are filled by vote of the remaining members.

PENNSYLVANIA

Entity	Ownership Of Equity Outstanding
Blue Ridge Memorial Gardens LLC	100% - StoneMor Operating LLC
CMS West LLC	100% - StoneMor Operating LLC
Green Lawn Memorial Park LLC	100% - StoneMor Operating LLC
Juniata Memorial Park LLC	100% - StoneMor Operating LLC
Eloise B. Kyper Funeral Home, Inc.	100% - CMS West Subsidiary LLC
Laurelwood Holding Company	100% - StoneMor Operating LLC
Laurelwood Cemetery Company	100% - Laurelwood Holding Company
Melrose Land LLC	100% - StoneMor Operating LLC
Osiris Holding of Pennsylvania LLC	100% - StoneMor Operating LLC
Riverview Memorial Gardens LLC	100% - StoneMor Operating LLC
Rolling Green Memorial Park LLC	100% - StoneMor Operating LLC
Tri-County Memorial Gardens LLC	100% - StoneMor Operating LLC
J.V. Walker LLC	100% - StoneMor Operating LLC
Chartiers Cemetery LLC	100% - StoneMor Operating LLC
The Prospect Cemetery LLC	100% - StoneMor Operating LLC
Twin Hills Memorial Park and Mausoleum LLC	100% - StoneMor Operating LLC
Tioga County Memorial Gardens LLC	100% - StoneMor Operating LLC
Bedford County Memorial Park LLC	100% - StoneMor Operating LLC
The Coraopolis Cemetery Company	100% - Laurelwood Holding Company
Mt. Airy Cemetery, Inc.	Only holders of certificates of indebtedness have voting rights.
Mount Lebanon Cemetery LLC	100% - StoneMor Operating LLC
Prospect Hill Cemetery LLC	100% - StoneMor Operating LLC
Riverside Cemetery LLC	100% - StoneMor Operating LLC
Westminster Cemetery LLC	100% - StoneMor Operating LLC
Woodlawn Memorial Park Association	Only members (for which membership certificates are issued) have voting rights.
Woodlawn Memorial Gardens LLC	100% - StoneMor Operating LLC
Morris Cemetery Perpetual Care Company	100% - StoneMor Operating LLC

Entity	Ownership Of Equity Outstanding
Bedford County Memorial Park Subsidiary LLC	100% - Laurelwood Holding Company
Blue Ridge Memorial Gardens Subsidiary LLC	100% - Laurelwood Holding Company
Chartiers Cemetery Subsidiary LLC	100% - Laurelwood Holding Company
CMS West Subsidiary LLC	100% - Laurelwood Holding Company
Green Lawn Memorial Park Subsidiary LLC	100% - Laurelwood Holding Company
J.V. Walker Subsidiary LLC	100% - Laurelwood Holding Company
Juniata Memorial Park Subsidiary LLC	100% - Laurelwood Holding Company
Melrose Land Subsidiary LLC	100% - Laurelwood Holding Company
Laurelwood Cemetery Subsidiary LLC	100% - StoneMor Operating LLC
Mount Lebanon Cemetery Subsidiary LLC	100% - Laurelwood Holding Company
Mt. Airy Cemetery Subsidiary LLC	100% - StoneMor Operating LLC
Osiris Holding of Pennsylvania Subsidiary LLC	100% - Laurelwood Holding Company
Prospect Hill Cemetery Subsidiary LLC	100% - Laurelwood Holding Company
Riverside Cemetery Subsidiary LLC	100% - Laurelwood Holding Company
Riverview Memorial Gardens Subsidiary LLC	100% - Laurelwood Holding Company
Rolling Green Memorial Park Subsidiary LLC	100% - Laurelwood Holding Company
The Coraopolis Cemetery Subsidiary LLC	100% - StoneMor Operating LLC
The Prospect Cemetery Subsidiary LLC	100% - Laurelwood Holding Company

Entity	Ownership Of Equity Outstanding
Tioga County Memorial Gardens Subsidiary LLC	100% - Laurelwood Holding Company
Tri-County Memorial Gardens Subsidiary LLC	100% - Laurelwood Holding Company
Twin Hills Memorial Park and Mausoleum Subsidiary LLC	100% - Laurelwood Holding Company
Westminster Cemetery Subsidiary LLC	100% - Laurelwood Holding Company
Woodlawn Memorial Gardens Subsidiary LLC	100% - StoneMor Operating LLC
Woodlawn Memorial Park Subsidiary LLC	100% - Laurelwood Holding Company
Mt. Airy Cemetery Parent LLC	100% - StoneMor Operating LLC
The Coraopolis Cemetery Parent LLC	100% - StoneMor Operating LLC
Laurelwood Cemetery Parent LLC	100% - StoneMor Operating LLC
Woodlawn Memorial Park Parent LLC	100% - StoneMor Operating LLC

RHODE ISLAND

Entity	Ownership Of Equity Outstanding
Osiris Holding of Rhode Island LLC	100% - StoneMor Operating LLC
Osiris Holding of Rhode Island Subsidiary, Inc.	100% - Osiris Holding of Rhode Island LLC

TENNESSEE

Entity	Ownership Of Equity Outstanding
Lakewood/Hamilton Cemetery LLC	100% - StoneMor Operating LLC
Lakewood/Hamilton Cemetery Subsidiary, Inc.	100% - Lakewood/Hamilton Cemetery LLC

VIRGINIA

Entity	Ownership Of Equity Outstanding
Allegheny Memorial Park LLC	100% - StoneMor Operating LLC
Altavista Memorial Park LLC	100% - StoneMor Operating LLC
Birchlawn Burial Park LLC	100% - StoneMor Operating LLC
Cemetery Investments LLC	100% - StoneMor Operating LLC
Covenant Acquisition LLC	100% - StoneMor Operating LLC
Henry Memorial Park LLC	100% - StoneMor Operating LLC
KIRIS LLC	100% - StoneMor Operating LLC
Laurel Hill Memorial Park LLC	100% - StoneMor Operating LLC
Loewen [Virginia] LLC	100% - StoneMor Operating LLC
Oak Hill Cemetery LLC	100% - StoneMor Operating LLC
PVD Acquisitions LLC	100% - StoneMor Operating LLC
Rockbridge Memorial Gardens LLC	100% - StoneMor Operating LLC
Rose Lawn Cemeteries LLC	100% - StoneMor Operating LLC
Roselawn Development LLC	100% - StoneMor Operating LLC
Russell Memorial Cemetery LLC	100% - StoneMor Operating LLC
Shenandoah Memorial Park LLC	100% - StoneMor Operating LLC
Southern Memorial Sales LLC	100% - StoneMor Operating LLC
Star City Memorial Sales LLC	100% - StoneMor Operating LLC
Stitham LLC	100% - StoneMor Operating LLC
Sunset Memorial Gardens LLC	100% - StoneMor Operating LLC
Temple Hill LLC	100% - StoneMor Operating LLC
Virginia Memorial Service LLC	100% - StoneMor Operating LLC
Augusta Memorial Park Perpetual Care Company	100% - StoneMor Operating LLC
Alleghany Memorial Park Subsidiary, Inc.	100% - Alleghany Memorial Park LLC
Altavista Memorial Park Subsidiary, Inc.	100% - Altavista Memorial Park LLC
Birchlawn Burial Park Subsidiary, Inc.	100% - Birchlawn Burial Park LLC
Cemetery Investments Subsidiary, Inc.	100% - Cemetery Investments LLC
Covenant Acquisition Subsidiary, Inc.	100% - Covenant Acquisition LLC
Henry Memorial Park Subsidiary, Inc.	100% - Henry Memorial Park LLC
KIRIS Subsidiary, Inc.	100% - StoneMor Operating LLC
Laurel Hill Memorial Park Subsidiary, Inc.	100% - Laurel Hill Memorial Park LLC
Loewen [Virginia] Subsidiary, Inc.	100% - Loewen [Virginia] LLC
Oak Hill Cemetery Subsidiary, Inc.	100% - Oak Hill Cemetery LLC
PVD Acquisitions Subsidiary, Inc.	100% - PVD Acquisitions LLC
Rockbridge Memorial Gardens Subsidiary Company	100% - Rockbridge Memorial Gardens LLC
Rose Lawn Cemeteries Subsidiary, Incorporated	100% - Rose Lawn Cemeteries LLC
Roselawn Development Subsidiary Corporation	100% - Roselawn Development LLC
Russell Memorial Cemetery Subsidiary, Inc.	100% - Russell Memorial Cemetery LLC
Shenandoah Memorial Park Subsidiary, Inc.	100% - Shenandoah Memorial Park LLC
Southern Memorial Sales Subsidiary, Inc.	100% - Southern Memorial Sales LLC

Entity	Ownership Of Equity Outstanding
Star City Memorial Sales Subsidiary, Inc.	100% - Star City Memorial Sales LLC
Stitham Subsidiary, Incorporated	100% - Stitham LLC
Sunset Memorial Gardens Subsidiary, Inc.	100% - Sunset Memorial Gardens LLC
Temple Hill Subsidiary Corporation	100% - Temple Hill LLC
Virginia Memorial Service Subsidiary Corporation	100% - Virginia Memorial Service LLC

WEST VIRGINIA

Entity	Ownership Of Equity Outstanding
Cornerstone Family Services of West Virginia LLC	100% - StoneMor Operating LLC
Cornerstone Family Services of West Virginia Subsidiary, Inc.	100% - Cornerstone Family Services of West Virginia LLC

SCHEDULE VIII

INSURANCE

Directors, Officers and Private Company Liability Insurance Policy – American International Companies (National Union Fire Insurance Company of Pitts., Pa) - $25,000,000 Limit.

Directors, Officers and Private Company Liability Insurance Policy (to become effective upon date of initial public offering and continue in effect for one year):

Ace (Illinois National Insurance) - $10,000,000 Limit

Hartford - $10,000,000 Limit

Liberty International - $5,000,000 Limit

See attached summaries of insurance.

2004—2005

Schedule of Insurance

Aon Risk Services

One Liberty Place 1650 Market Street Suite 1000 Philadelphia, PA 19103 (215) 255-2000 (800) 545-4301

2004–2005 Schedule of Insurance

Aon Risk Services

2004–2005 Schedule of Insurance

Property Limits and Coverages

Carrier:	Crum & Forster	Policy Number: 2441869497

Term:	1 Year	Expiration Date: 03/31/05

Premium:	$187,933

Limits:	$25,000,000	Blanket Real & Personal Property (Including EDP) Business Income/Extra Expense

Sub-Limits:	$10,000,000	Flood—Per Occurrence/Aggregate
	1,000,000	Flood—Per Occurrence/Aggregate-FEMA Zones A & V
	10,000,000	Earthquake—Per Occurrence/Aggregate
	1,000,000	Newly Acquired Property (90 days)
	100,000	Miscellaneous Unscheduled or Unnamed Locations
	Blanket Limit	Personal Property of Employees
	Blanket Limit	Demolition and Increased Cost of Construction
	Blanket Limit	Outdoor Property (Excluding Growing Crops & Standing Timber))
	Blanket Limit	Accounts Receivable
	Blanket Limit	Fine Arts
	Blanket Limit	Transit
	Blanket Limit	Valuable Papers
	Blanket Limit	Service Interruption (Property Damage)
	Blanket Limit	Service Interruption (Business Income)
	Blanket Limit	Debris Removal
	30 Days	Civil Authority/Ingress Egress
	250,000	Pollution Clean-Up and Removal—Per Occurrence/Aggregate

Deductibles:	$15,000	All Property Coverages Combined
	50,000	Vandalism, Theft or Burglary
	2%	Named Windstorm—Tier 1 Counties & Florida. The deductible is Per Building Involved Subject to a $100,000 Minimum
	25,000	Flood & Earthquake
	100,000	Flood - FEMA Zones A & V

Coverages:	• All Risk Property Form, (Subject to Policy Exclusions) Including Flood & Earthquake

• EDP Mechanical Breakdown

• Back-Up of Sewers & Drains Included as an Insured Peril

• Underground Water Seepage Included as an Insured Peril

Aon Risk Services

2004–2005 Schedule of Insurance

• Insured Property Defined to Include Foundations Below the Lowest Basement Floor or Below Ground Level if There is no Basement, Underground Pipes & Flues and Cost of Excavation, Grading or Filling.

• Control of Damaged Merchandise

• Consequential Loss

• Joint Loss Agreement with Boiler & Machinery Policy

• Real, Personal Property & EDP—Values Reported at 100%

• Replacement Cost

• Cost to Recreate Data/ Media & Valuable Papers

• Finished Stock/Merchandise For Sale—Selling Price

• Agreed Amount—Property Damage

• Business Income/Extra Expense—Values Reported at 100%

• Actual Loss Sustained—Business Income/Extra Expense

• Agreed Amount—Business Income/Extra Expense

• Expediting Expense

• Excludes Electronic Vandalism

• Excludes Losses Related to Y2K

• Excludes Terrorism, Except Fire Following in Certain States

• Excludes Mold

• 90 Day Notice of Cancellation or Non-Renewal Except 10 Days for Non-Payment of Premium

Aon Risk Services

2004–2005 Schedule of Insurance

Boiler & Machinery Limits and Coverages

Carrier:	Continental Casualty (CNA) Policy Number: BM1098741473

Term:	1 Year	Expiration Date: 03/31/05

Premium:	$8,000

Limits:	$20,000,000	Property Damage & Business Income/Extra Expense

Sub-Limits:	Blanket Limit	Newly Acquired Property (365 Days)
	250,000	Computer Controlled Equipment
	$500,000	Demolition & Increased Cost of Construction
	Blanket Limit	Water Damage
	500,000	Expediting Expense
	Blanket Limit	Service Interruption
	Blanket Limit	Ammonia Contamination
	500,000	Hazardous Substance

Deductible:	$5,000	All Coverages Combined

Coverages:	• Comprehensive

• In Use or Connected & Ready for Use

• Joint Loss Agreement With Property Policy

• Replacement Cost

• Debris Removal

• Excludes Losses Related to Y2K

• 60 Day Notice of Cancellation or Non-Renewal Except 15 Days for Non-Payment of Premium

Aon Risk Services

2004–2005 Schedule of Insurance

Commercial General Liability Limits and Coverages

Carrier:	Twin City (Hartford) Policy Number: 39ECSMF4273

Term:	1 Year	Expiration Date: 03/31/05

Premium:	$290,000

Limits:	$1,000,000	Per Occurrence—Bodily Injury & Property Damage
	4,000,000	General Aggregate Limit (Other Than Products & Completed Operations)
	2,000,000	Products & Completed Operations Aggregate
	1,000,000	Personal Injury Liability
	1,000,000	Advertising Injury Liability
	1,000,000	Fire Damage Legal Liability
	10,000	Medical Expense Limit—Any One Person
	1,000,000	Employee Benefits Liability—Per Occurrence
	1,000,000	Employee Benefits Liability—Aggregate
	1,000,000	Errors & Omissions—Per Occurrence
	1,000,000	Errors & Omissions—Aggregate
	1,000,000	Mortician’s or Cemetery Liability-Aggregate

Retentions:	$25,000	All Coverages Indicated Above
	10,000	Per Claim—Employee Benefits Liability (3/31/00 Retroactive Date)

Coverages:	• Automatic Coverage for Newly Acquired Organizations (180 Days)
• Broad From Named Insured
• Definition of Bodily Injury to Include Mental Anguish
• Extended Bodily Injury
• Contractual Liability (Oral or Written)
• Broad Form Property Damage
• Host Liquor Liability
• Non-Owned Watercraft (Under 51 feet)
• Vendors Endorsement
• Per Location Aggregate (Premises Operations Only)
• Blanket Additional Insured Where Required by Contract or Agreement
• Waiver of Subrogation, Where Required by Contract or Agreement
• Knowledge of Occurrence
• Notice of Occurrence

Aon Risk Services

2004–2005 Schedule of Insurance

• Unintentional Errors & Omissions
• Limited Worldwide Coverage
• Excludes Employment Related Practices
• Excludes Losses Related to Y2K
• 60 Day Notice of Cancellation or Non-Renewal Except 10 Days for Non-Payment of Premium

Aon Risk Services

2004–2005 Schedule of Insurance

Automobile Limits and Coverages

Carrier:	Hartford Insurance	Policy Number:	39 UEN MF4275

Term:	1 Year	Expiration Date:	03/31/05

Premium:	$184,646

			Covered Auto Symbols

Limits:	$1,000,000	Combined Single Limit Bodily Injury & Property Damage	1
	Statutory	Personal Injury Protection	5
	1,000,000	Non-Owned & Hired Car Coverage	8, 9
	1,000,000	Uninsured Motorist-Non-Stacked	2
	1,000,000	Underinsured Motorist-Non-Stacked	2
	10,000	Medical Payments	5

Sub-Limits:	$30	Per Day—Rental Reimbursement ($900 Maximum)	3
	50,000	Hired Car Physical Damage	8

Deductibles:	$2,500	Deductible—Comprehensive & Collision (Trucks—Per Schedule on File)	2, 8
	1,000	Deductible—Comprehensive & Collision (Private Passenger— Per Schedule on File)	2, 8

Coverages:	• Broad Form Named Insured

	• Employees as Insureds

	• Fellow Employee Exclusion Deleted

	• Drive Other Car Coverage

	• Pollution Coverage—ISO Wording (Vehicle Collision or Overturn)

	• Lessors as Additional Insured/Loss Payee Where Required by Contract or Agreement

	• Waiver of Subrogation Where Required by Contract or Agreement

	• Knowledge of Occurrence

	• Notice of Occurrence

	• Unintentional Errors & Omissions

Aon Risk Services

2004–2005 Schedule of Insurance

• Composite Rate Endorsement
• 60 Day Notice of Cancellation or Non-Renewal Except 10 Days for Non-Payment of Premium

Aon Risk Services

2004–2005 Schedule of Insurance

Definition of Covered Automobile Symbols

#	Definition
1	Any Automobile

2	All Owned Automobiles

3	Owned Private Passenger Automobiles

4	Owned Automobiles Other Than Private Passenger

5	All Owned Automobile Which Require No-Fault Coverage

6	Owned Automobiles Subject to Compulsory Uninsured Law

7	Automobiles Specified on Schedule

8	Hired Automobiles

9	Non-Owned Automobiles

Aon Risk Services

2004–2005 Schedule of Insurance

Workers Compensation and Employers Liability Limits & Coverages

Carrier:	PMA	Policy Number:	200300-12-36-43-9

Term:	1 Year	Expiration Date:	03/31/05

Premium:	$807,205

Assessments:	Included

Limits:	Statutory	Coverage A—Workers’ Compensation
Coverage B—Employers Liability
	$1,000,000	Each Accident
	1,000,000	Disease—Policy Limit
	1,000,000	Disease—Each Employee
	1,000,000	Stop Gap Bodily Injury by Accident
	1,000,000	Stop Gap Liability—Aggregate Limit
	1,000,000	Stop Gap Injury by Disease—Each Employee
	25,000	Repatriation Expanse

Coverages:	• Statutory Coverage

• Employers Liability

• Broad Form All States Endorsement

• Endemic Disease

• Foreign Coverage

• Stop Gap Coverage For Monopolistic States

• USL&H Endorsement on an If Any Basis

• Voluntary Compensation

• Knowledge of Occurrence

• Notice of Occurrence

• 60 Day Notice of Cancellation or Non-Renewal Except 10 Days for Non-Payment of Premium

Aon Risk Services

2004–2005 Schedule of Insurance

Umbrella Limits and Coverages

Carrier:	American Guarantee (Zurich)	Policy Number: AUC 9373284 01

Term:	1 Year	Expiration Date: 03/31/05

Premium:	$155,944

Limits:	$25,000,000	Per Occurrence
	25,000,000	Aggregate

Retentions:	None	For Claims Not Covered by Underlying Policies
	$1,000,000	Pollution Coverage—Named Peril Basis

COVERAGE IS EXCESS OF THE FOLLOWING UNDERLYING POLICIES

General Liability

	Insurance Company:	Twin City (Hartford)

	Policy Number	: 39ECSMF4273
	Policy Period:	3/31/03–3/31/04
	$1,000,000	Per Occurrence—Bodily Injury & Property Damage
	4,000,000	General Aggregate Limit (Other Than Products & Completed Operations)
	2,000,000	Products & Completed Operations Aggregate
	1,000,000	Personal Injury Liability
	1,000,000	Advertising Injury Liability
	1,000,000	Employee Benefits Liability—Per Occurrence
	1,000,000	Employee Benefits Liability—Aggregate
	1,000,000	Errors & Omissions—Per Occurrence
	1,000,000	Errors & Omissions—Aggregate

Automobile Liability

	Insurance Company:	Hartford

	Policy Number:	39UENMF4275
	Policy Period:	3/31/03–3/31/04
	$1,000,000	Combined Single Limit—Bodily Injury & Property Damage

Employers Liability

Aon Risk Services

2004–2005 Schedule of Insurance

Insurance Company:	PMA

Policy Number	200300-12-36-43-9
Policy Period:	3/31/03–3/31/04
$1,000,000	Each Accident
1,000,000	Disease—Policy Limit
1,000,000	Disease—Each Employee

Coverages:	• Pay on Behalf

• Defense in Addition to Limits

• Excludes Real & Personal Property in Your Care, Custody or Control

• Pollution Coverage—Named Peril Basis

• Asbestos, Lead & Nuclear Exclusions (Coverage A & B)

• Absolute Pollution Exclusion—Except Hostile Fire (Coverage A & B)

• Excludes Employment Related Practices

• Excludes Losses Related to Y2K

• 60 Day Notice of Cancellation or Non-Renewal Except 10 Days for Non-Payment of Premium

Aon Risk Services

2004–2005 Schedule of Insurance

Crime Limits and Coverages

Carrier:	Zurich	Policy Number: FID 361050402

Term:	1 Year	Expiration Date: 03/31/05

Premium:	$5,500

Limits:	$1,000,000	Employee Theft
	1,000,000	Money & Securities (On/Off Premises)
	1,000,000	Forgery & Alteration
	1,000,000	Robbery & Safe Burglary
	1,000,000	Computer Fraud
	1,000,000	Money Orders & Counterfeit Currency
	1,000,000	Credit Card Forgery

Deductibles:	$25,000	All Coverages Indicated Above
	1,000	Money orders & Counterfeit Currency & Credit Card Forgery

Coverages:	• ERISA Compliance

• Broad Definition of Employee

• Territory—Anywhere in the World

• 60 Day Notice of Cancellation or Non-Renewal Except 10 Days for Non-Payment of Premium

Aon Risk Services

2004–2005 Schedule of Insurance

Employee Benefit Plan Fiduciary Liability Limits and Coverages

Carrier:	National Union Fire Insurance Co. of Pittsburgh, PA (AIG)	Policy Number:	363-11-27

Term:	1 Year	Expiration Date:	03/31/05

Premium:	$12,500

Limits:	$5,000,000	Per Occurrence
	5,000,000	Aggregate

Retention:	$10,000	Per Claim

Coverages:	• Claims Made Policy Covering Wrongful Acts Committed by the Insured Relating to the Administration of Benefit Programs

• Imprudent Investment or Lack of Investment Diversity

• Imprudent Choice of Third-Party Providers

• Worldwide Territory

• Bilateral Extended Reporting Period available in the event of cancellation by either party

• Extended Reporting Period—75% of Annual Premium for One Year

• Continuity Date—3/17/99

• 60 Day Notice of Cancellation or Non-Renewal Except 15 Days for Non-Payment of Premium

Aon Risk Services

2004–2005 Schedule of Insurance

Kidnap & Ransom Limits and Coverages

Carrier:	Liberty Mutual	Policy Number:	182757014

Term:	1 Year	Expiration Date:	03/31/05

Premium:	$3,250

Limit:	$1,000,000	Per Occurrence

Sub-Limits:	$100,000	Accidental Death & Dismemberment—Per Person
	500,000	Accidental Death & Dismemberment—Aggregate

Deductible:	None	All Coverages Insured

Coverages:	• Coverage Triggered by Date of Ransom Demand

• Kidnap & Ransom

• Extortion Bodily Injury

• Detention

• Extortion Property Damage

• Coverage Provision for Directors, Officers and Employees

• Include Guests of the “Insured” in Automobiles, Aircraft, Railroad Car, or Watercraft of the “Insured”

• Legal/Medical Expenses Related to Kidnap

• Reward Monies Paid by Insured

• Reasonable Fees & Expenses Including Travel Expenses

• Salaries of Insured While Being Held For Ransom

• Fees For Public Relations & Communications

• 60 Day Notice of Cancellation or Non-Renewal Except 10 Days for Non-Payment of Premium

Aon Risk Services

SCHEDULE IX

EXISTING LIENS

Judgments and Tax Liens

1. Against Bedford County Memorial Park, filed in Bucks County, Prothy on 10/20/01 in the amount of $37,084.

2. Against Rockbridge Memorial Gardens Company, filed in Rockbridge County on 7/14/92 in favor of J. Morton for wages in the amount of $705.37.

3. Against Crestview Memorial Park (n/k/a Bedford County Memorial Park), filed in Bucks County, Prothy on 9/28/01 in favor of Pa. Department of Revenue in the amount of $22,742.

UCC filings in respect of capitalized leases of specific equipment from the following entities: Canon Financial Services, Inc.; New Holland Credit Company; US Bancorp; Security Ford New Holland, Inc.; Deere & Co.; Downingtown National Bank; and First Commonwealth Bank.

UCC filings covering specific pre-assembled mausoleums supplied by Cold Spring Granite Company.

SCHEDULE X

CAPITALIZATION

1. Partnership Common Units issuable pursuant to Article V of the Partnership Agreement, including without limitation upon exercise of the over-allotment option by the underwriters, upon conversion of Partnership Subordinated Units, pursuant to the limited preemptive rights of the General Partner and its Affiliates and pursuant to employee benefit plans of any Credit Party.

2. The limited call right of the General Partner pursuant to Article XV of the Partnership Agreement.

SCHEDULE XI

LITIGATION*

Connecticut

Willowbrook Management Corp. Investigatory subpoena from Connecticut Attorney General’s office requesting information regarding the relationship between Willowbrook Management Corp. and Willowbrook Cemetery.

Georgia

1.	George L. Parsly. Petition seeking disinterment.

2.	Nicholson v. Lakewood Memory Gardens. Claim arising out of disinterment, autopsy and burial of plaintiff’s son.

Maryland

Melissa Adolphson v. Glen Haven Memorial Park. Claim for damages for personal injuries as a result of sitting and falling on a defective bench.

New Jersey

1.	Schimberg v. Beth Israel. Claim arising out of wrongful burial of decedent.

2.	Mary Young v. Beth Israel. Claim arising out of slip and fall.

Ohio

Charles Garcia v. Butler County Memorial Park and James Conrad. Plaintiff filed workers’ compensation claim with Ohio Bureau of Workers Compensation which was ultimately denied. He has now filed suit in Court of Common Pleas of Butler County against cemetery/employer and Administrator of Ohio Bureau of Workers’ Compensation requesting right to continue to participate in the Ohio Workers’ Compensation Fund for his lower back injury sustained on July 31, 2001.

Pennsylvania

1.	Edith Miller v. Prospect Cemetery. Letter from attorney for Edith Miller demanding $5,000.00 for the allegedly insensitive and negligent handling of the burial of Mrs. Miller’s husband. Mrs. Miller filed suit in June 1999, but there has been no activity on this matter since October 2002.

Pennsylvania Funeral Board v. Cornerstone Family Services, Inc. Investigative subpoena requesting statements of Funeral Goods and Services, Cremation authorizations, pre-need burial contact and record of institutions holding any pre-need funds.

Michelle Garnon v. Cornerstone Family Services. Claim for emotional distress arising out of work related injury.

Mary A. Seifert v. Jeffrey Kuntz, Cornerstone Family Services, Inc. and Pinewood Memorial Park, Inc. Alleged damages arising out of an automobile accident.

Maria Caiaccia v. Mount Royal Cemetery. Notice of Charge of Age Discrimination filed with the Pittsburgh Area EEOC on March 7, 2003. This matter had been dismissed at the administrative level. Plaintiff has initiated suit.

McCauley v. Bedford County Memorial Park. Complaint alleging breach of contract and negligence in the construction of a monument.

Virginia V. Pardee v. Cornerstone Family Services, d/b/a Roselawn Memorial Park et al. Litigation arising out of burial in incorrect graves. Matter is related to Battersby below.

Jack N. Battersby v. Cornerstone Family Services, d/b/a Roselawn Memorial Park et al. Litigation arising out of burial in incorrect graves. Matter is related to Pardee matter above.

Loewen State Tax Claim. Alderwoods Group (formerly The Loewen Group) has advised Cornerstone that it has settled certain Federal tax claims related to the Loewen consolidated group. These claims pertain to periods during which Loewen owned certain Cornerstone subsidiaries. The effect of this settlement may be to require that Cornerstone on behalf of the relevant subsidiaries file amended state tax returns. Cornerstone is without sufficient information to evaluate this potential state tax exposure and has requested further information and clarification from Loewen. Cornerstone believes that, in negotiating the Federal tax settlement, Alderwoods either exceeded its authority or violated duties with regard to the Cornerstone subsidiaries. It is therefore Cornerstone’s position that Alderwoods is liable for any amounts determined to be owed to state taxing authorities as a result of the Loewen’s Federal tax settlement. Cornerstone is attempting through legal counsel to amicably resolve this matter.

Anthony and Janet Trapuzzano, Jr. v. South Side Cemetery, et al., Complaint alleging breach of contract pertaining to representations made by agent when selling plots, property damage and emotional/personal injury.

Ebersole v. CMS West. Ebersole was an employee of Forest Hills Cemetery Association. In 1986, Ebersole entered into an agreement which provided for certain payments to him for life. CMS West is alleged to have guaranteed the agreement. Ebersole seeks to enforce the guaranty.

Virginia

1.	Leona Sue Dillman v. Rosewood Memorial Gardens. Complaint alleging that Kermit Madison Dillman (former husband to the Petitioner) was buried in an incorrect grave site. Petitioner is prepared to pay reasonable costs for exhumation of the body, to pay all costs related to DNA tests, and to ask the Court for assessment of the costs and other relief that the Court may deem appropriate. Plaintiff seeks an order permitting the exhumation of her husband’s remains and thereby confirm that he has been buried in the family plot.

2.	Downs v. Oak Lawn. Claim arises out of the reopening and disinterest of the grave of plaintiff’s son. During the reopening, the vault was crushed when the backhoe being used to remove it, fell on the vault as a result of a cable sling snapping. Plaintiff has demanded $1.5M. Matter has been dismissed as of February 2004 with opportunity to re-file through August 2004.

3.	Delores A. Toombs and Mark B. Toombs v. Cornerstone Family Services, et al. Claim involving a breach of contract related to funeral and burial services for minor child.

West Virginia

1.	Kimberly A. Harris, et al. v. Cornerstone Family Services, Inc. Claim by current employees for commissions that they allege have been wrongfully withheld.

2.	Gloria J. Moon v. Cornerstone Family Services. Notice of Discrimination with State of West Virginia Human Rights and EEOC for age discrimination and wrongful termination, filed January 16, 2002. Marsh, USA notified by facsimile 2/4/02.

The West Virginia Human Rights Commission found no probable cause and a closing order was entered in August 2002. Complainant has up to two years to bring litigation.

3.	Hanson v. Cornerstone Family Services. Summons and Complaint filed in the Circuit Court of Kanawha County, West Virginia for alleged negligent practices in connection with the disinternment and reinternment of Paulina Hanson, wife and mother of the Plaintiffs, filed October 10, 2002.

4.	Patricia Courtney v. Cornerstone Family Services of West Virginia, Inc., et al. Amended Complaint alleges breach of contract and false, misleading and deceptive business practices with regard to quality of the casket, pre-need protections and incomplete Retail Installment and Security Agreement.

5.	Johnnie Mounts Ferritto v. Cornerstone Family Services (Highland Memory Gardens).

Summons and Complaint dated August 29, 2003 and filed in Circuit Court of Logan County, West Virginia for alleged negligent actions in upkeep of the premises and duty of care.

6.	Edna Napier v. Bernie Ellis and The West Virginia Department of Transportation and Cornerstone Family Services of West Virginia d/b/a Highland Memory Gardens, Inc. and Guyan Memorial Gardens, Inc. Complaint (Amended) filed in Circuit Court of Logan County, West Virginia. Real estate dispute involving implied right of way.

*	These matters are listed for disclosure purposes only. The Credit Parties represent and warrant that none of these matters if adversely determined could, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.”

SCHEDULE XII

APPRAISED PROPERTIES

Roosevelt Memorial Park	Washington National Cemetery
Chesapeake, Virginia	Suitland, Maryland

Cumberland Valley	Lincoln Memorial
Carlisle, Pennsylvania	Suitland, Maryland

Mt. Lebanon Cemetery	Crown Hill Cemetery
Pittsburgh, Pennsylvania	Twinsburg, Ohio

Sunset Memorial Park	Allegheny County Memorial
Fredericksburg, Virginia	Allison Park, Pennsylvania

Cedar Hill Cemetery	Beth Israel Cemetery
Suitland, Maryland	Woodbridge, New Jersey